Exhibit 96.1

SLR

S-K 1300 Technical Report Summary

Skaergaard Project, Greenland

Greenland Mines Ltd.

1300 South Bay, Suite D, Charlotte, NC 28203

Prepared by:

SLR Environmental Consulting (Ireland) Ltd

7 Dundrum Business Park, Windy Arbour, Dublin D14 N2Y7 Ireland

SLR Project No.: 501.066176.00001

Effective Date:

July 3, 2026

Signature Date:

July 13, 2026

Revision: 0

Making Sustainability Happen

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Table of Contents

Table of Contents		i
1.0	Executive Summary	1-1
1.1	Summary	1-1
1.2	Technical Summary	1-9
2.0	Introduction	2-1
2.1	Site Visits	2-1
2.2	Sources of Information	2-2
2.3	List of Abbreviations	2-3
3.0	Property Description	3-1
3.1	Location	3-1
3.2	Land Tenure	3-3
3.3	Encumbrances	3-7
3.4	Royalties	3-7
3.5	Required Permits and Status	3-7
3.6	Other Significant Factors and Risks	3-8
4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography	4-1
4.1	Accessibility	4-1
4.2	Climate	4-1
4.3	Local Resources	4-3
4.4	Infrastructure	4-3
4.5	Physiography	4-4
5.0	History	5-1
5.1	Prior Ownership and Exploration History	5-1
5.2	Past Production	5-3
6.0	Geological Setting, Mineralization, and Deposit	6-1
6.1	Regional Geology	6-1
6.2	Local Geology	6-3
6.3	Property Geology	6-5
6.4	Mineralization	6-8
6.5	Deposit Types	6-8
7.0	Exploration	7-1
7.1	Exploration	7-1
7.2	Drilling	7-4

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

7.3	Hydrogeology and Geotechnical Data	7-29
8.0	Sample Preparation, Analyses, and Security	8-1
8.1	Sample Preparation and Analysis	8-1
8.2	Quality Assurance and Quality Control	8-6
8.3	Sample Security	8-17
8.4	SLR QP Comments	8-19
9.0	Data Verification	9-1
9.1	Pre-2011 Verification	9-1
9.2	2021 Verification	9-5
9.3	SLR QP Comments	9-14
10.0	Mineral Processing and Metallurgical Testing	10-1
11.0	Mineral Resource Estimates	11-1
11.1	Summary	11-1
11.2	Resource Database	11-3
11.3	Geological Interpretation	11-7
11.4	Resource Assays	11-14
11.5	Treatment of High Grade Assays	11-13
11.6	Compositing	11-13
11.7	Trend Analysis	11-14
11.8	Search Strategy and Grade Interpolation Parameters	11-15
11.9	Bulk Density	11-16
11.10	Block Models	11-18
11.11	Cut-off Grade and Whittle Parameters	11-19
11.12	Classification	11-20
11.13	Block Model Validation	11-22
11.14	Mineral Resource Reporting	11-24
12.0	Mineral Reserve Estimates	12-1
13.0	Mining Methods	13-1
14.0	Processing and Recovery Methods	14-1
15.0	Infrastructure	15-1
16.0	Market Studies	16-1
17.0	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	17-1
18.0	Capital and Operating Costs	18-1
19.0	Economic Analysis	19-1

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

20.0	Adjacent Properties	20-1
21.0	Other Relevant Data and Information	21-1
22.0	Interpretation and Conclusions	22-1
22.1	General	22-1
22.2	Exploration	22-1
22.3	MRE	22-1
22.4	Geological Model	22-2
22.5	Topography	22-2
22.6	Collar Surveys	22-3
22.7	Downhole Surveys	22-3
22.8	Channels	22-3
22.9	Database	22-4
22.10	QA/QC and Assay Verification	22-4
23.0	Recommendations	23-1
23.1	Summary of Recommendations	23-1
23.2	Proposed Program and Budget	23-4
24.0	References	24-1
25.0	Reliance on Information Provided by the Registrant	25-1
26.0	Date and Signature Page	26-1

Tables
Table 1-1:	Summary of Mineral Resources – Effective July 3, 2026	1-3
Table 3-1:	Corner Coordinates of Licence No. MEL 2007/01	3-5
Table 3-2:	Corner Coordinates of Licence No. MEL 2012/25	3-5
Table 3-3:	Corner Coordinates of Licence No. MEL 2021-10 Area 1 Aammaqqaagajik and area 2 Uuttortaavigajik	3-5
Table 5-1:	Summary of Historical Project Ownership and Exploration – 1986 to 2026	5-2
Table 7-1:	Project Diamond Drilling Summary	7-4
Table 7-2:	Drill Hole Collar Locations, 1989-2011	7-6
Table 7-3:	Interpreted Mineralized Horizons, 1989-2011	7-8
Table 7-4:	MPM Drill Hole Locations, 2021	7-21
Table 7-5:	Interpreted Mineralized Horizons, 2021	7-22
Table 8-1:	Summary of QA/QA Sample Types and Insertion Rates	8-11
Table 8-2:	Summary of CRMs	8-12

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Table 9-1:	2020 Independent Witness Check Assay Results	9-7
Table 11-1:	Summary of Mineral Resources – Effective July 3, 2026	11-2
Table 11-2:	List of Excluded Intervals Occluded or Partially Occluded by Dyke Material	11-3
Table 11-3:	Average Vertical Thicknesses of Mineralized Horizons	11-11
Table 11-4:	Length Weighted Sample Summary Statistics by Mineralized Layer	11-13
Table 11-5:	Length Weighted Composite Statistics by Mineralized Layer	11-14
Table 11-6:	Block Model Parameters (Leapfrog)	11-18
Table 11-7:	Mining Operating Cost Assumptions	11-19
Table 11-8:	Metal Price and Recovery Assumptions	11-19
Table 11-9:	Summary of Mineral Resources – Effective July 3, 2026	11-25
Table 11-10:	Metal Price Sensitivity Cases	11-26
Table 11-11:	Net Percent Changes from Historical 2022 MRE	11-29

Figures
Figure 3-1:	Location Map	3-2
Figure 3-2:	Skaergaard Licence Areas	3-4
Figure 4-1:	Aerial View of Sødalen Airstrip and Base Field Camp	4-2
Figure 4-2:	Photograph of Miki Fjord and Skaergaard Fuel Storage	4-5
Figure 4-3:	Topography of Licence Area	4-6
Figure 6-1:	Regional Geology	6-2
Figure 6-2:	Local Geology	6-4
Figure 6-3:	Simplified Structural Sections of the Skaergaard Intrusion (Nielsen 2006)	6-5
Figure 6-4:	Stratigraphy of the Skaergaard Intrusion and Triple Group	6-6
Figure 6-5:	Simplified Structural Sections of the Skaergaard Intrusion (Nielsen 2006	6-7
Figure 7-1:	Drilling and Channel Sampling	7-5
Figure 7-2:	Typical Section View, Central Portion of Skaergaard Deposit Facing East	7-26
Figure 8-1:	Gold Assays (log normal) for Coarse Reject Duplicate Samples (2020 Resampling)	8-10
Figure 8-2:	Gold Assays (log normal) for Pulp Duplicate Samples (2020 Resampling)	8-11
Figure 8-3:	Palladium Assays for Blank Samples	8-12
Figure 8-4:	Palladium Assays for CRM CDN-PGMS-30	8-13
Figure 8-5:	Palladium Assays for CRM CDN-ME-1207	8-13
Figure 8-6:	Palladium Assays for CRM CDN-ME-1309	8-14
Figure 8-7:	Gold Assays for CRM CDN-GS-P4J (L – Au)	8-14

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 8-8:	Gold Assays for CRM CDN-GS-1X (H – Au)	8-15
Figure 8-9:	Palladium Assays (log scale) for Field Duplicates	8-16
Figure 8-10:	Palladium Assays (log scale) for Coarse Reject Duplicates	8-17
Figure 9-1:	Images from 2011 Site Visit	9-4
Figure 9-2:	Holes Resampled in 2020	9-6
Figure 9-3:	Images from 2021 Site Visit	9-10
Figure 9-4:	Skaergaard Images: Gabbro	9-11
Figure 9-5:	2021 Site Visit: Dyke Reconnaissance	9-13
Figure 11-1:	Channel Repositioning	11-6
Figure 11-2:	Geological Model	11-8
Figure 11-3:	PhotoSat Data in Leapfrog	11-9
Figure 11-4:	Dyke Modelling and Estimation Changes: H0 Example	11-10
Figure 11-5:	Mineralized Horizon Vertical Thickness	11-12
Figure 11-6:	Example Major Axis Variograms for H5 (Au), H3 (Au), and H0 (Pd)	11-15
Figure 11-7:	Density Histograms	11-17
Figure 11-8:	Mineralized Layer Models and Classification	11-21
Figure 11-9:	Example Block Validation Plan View, H0, Pd	11-22
Figure 11-10:	Example Swath Plot, H0, Pd	11-23
Figure 11-11:	NSR Cut-off Grade (US$/t) Sensitivity Excluding Inferred Material	11-27
Figure 11-12:	NSR Cut-off Grade (US$/t) Sensitivity Including Inferred Material	11-28
Figure 11-13:	2022 MRE vs. 2026 MRE Classification Changes	11-30

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

1.0 Executive Summary

1.1 Summary

SLR Environmental Consulting (Ireland) Ltd (SLR) was retained by Greenland Mines Ltd. (GRML) to prepare an independent Technical Report Summary (TRS) for the Skaergaard Project (Skaergaard or the Project), located in Southeast Greenland.

This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. S-K 1300 definitions, which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves dated May 10, 2014 (CIM (2014) definitions), were used for Mineral Resource classification.

The purpose of this TRS is to update the historical November 2022 Mineral Resource estimate (the 2022 MRE) for the Project to conform to S-K 1300 standards for a technical report summary (TRS). The 2022 MRE used CIM (2014) definitions for Mineral Resource classification and was filed in Canada under another owner (SLR 2022). The updated MRE (the 2026 MRE) also used updated mining costs and metal price assumptions. This is the initial S-K 1300 TRS for the Project.

The Project is located in the central portion of Greenland's East Coast, approximately 450 km west of Iceland. GRML is a Nasdaq-listed company with two operating divisions: (1) Natural Resources, focused on the exploration and development of the Skaergaard Project in Southeast Greenland, one of the largest undeveloped palladium, gold, and platinum deposits in the world; and 2) Cell and Gene Therapy, including Klotho Neurosciences, Inc.'s (Klotho) KLTO-202 primary indication for Amyotrophic Lateral Sclerosis. GRML holds an 80% interest in, and an option to acquire the remaining 20% of, the Skaergaard Project.

Skaergaard is a platinum group element-gold (PGE-Au) deposit hosted in the leucocratic gabbro layers (L0 to L3) of the Triple Group of the Skaergaard Intrusion, a layered mafic igneous complex in Southeast Greenland. The Project is situated in an area of extremely rugged mountainous terrain, glaciation, and frequently severe climatic conditions and is approximately 40% covered with glaciers, including the large Forbindelses Glacier. The mineralization is strongly layered, with seven horizons (H0 to H6) recognized.

The 2026 MRE consists of approximately 153 million tonnes (Mt) of Indicated Mineral Resources at a grade of 3.04 g/t of palladium equivalent (PdEq) containing 15 million ounces (Moz) of PdEq and approximately 177 Mt of Inferred Mineral Resources at a grade of 3.09 g/t PdEq containing 17.5 Moz PdEq.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

The 2026 MRE is based on information provided from a total of 93 diamond drill holes (DDH) and 30 channel samples, totalling 42,050 m of drilling and 1,409 m of channel sampling, completed between 1989 and 2021. There has been no drilling at the Project since 2021.

The 2026 MRE is built on interpreted mineralized horizons modelled in Leapfrog software, correlated in context of interpretation of the four (L0 through to L3) leucocratic gabbro horizons of the Triple Group, and developed using new PhotoSat topography and image data, palladium to gold (Pd:Au) ratios, platinum (Pt) concentration, and the new simplified geological model. Mineral Resources are estimated for two deposit areas: the main area, located south of the northern edge of the Forbindelses Glacier and under the glacier, and the area north of the Forbindelses Glacier.

For 2026, SLR has changed the grade and cut-off grade (COG) conventions to use NSR values and COG expressed in US$/tonne. SLR continues to provide a Pd equivalent grade in the Mineral Resource table for context.

A summary of the MRE at an NSR cut-off grade of US$84/t is presented in Table 1-1. Areas ‘North’ and ‘Main’ are separated by the northern lateral moraine of the Forbindelses Glacier, at approximately 7,563,500N. The SLR QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The QP notes that exploration potential could extend to the limits of the mineralized Triple Group horizons inside the boundaries of the Skaergaard Intrusion, which is likely also constrained by the Marginal Border Series rock. Further drilling could increase the Inferred Mineral Resource, upgrade current Inferred Mineral Resources to Indicated Mineral Resource material, further define high- and low-grade areas of mineralization, and delineate barren dyke material more accurately.

With respect to further study, SLR notes that the new assay results on the northeastern plateau and the northern edge of the glacier, along with two historical holes and historical channel samples, will be used to assess the open pit potential in these areas and to choose a starting point for underground mining as part of a future Initial Assessment (IA). Additional holes may be needed to define the pit areas. This northern area will also be investigated for site infrastructure in the IA. Further study into the potential for underground bulk mining will also investigate increasing H0 thicknesses using a lower cut-off grade.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Table 1-1: Summary of Mineral Resources – Effective July 3, 2026

Category	Mineralized Horizon	Area	Tonnage (Mt)	Grade (g/t)				Contained Metal (Moz)
				PdEq	Pd	Au	Pt	PdEq	Pd	Au	Pt
Indicated	H5	North	0.2	5.03	0.27	2.22	0.04	0.03	0.00	0.01	0.00
		Main	18.3	5.24	0.58	2.16	0.07	3.09	0.34	1.27	0.04
	H3	North	3.9	3.42	0.43	1.38	0.05	0.43	0.05	0.17	0.01
		Main	39.0	3.02	0.81	1.02	0.06	3.79	1.01	1.27	0.07
	H0	North	18.8	2.64	2.13	0.16	0.15	1.60	1.29	0.10	0.09
		Main	73.3	2.57	2.07	0.15	0.16	6.06	4.87	0.35	0.39
	Total Indicated	All	153.6	3.04	1.53	0.65	0.12	15.00	7.57	3.19	0.60

Inferred	H5	North	34.9	3.90	0.61	1.52	0.06	4.38	0.68	1.71	0.07
	H3	North	13.8	3.42	1.16	1.01	0.11	1.51	0.51	0.44	0.05
		Main	39.1	3.19	0.78	1.11	0.05	4.01	0.99	1.39	0.06
	H3_L1	North	0.1	3.64	0.51	1.46	0.04	0.01	0.00	0.01	0.00
		Main	8.3	3.17	0.95	1.01	0.07	0.85	0.25	0.27	0.02
	H0	North	15.1	2.52	1.92	0.21	0.14	1.22	0.93	0.10	0.07
		Main	66.2	2.59	2.06	0.17	0.16	5.51	4.38	0.35	0.33
	Total Inferred	All	177.5	3.07	1.36	0.75	0.11	17.49	7.75	4.28	0.60

Notes:

1.	The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources, which are consistent with CIM (2014) definitions.

2.	The Mineral Resource estimate is reported on a 100% ownership basis.

3.	Mineral Exploration Licences MEL 2007-01, MEL 2012-25, and MEL 2021-10 that comprise the Project are 100% owned by Major Precious Greenland A/S (MPG), which is 80% owned by Greenland Mines Ltd. (GRML) and 20% owned by Intrusion Precious Metals Corp. (IPMC). MEL 2007-01 covers the Skaergaard Intrusion, the main host of the Skaergaard deposit. Areas ‘North’ and ‘Main’ are separated by the northern lateral moraine of the Forbindelses Glacier, at approximately 7,563,500N

4.	Mineral Resources are reported on an in situ basis, applying factors for mining dilution, mining losses, and process losses. Net Smelter Return (NSR) calculations assume underground mining costs of US$32.17/t, processing costs of US$35/t, and general and administration (G&A) costs of US$16.67/t. NSR is calculated using the formula NSR Value = (91.83 * g/t Au) + (40.68 * g/t Pd) + (42.63 * [g/t Pt).

5.	Mineral Resources are reported at an NSR cut-off value of US$84 per tonne.

6.	Mineral Resources are estimated using long-term prices of US$3,500/oz Au, US$1,725//oz Pd, and US$2,100/oz Pt, and assume metallurgical recoveries of 86% Pd, 89% Au, and 80% for Pt, and standard commercial terms for a precious metals concentrate.

7.	A minimum mining width of 2.0 m was used. NSR for thicknesses less than 2.0 m was factored to 2.0 m to represent dilution.

8.	PdEq grades were calculated using the formula PdEq (g/t) = g/t Pd + (2.258 * g/t Au) + (1.048 * g/t Pt).

9.	Reasonable prospects for economic extraction (RPEE) were satisfied by constructing polygons using blocks above the NSR cut-off value for thicknesses greater than 2.0 m and NSR cut-off value factored to 2.0 m to represent dilution where thicknesses are less than 2.0 m. RPEE included a visual check on the geometry and spatial continuity of the mineralization.

10.	The Main area includes material south of the northern edge of the Forbindelses Glacier and under the glacier, and the North area includes material to the north of the Forbindelses Glacier.

11.	Bulk density is 3.12 t/m3.

12.	Numbers may not add due to rounding.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

1.1.1 Conclusions

SLR QP offers the following conclusions.

1.1.1.1 General

●	The Skaergaard Intrusion is an example of a layered mafic igneous complex with stratiform PGE-Au and iron–titanium (Fe-Ti) oxide mineralization. The Skaergaard Intrusion is exposed over an area of 70 km², with approximate dimensions of 7.5 km (east-west) and 11 km (north-south). It has a tabular, sill-like, bowl-shaped geometry, which dips southwards between 18° and 30°.

o	The Layered Series is subdivided petrographically into the Upper, Middle, Lower, and Hidden zones. Within the upper 90 m of the Middle Zone is the Triple Group, which is a rhythmically banded plagioclase-augite-titanomagnetite-ilmenite cumulate consisting of interbanded leucocratic and melanocratic gabbro layers. All known PGE mineralization is associated with the Triple Group that thickens towards the centre of the intrusion and shows a greater concentration of Fe-Ti oxide layers towards the margins.

●	The drilling, surveying, core collection, transport, logging, sampling, quality assurance and quality control (QA/QC), and security procedures meet industry standards and are of sufficient quality to support a Mineral Resource estimate.

●	There are no known drilling, sampling or recovery factors that could materially impact the accuracy and reliability of the MRE results.

1.1.1.2 Exploration

●	The summer 2021 program of 7,787 m of drilling in 32 DDH, and four channel samples affirmed significant grades across the main part of the deposit under the glacier, and expanded classified material at the west and east margins, and to the north. This information was used in the 2022 MRE which included updates in mineral horizon selection interpretation, horizon thickness statistics, glacial bathymetry, and a change to physical dyke modelling.

●	Further exploration could extend to the limits of the mineralized Triple Group horizons inside the boundaries of the Skaergaard Intrusion, which is likely also constrained by the Marginal Border Series rock. Further drilling could increase the Inferred Mineral Resource, upgrade current Inferred Mineral Resources to Indicated Mineral Resource material, further define high and low grade areas of mineralization, and delineate barren dyke material more accurately.

1.1.1.3 MRE

●	An updated 2026 MRE was prepared by SLR, using DDH and channel sample data generated by MPM and its predecessors to create an updated block model. The MRE is based on information provided from 93 DDH and 30 channel samples, totalling 42,050 m of diamond drilling and 1,409 m of channel sampling, completed between 1989 and 2021. The MRE also includes the results of the 2020 SLR resampling of most of the 2011 core.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

●	The updated MRE, with an effective date of July 3, 2026, consists of:

o	Indicated Mineral Resources of 153.6 Mt at a grade of 3.04 g/t PdEq containing 15.0 Moz of PdEq

o	Inferred Mineral Resources of 177.5 Mt at a grade of 3.07 g/t PdEq containing 17.5 Moz PdEq.

●	The 2026 MRE includes updates to metal price and mining cost assumptions, and changes to NSR cut-off value reporting along with updated classification extents based on the new parameters.

●	The 2026 Mineral Resources are estimated using long-term prices of US$3,500/oz Au, US$1,725/oz Pd, and US$2,100/oz Pt, and assume metallurgical recoveries of 86% Pd, 89% Au, and 80% for Pt, and standard commercial terms for a precious metals concentrate, and assumes an underground mining scenario.

●	The 2020 resampling program results for palladium, gold, and platinum are of sufficient quality to support Mineral Resource estimation as incorporated into the Mineral Resource database. The QP notes that statistical analyses showed results close to those of the original assays, suggesting that grades are fairly uniform and repeatable.

●	The bulk density review indicates that density would be more appropriately set at the gabbro average of 3.12 g/cm3 for the purposes of the Mineral Resource estimate.

1.1.1.4 Geological Model

●	SLR has produced a wireframe model of the geology of the Skaergaard deposit, using sectional information, drilling, and mapping.

●	SLR has produced a wireframed interpretation of the L0 through L3 leucocratic gabbro marker horizons of the Triple Group, using the drill data and the new PhotoSat data.

●	SLR has modelled four of the mineralized horizons, H0, H3L1, H3, and H5, using the light-coloured (leucocratic) horizon interpretation as a positional guide.

●	The primary dyke orientation and thicknesses run approximately east-west, and the secondary orientations run approximately north-south in a perpendicular fashion. These dykes show extensive continuity and persistent thicknesses in both vertical and lateral dimensions, and crosscut the leucocratic L0-L3 horizons in outcrop north of the Forbindelses Glacier. The camp area likely over-represents barren dyke material, which may in part explain the lower camp elevations.

●	SLR has produced a semi-quantitative physical model of the dominant east-west trending mafic dykes.

●	There is a good correlation between low magnetic susceptibility readings and leucocratic gabbros.

1.1.1.5 Topography

●	For 2021, MPM procured 0.5 m Landsat topography data and imagery covering the Skaergaard Intrusion and adjacent area around Miki’s Fjord from PhotoSat. The relative horizontal accuracy of PhotoSat's precision orthophotos is generally better than 50 cm over distances of 10 km. For elevation, the root mean square error (RMSE) of the PhotoSat survey is 15 cm.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

1.1.1.6 Collar Surveys

●	Original borehole coordinates, collar elevations, and depths drilled from the surface of the Forbindelses Glacier are based on historical surveying. This glacier has significantly receded since 1989.

●	In July 2011, a total of 39 drill holes and two channels were surveyed with real-time kinematic positioning (RTK-GPS) equipment by Asiaq Greenland Survey (Asiaq). The remaining 32 historical DDH and 24 historical channels were not located and not resurveyed.

●	In August and September 2021, Asiaq surveyed all drill hole collars and channels completed in the 2021 field season. Asiaq also established a new fixed point on Kraemer Island, which can be used for future survey work.

●	The distance between topographic surface and current collar elevations is generally between 5 m and 10 m above the topographic surface but is often ± 5 m. The distance between topographic surface and pre-2011 collar elevations is generally within ± 5 m but can be up to ± 35 m in holes with a D* prefix. The QP considers that this leads to some waviness in the mineralized horizons but does not materially affect the MRE.

1.1.1.7 Downhole Surveys

●	Nine 2021 holes lack good-quality downhole survey data but likely have similar deviation to the other 2021 holes at depth, given the consistency of the rock package and relative lack of structure. In addition, the 300 m to 600 m spacing of the holes outweighs any positional change in horizons resulting from hole deviation. The broad spacing of the drilling and the consistent dip results of planned dips offset concerns about this downhole survey data.

●	The poor downhole survey QC on some of the 2021 drill holes would not have a material impact on the MRE.

1.1.1.8 Channels

●	Using updated PhotoSat topography data and new imagery in the context of the updated geology and mineralization interpretation, SLR has repositioned the unsurveyed channel samples north of the Forbindelses Glacier with sufficient confidence to classify Inferred Mineral Resources in the area.

●	The excellent work done in surveying the extant historical channels with handheld GPS and photographing them shows that SLR’s 2021 historical channel repositioning was accurate in a general sense, but samples may be at lower elevation on the west side of the outcrop. Sample lengths and surveyed lengths, and azimuths do not agree with the historical samples in the SLR database. Historical channels do not support any classification above Inferred Mineral Resource.

●	The 2021 channel sampling contributes to the interpretation of the mineralized horizons, but handheld GPS pickups of pre-2011 samples correlate poorly with historical lengths, positions, and orientations.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

1.1.1.9 Database

●	The database is currently composed of several separate components, which were assembled and exported to the Mineral Resource database, and is not currently warehoused in an industry-standard geological information management system (GIMS).

1.1.1.10 QA/QC and Assay Verification

●	Sample preparation and analysis workflows and practices are sufficient to support an updated MRE.

●	QA/QC information is limited for drilling and sampling data prior to 2000, but relatively complete for 2008 to 2011 information in the Mineral Resource database. SLR reviewed available QA/QC reports and did not identify any significant issues. QA/QC programs, as designed and implemented by the prior owners, were based on industry-standard practices at the time.

●	Historical assay certificate information is also limited for drill data prior to 1990. This impacted the verification of the assays in the Mineral Resource database. SLR’s verification of the available certificate data did not show any significant discrepancies.

●	The QA/QC program implemented for the 2021 field program meets industry standard practice, and no significant contamination or bias was identified. In SLR’s opinion, however, for future drilling programs, the current certified reference materials (CRM) should be reviewed to ensure that the sample matrix is suitable for the mineralization at Skaergaard.

●	The information contained in the Mineral Resource database is of sufficient quality to support the Mineral Resource estimate.

1.1.2 Recommendations

SLR QP offers the following recommendations.

1.1.2.1 Exploration

1	To confirm historical drilling and potentially define additional Inferred and Indicated Mineral Resources, fan drill holes through the down-dip extension south of the Forbindelses Glacier, where it is possible to install drill pads in the rugged terrain.

2	Carry out additional drilling at the western margin to increase the Inferred Mineral Resource, upgrade current Inferred Mineral Resources to Indicated, further define high-and low-grade areas of mineralization, and delineate barren dyke material more accurately.

3	Using different dips, redrill holes where drilling has intersected barren dyke material.

4	Investigate the potential of titanium, vanadium, gallium, and other metals for their potential extractive value in underground or surface bulk mining studies.

5	Drill the remainder of the 300 m spaced holes, then move to deeper holes on the west side to validate the 1990 and 1994 drill holes.

6	Drill the main shallow part of the deposit at 150 m spacing to ensure that the assessment of low spatial grade variability is correct for an Initial Assessment (IA) level study.

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7	Perform a mapping program over Skaergaard, possibly incorporating aerial drone photos, to appraise the dykes.

8	Carry out a program that would incorporate denser drill spacing, study of an initial pilot open pit and transition to underground mining, field reviews of historical drill collar locations, geological and structural mapping, and resampling of surface mineralization to confirm the continuity of the mineralization and potential extensions, as well as the implementation of environmental and social baseline studies, metallurgical test work, for completion of an IA, at an approximate cost of US$15 million.

1.1.2.2 MRE

1	Investigate other mining scenarios, including open pit and underground bulk mining with potentially lower cut-off grades.

2	Investigate the potential underground bulk mining viability of a thicker H0 horizon selected using a lower NSR cut-off grade.

3	Perform thorough geotechnical investigation to characterize rock and rock mass strength pertinent to mine and infrastructure design, including:

a)	Geotechnical mapping of outcropping mineralized and surrounding horizons

b)	More thorough geotechnical borehole logging, sufficient to assign Q and/or RMR characterizations

c)	Sample collection for geotechnical laboratory testing (UCS, Triaxial etc.)

1.1.2.3 Geology

1	Continue investigation into using magnetic susceptibility (possibly confounded by dyke material) to roughly locate the stratigraphic position of mineralized horizons, both to position sampling and to help correlate mineralized horizons from hole to hole.

2	Use trace element data to help correlate horizons in future models.

3	Update the geological model with projections of the Marginal Border Group.

4	Further refine the bathymetry of the ocean in the Mineral Resource model volume.

5	Conduct further mapping, reconnaissance and aerial photography work to understand dyke distribution and orientations.

6	Harmonize MRE horizon nomenclature with stratigraphic nomenclature in the next MRE.

1.1.2.4 Topography

1	Obtain an air photograph in late summer when there is minimal snow cover.

1.1.2.5 Collar Surveys

1	Retain a GIS professional to review the collar positions to ensure that the correct datums and conversions are used for each hole position.

1.1.2.6 Downhole Surveys

1	Retain a dedicated geological technician for subsequent drill programs to check the orientation of each hole before drilling and perform the continuous downhole surveys at drilling completion as a QC check and superseding survey to those performed during drilling.

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1.1.2.7 Channels

1	Collect additional channel samples to support existing channel information, where safely achievable.

1.1.2.8 Database

1	Digitize historical hard copy density data.

2	Migrate the Skaergaard database to an industry-specialized geodatabase software package which includes validated imports for log, survey, and assay information.

3	Update the Project database with separate PGE-Au and trace element tables based on different assay priorities in the compiled, overlapping raw assay table.

4	Perform a full database compilation from the various historical and current source components in different formats, and then migrate the datasets to an industry-standard GIMS prior to the next MRE. All available densities should be incorporated into a separate table.

5	Complete an exhaustive search of all compiled files and reports, including internal report appendices, for more assay certificates, and audit any additional found information against the historical sample ID and grade information contained in the Project database, ensuring that certificate records exactly match those of the database.

6	Review/relog extant core where data, e.g., lithology, is missing.

7	Centralize the drill core to one secured location, to achieve a complete and coherent physical database for the deposit.

1.1.2.9 QA/QC and Assay Verification

1	Relog or check-log any extant drill core. Locate and investigate unsampled intervals for core sampling.

2	Consider searching for and assaying unsampled intervals in the extant core located in various places.

3	Continue to review all CRMs for appropriateness, and source an alternative mid-grade platinum and palladium CRM with a more appropriate matrix for future drill programs.

4	Complete incorporation of multi-element assays into the Mineral Resource database in Leapfrog, in order to perform various internal studies and to determine correlations between other elements and mineralization/stratigraphy.

1.2 Technical Summary

1.2.1 Property Location and Description

The Project is located in the central portion of Greenland's East Coast, approximately 450 km west of Iceland. The nearest towns are Ittoqqortoormiit (population of 330), located approximately 450 km to the northeast, and Tasiilaq (population of 1,800), formerly known as the Ammassalik and Angmagssalik villages, located approximately 400 km to the southeast. Nuuk (population of 19,900), the capital of Greenland, is located approximately 1,000 km to the southwest. Statistics Greenland indicates that the total population of Greenland was approximately 56,540 people as of January 1, 2025.

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The closest major population centre is Reykjavik (population of 240,000), Iceland, approximately 630 km to the southeast.

The Project is accessed by charter airplane from Akureyri, located in the north of Iceland, approximately 250 km northeast of the Icelandic capital of Reykjavik, to Sødalen (SOD), in eastern Greenland. Skaergaard is located approximately 12 km from Sødalen, and due to the steep terrain, a short helicopter flight is required to reach the property. The Project is also accessible by coastal shipping and marine craft in the Mikis Fjord and other inlets/fjords near the Skaergaard Intrusion when there is no sea ice, generally between July and early October.

There are no road or rail connections between the Project and Greenlandic communities.

Skaergaard is located in an Arctic climatic zone characterized by long, cold winters and short, cool summers. The extreme winter climate and limited daylight limit exploration activities to the summer months. Water for summer exploration drilling is restricted to glacial runoff in small seasonal streams.

There are few to no local sources of supplies or materials in eastern Greenland, and all fuel, supplies, materials, and equipment used for exploration and drilling activities are typically transported by aircraft or ship (barge) from either Iceland (the closest destination) or western Greenland (Kangerlussuaq or Nuuk). Exploration and mining operations in Greenland must generally be organized from a base level with new equipment and infrastructure suited to remote locations.

Experienced labour is available from western Greenland, and general labour is available from the local communities of Illoqqortoormiut and Tasiilaq. GRML has reported that the Project enjoys the support of local communities.

An exploration field base camp has traditionally been located adjacent to the Sødalen airstrip. The camp built by the previous operator, Platina Resources Limited (Platina), in 2007, currently consists of 10 Weatherhaven tents, was last used by Platina during the 2011 field season, and has been used by Longland Resources (now owned by Conico Ltd.) since 2017. For future exploration requirements, GRML plans to either upgrade the field base camp at Sødalen or use a passenger charter ship (converted icebreaker) to house geological and field personnel, in addition to drilling, helicopter, and logistics personnel on site.

1.2.2 Land Tenure

The Mineral Exploration Licences (MEL) that comprise the Project, MEL 2007-01, MEL 2012-25 and MEL 2021-10 are 100% owned by Major Precious Greenland A/S, which is 80% owned by GRML and 20% owned by Intrusion Precious Metals Corp. (IPMC). Greenland Mines Corp., a privately held Delaware corporation, acquired an 80% interest in the Project from MPM on February 25, 2026. On March 3, 2026, Klotho announced a definitive merger agreement with Greenland Mines Corp., which closed on March 4, 2026, and the combined entity subsequently changed its name to Greenland Mines Ltd.

All three MELs are in good standing as of the effective date of this Technical Report. As the 80% owner of Major Precious Greenland A/S and the hereto granted three MELs, GRML will be the company referred to throughout the TRS unless the relationship outlined above is relevant.

There are no royalties on the Project, except those payable to the Government of Greenland from revenue received upon reaching the production stage.

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SLR is not aware of any environmental liabilities on the property. Greenland Mines Ltd. has obtained all required permits to conduct the proposed work on the property. SLR is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property.

1.2.3 History

Although the Skaergaard Intrusion was discovered by L. R. Wager in 1930, exploration efforts increased in 1986 when Platinova Resources Ltd. (Platinova) acquired the Project. From 1986 to 1991, Platinova conducted channel sampling and drilled more than 16,000 m of diamond drill core. Platinova and Corona Corporation (Corona) formed a joint venture (Platinova Corona JV) in 1988.

Platinova found anomalously high concentrations of gold in stream sediments and whole rock samples from the intrusion. Subsequent exploration by channel sampling, drilling, and assaying identified a stratabound zone rich in palladium and gold in the upper 100 m of the Middle Zone in the Layered Series of the intrusion. This zone, subsequently known as the Platinova Reef, can be traced in outcrop and underground across two-thirds of the intrusion's area.

Gryphon Metals Corporation (Gryphon) in 2000 and Skaergaard Minerals Corporation (SMC) in 2003 both carried out exploration programs.

Platina took over the concession in 2007 and drilled more than 35,000 m of core between 2007 and 2011. A scoping study was completed on behalf of Platina in 2007 and studies were initiated to support a prefeasibility study in 2008, however, the Project was not advanced at that time due to metal prices.

In 2020, MPM acquired Skaergaard from Platina. GRML acquired an 80% interest in the Project through a merger in March 2026.

Several historical resource estimates have previously been prepared for the Project, with the most recent estimate in 2022. These estimates are considered to be historical in nature, are relevant as they indicate the presence of mineralization on the Project, however, they should not be relied upon.

The Skaergaard deposit has been the subject of several metallurgical test work programs between 1988 and 2009. Investigations into potential treatment routes and the selection and optimization of saleable products are still at a relatively early stage, although results have been encouraging in terms of gold extraction.

There has been no past production from the Project.

1.2.4 Geological Setting, Mineralization, and Deposit

The Skaergaard Intrusion, which is part of the Palaeogene Magmatic Province, is a series of gabbro and syenite intrusions which formed approximately 55 million years ago, during the opening of the Atlantic Ocean. The Skaergaard Intrusion lies between Archean basement gneisses and amphibolites, and a succession of late-Cretaceous sediments and Paleocene-Eocene flood basalts.

A post-intrusion monoclinal folding event caused a regional eastward rotation of fault blocks, dipping 15° to 20° to the south, and an eastward dip of previously vertical dykes. The development of the monocline structure was accommodated by Tertiary normal faulting at various scales, ranging from slips along dyke margins to larger fault zones. Some faults have been inferred and/or mapped in the Skaergaard Intrusion, but they are generally far apart and show only minor offsets. Most of these faults are parallel to the monocline's hinge. A mafic sheeted dyke swarm runs parallel to the coastline between latitudes 66° and 70°.

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The Skaergaard Intrusion is exposed over an area of approximately 70 km2 with dimensions of approximately 7.5 km (east-west) and 11 km (north-south) and has a tabular, sill-like geometry. The geometry was determined by faults that intersect the intrusion layers at approximately 90°. Its depth extent is estimated at four kilometres.

The intrusion is subdivided into the following groups:

●	The Marginal Border Series, several hundred metres thick, is the product of crystallization along the walls of the magma chamber,

●	The Upper Border Group, approximately 900 m thick, is the product of downward crystal growth from the roof; and

●	The Layered Series, approximately 2,500 m thick, which accumulated upwards.

The Skaergaard Intrusion is an example of a layered mafic igneous complex with stratiform PGE-Au and Fe-Ti oxide mineralization. The Layered Series is subdivided petrographically into the Upper, Middle, Lower, and Hidden zones.

Within the upper 90 m of the Middle Zone is the Triple Group, which is a rhythmically banded plagioclase-augite-titanomagnetite-ilmenite cumulate consisting of interbanded leucocratic and melanocratic gabbro layers. All known PGE mineralization is associated with the Triple Group that thickens towards the centre of the intrusion and shows a greater concentration of Fe-Ti oxide layers towards the margins.

The PGE-Au occur as complex alloys of mixed precious metals with base metals (iron and copper).

1.2.5 Exploration

The last historical exploration on the Project took place in 2021. In the summer of 2021, MPM completed 32 diamond drill holes for approximately 7,787 m of drilling and 241 m of channel sampling.

In SLR’s opinion, there is excellent potential at Skaergaard to confirm the continuity, grade, and thickness, and extend the known mineralization within the favourable geological environment on the Project. Further exploration and evaluation activities are warranted.

1.2.6 Mineral Resource Estimate

A summary of the July 3, 2026 MRE is provided in Table 1-1.

The updated MRE builds on the work that was undertaken for the 2022 MRE. The Mineral Resource database is based on the 2022 MRE database, which includes 1989 to 2011 and 2021 drilling and sampling information. There has been no drilling since the 2022 MRE.

For the 2026 MRE, the geological model remains relatively unchanged from that constructed by SLR in 2021 and updated for the 2022 MRE. Given that drill holes are spaced approximately 250 m to 700 m apart and mineralized horizons are two metres to four metres thick, SLR used full length composites for each of the mineralized horizons, so that each mineralized horizon intercept on each hole is represented by one composite. Grade interpolation for each mineralized horizon was performed by a spherical search using inverse distance cubed (ID3) in three separate passes at 600 m, 1,200 m, and 3,300 m. A sub-blocked model was built in Leapfrog, splitting 20 m x 20 m blocks by the height of each model horizon, with each block dipping directly south at the average 20° dip of the mineralized horizons. SLR chose the block size and dip to maximize the continuity of the blocks on each mineralized horizon. Block validation was performed by generating a series of plan views of block grades and composite grades for Pd, Au, and Pt for each mineralized horizon. SLR also ran a nearest neighbour (NN) estimate concurrent to the ID³ estimate, and generated swath plots and statistical comparisons for each horizon.

Mineral Resources were estimated at an NSR cut-off grade of US$84 per tonne, based on an assumed underground mining scenario. Mineral Resources were classified as Indicated and Inferred.

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2.0 Introduction

SLR Environmental Consulting (Ireland) Ltd (SLR) was retained by Greenland Mines Ltd. (GRML) to prepare an independent Technical Report Summary (TRS) for the Skaergaard Project (Skaergaard or the Project), located in Southeast Greenland. The historical 2022 Mineral Resource estimate (MRE) was filed in Canada by Major Precious Metals Corp. (MPM) and conforms to CIM (2014) definitions. The purpose of this TRS is to update the historical November 2022 resource estimate using current mining cost and metal price assumptions for the Project to conform to S-K 1300 standards for a TRS for public disclosure. SLR visited the property from August 21 to August 29, 2021. No new exploration work or drilling has been completed on the property since this time.

This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

Mineral Exploration Licences (MEL) 2007-01, MEL 2012-25, and MEL 2021-10 that comprise the Project are 100% owned by Major Precious Greenland A/S (MPG), which is 80% owned by GRML and 20% owned by MPM (now Intrusion Precious Metals Corp. (IPMC)). MPM acquired the Project from Platina Resources Limited (Platina) in November 2020. In February 2026, Greenland Mines Corp., a privately held Delaware corporation, acquired an 80% interest in the Project from IPMC and was in turn acquired by Klotho Neurosciences, Inc. (Klotho) through a merger in March 2026. The combined entity was subsequently renamed Greenland Mines Ltd. All three MELs are in good standing as of the date of this Technical Report. MEL 2007-01 is the main MEL which covers the Skaergaard Intrusion.

Skaergaard is a platinum group element-gold (PGE-Au) deposit hosted in the leucocratic gabbro layers (L0 to L3) of the Triple Group of the Skaergaard Intrusion, a layered mafic igneous complex in Southeast Greenland. The Project is situated in an area of extremely rugged mountainous terrain, glaciation, and frequently severe climatic conditions and is approximately 40% covered with glaciers, including the large Forbindelses Glacier. The mineralization is strongly layered, with seven horizons (H0 to H6) recognized.

The 2026 MRE is based on information provided from a total of 93 diamond drill holes (DDH) and 30 channel samples, totalling 42,050 m of drilling and 1,409 m of channel sampling, completed between 1989 and 2021. The updated MRE assumes an underground mining scenario at Skaergaard.

This is the first TRS on the Project.

2.1 Site Visits

SLR QP visited the site on August 21 to 26, 2021, during the completion of the latest drill season. No exploration work or drilling has been completed since that time. At this time, discussions were held with the following MPM personnel to support the historical MRE:

●	Gustavo Delendatti, VP Exploration

●	Jim Sparling, Skaergaard Project Manager

●	Chris Roney, Senior Geologist

Previous site visits were undertaken by SLR in 2020. Details of the 2021 and previous site visits are outlined in Section 9.

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2.2 Sources of Information

During the preparation of this TRS, discussions were held with personnel from GRML:

●	Bo Møller Stensgaard, Ph.D., President, GRML.

●	Gustavo Delendatti, Geological Consultant, GRML

The documentation reviewed and other sources of information are listed at the end of this TRS in Section 24.0 References.

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2.3 List of Abbreviations

Units of measurement used in this TRS conform to the metric system. All currency in this TRS is US dollars (US$) unless otherwise noted.

μ	micron	kVA	kilovolt-amperes
μg	microgram	kW	kilowatt
a	annum	kWh	kilowatt-hour
A	ampere	L	litre
bbl	barrels	lb	pound
Btu	British thermal units	L/s	litres per second
°C	degree Celsius	m	metre
C$	Canadian dollars	M	mega (million); molar
cal	calorie	m2	square metre
cfm	cubic feet per minute	m3	cubic metre
cm	centimetre	MASL	metres above sea level
cm2	square centimetre	m3/h	cubic metres per hour
d	day	mi	mile
dia	diameter	min	minute
dmt	dry metric tonne	μm	micrometre
dwt	dead-weight ton	mm	millimetre
°F	degree Fahrenheit	mph	miles per hour
ft	foot	MVA	megavolt-amperes
ft2	square foot	MW	megawatt
ft3	cubic foot	MWh	megawatt-hour
ft/s	foot per second	oz	Troy ounce (31.1035g)
g	gram	oz/st, opt	ounce per short ton
G	giga (billion)	ppb	part per billion
Gal	Imperial gallon	ppm	part per million
g/L	gram per litre	psia	pound per square inch absolute
Gpm	Imperial gallons per minute	psig	pound per square inch gauge
g/t	gram per tonne	RL	relative elevation
gr/ft3	grain per cubic foot	s	second
gr/m3	grain per cubic metre	st	short ton
ha	hectare	stpa	short ton per year
hp	horsepower	stpd	short ton per day
hr	hour	t	metric tonne
Hz	hertz	tpa	metric tonne per year
in.	inch	tpd	metric tonne per day
in2	square inch	US$	United States dollar
J	joule	USg	United States gallon
k	kilo (thousand)	USgpm	US gallon per minute
kcal	kilocalorie	V	volt
kg	kilogram	W	watt
km	kilometre	wmt	wet metric tonne
km2	square kilometre	wt%	weight percent
km/h	kilometre per hour	yd3	cubic yard
kPa	kilopascal	yr	year

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3.0 Property Description

3.1 Location

The Project is located in the central portion of the East Coast of Greenland, approximately 450 km west of Iceland (Figure 3-1, showing air routes with orange lines). Coordinates for the centre of the deposit are Latitude 6810'54.8'' N and Longitude 3140'8.5'' W (WGS84). The Mineral Exploration Licence on which the deposit resides, MEL 2007-1, is 107 km2 in area.

The nearest townships are Ittoqqortoormiit (population of 330), located approximately 450 km to the northeast, and Tasiilaq (population of 1,800), formerly known as the Ammassalik and Angmagssalik villages, located approximately 400 km to the southeast. Nuuk (population of 19,900), the capital of Greenland, is located approximately 1,000 km to the southwest. The total population of Greenland is approximately 56,540 people.

The closest major population centre is Reykjavik (population of 240,000), Iceland, approximately 630 km to the southeast. The population of Iceland is approximately 394,000 people.

Greenland is an autonomous country within the Danish Realm. It is the largest island in the world, with an area of 2,166,086 km2, yet it has a small population of 57,000. Most of the island is covered by the Greenland ice sheet. The population lives along the coastal fringe, which is heavily incised by fjords. Most of the population is located on the west and south coasts, with Nuuk, the capital, as the largest settlement.

Greenland is considered a stable jurisdiction with a European-style democracy and strong ties to Denmark. Greenland's annual GDP is approximately US$2.7 billion, predominantly generated by fishing exports and minor agricultural activities.

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Figure 3-1: Location Map

Baffin Bay
N
GREENLAND
(Kalaallit Nunaat)
Jan Mayen
(NORWAY)
60°
30°
70°
Upernavik
Uummannaq
Nerlerit Inaat
Ittoqqortoormiit
SKAERGAARD PROJECT
Qeqertarsuaq
Ilulissat
Aasiaat
Qasigiannguit
Arctic Circle
Akureyri
Sisimiut
Kangerlussuaq
Isafjordur
ICELAND
Davis Strait
Maniitsoq
Kulusuk
Tasiilaq
(Ammassalik)
SLR
0 100 200 300 400 500
Kilometres
Greenland Mines Ltd.
Skaergaard Project
Greenland
Location Map

Source: Platina Resources Ltd 2019.

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3.2 Land Tenure

Mineral Exploration Licences MEL 2007-01, MEL 2012-25, and MEL 2021-10 that comprise the Project are 100% owned by Major Precious Greenland A/S (MPG), which is 80% owned by GRML and 20% by MPM, now Intrusion Precious Metals Corp.(IPMC). MPM acquired the Project from Platina in November 2020. In February 2026, Greenland Mines Corp., a privately held Delaware corporation, acquired an 80% interest in the Project from IPMC, and was in turn acquired by Klotho through a merger in March 2026, whereby it got listed on NASDAQ under the name Greenland Mines Ltd. and the ticker symbol GRML. The combined entity was subsequently renamed Greenland Mines Ltd. All three MELs are in good standing as of the date of this TRS.

MEL 2007-01 is the main MEL which covers the Skaergaard Intrusion (Figure 3-2 and Table 3-1). MEL 2007-1 is 107 km2 in size and was granted by the Greenland Mineral Licence and Safety Authority (MLSA) in 2007 with an original expiry date of December 31, 2022. An Addendum to MEL 2007-01 was granted on January 5, 2021 by the MLSA regarding the change of the licence period and a temporary adjustment down to zero Danish Krone (DKK) for the yearly required exploration expenses for 2020 and 2021. Following this Addendum, MEL 2007-01 is now valid until December 31, 2027.

MEL 2012-25, referred to as Qialivarteerpik (Sødalen), is 16 km2 in size and located approximately 12 km from MEL 2007-01 and separated by two MELs held by Longland Resources Ltd. (now owned by Conico Ltd. (Conico) - See Section 23) (Figure 3-2 and Table 3-2). A helicopter or boat is required to move between the two MELs. MEL 2012-25 was originally granted by the MLSA in 2012 with an original expiry date of December 31, 2021. MEL 2012-25 contains the location of the Sødalen airstrip and field base camp, and is retained predominantly due to its rare flat topography. An Addendum to MEL 2012-25 was granted on January 5, 2021 by the MLSA regarding the change of the licence period and a temporary adjustment down to zero DKK for the yearly required exploration expenses for 2020 and 2021. Following this Addendum, MEL 2012-25 is now valid until December 31, 2026.

MEL 2021-10 was granted by the MLSA in 2021. It is approximately 754 km2 in size and is valid until December 31, 2026. MEL 2021-10 is subdivided into two separate blocks. Area 1 Aammaqqaagajik is located on the eastern shore and Area 2 Uuttortaavigajik is located on the western shore of the Kangerlussuaq Fjord, adjacent to MEL 2007-01 and MEL 2012-25 that comprise the Project (Figure 3-2 and Table 3-3). MEL 2021-10 is only accessible by boat or helicopter.

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Figure 3-2: Skaergaard Licence Areas

Legend:
Ocean
Land - Glacier
Land - Exposed
Mineral Exploration Licenses
Skaergaard Intrusion
N
MEL 2021-10
KANGERLUSSUAQ
MEL 2021-10
MEL 2012-25
MEL 2012-25
MEL 2007-01
Skaergaard
MEL 2007-01
GREENLAND
N
SKAERGAARD PROJECT
Iceland
Nuuk
Reykjavik
500 km
0 5 10 15 20 25
Kilometres
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
Skaergaard Licence Areas

Source: GRML, 2026.

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Table 3-1: Corner Coordinates of Licence No. MEL 2007/01

Corner	Latitude			N/S	Longitude			E/W
	Degrees	Minutes	Seconds		Degrees	Minutes	Seconds
A1	68	14	0	N	31	47	0	W
A2	68	14	0	N	31	35	0	W
A3	68	13	0	N	31	35	0	W
A4	68	13	0	N	31	31	0	W
A5	68	11	0	N	31	31	0	W
A6	68	11	0	N	31	30	0	W
A7	68	09	0	N	31	30	0	W
A8	68	09	0	N	31	34	0	W
A9	68	08	0	N	31	34	0	W
A10	68	08	0	N	31	39	0	W
A11	68	07	0	N	31	39	0	W
A12	68	07	0	N	31	47	0	W

Table 3-2: Corner Coordinates of Licence No. MEL 2012/25

Corner	Latitude			N/S	Longitude			E/W
	Degrees	Minutes	Seconds		Degrees	Minutes	Seconds
A1	68	13	0	N	31	25	0	W
A2	68	13	0	N	31	22	0	W
A3	68	12	0	N	31	22	0	W
A4	68	12	0	N	31	19	0	W
A5	68	10	0	N	31	19	0	W
A6	68	10	0	N	31	24	0	W
A7	68	12	0	N	31	24	0	W
A8	68	12	0	N	31	25	0	W
A9	68	13	0	N	31	25	0	W

Table 3-3: Corner Coordinates of Licence No. MEL 2021-10 Area 1 Aammaqqaagajik and area 2 Uuttortaavigajik

Corner	Latitude			N/S	Longitude			E/W
	Degrees	Minutes	Seconds		Degrees	Minutes	Seconds
A1	68	27	0	N	32	13	0	W
A2	68	27	0	N	31	24	0	W
A3	68	17	0	N	31	24	0	W

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Corner	Latitude			N/S	Longitude			E/W
	Degrees	Minutes	Seconds		Degrees	Minutes	Seconds
A4	68	17	0	N	31	26	0	W
A5	68	16	0	N	31	26	0	W
A6	68	16	0	N	31	29	0	W
A7	68	15	0	N	31	29	0	W
A8	68	15	0	N	32	0	0	W
A9	68	16	0	N	32	0	0	W
A10	68	16	0	N	32	4	0	W
A11	68	18	0	N	32	4	0	W
A12	68	18	0	N	32	6	0	W
A13	68	20	0	N	32	6	0	W
A14	68	20	0	N	32	8	0	W
A15	68	22	0	N	32	8	0	W
A16	68	22	0	N	32	13	0	W
B1	68	22	0	N	32	10	0	W
B2	68	22	0	N	32	28	0	W
B3	68	21	58	N	32	10	0	W
B4	68	17	0	N	32	10	0	W
B5	68	17	0	N	32	6	0	W
B6	68	11	0	N	32	6	0	W
B7	68	13	0	N	32	15	0	W
B8	68	19	0	N	32	15	0	W
B9	68	19	0	N	32	22	0	W
B10	68	16	0	N	32	22	0	W
B11	68	16	0	N	32	20	0	W
B12	68	13	0	N	32	20	0	W
B13	68	12	0	N	32	15	2	W
B14	68	10	0	N	32	6	2	W
B15	68	11	0	N	32	28	0	W
B16	68	22	0	N	32	28	0	W

The Skaergaard Project MELs are subject to the Standard Terms for Exploration Licences for Minerals (Excluding Hydrocarbons) in Greenland of November 16, 1998, as amended by Addendum No. 1 of September 10, 2010, Addendum No. 2 of June 25, 2013, Addendum No. 3 of July 1, 2014, including appendices 1–4 to this Addendum No. 3, and any subsequent amendments thereto.

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GRML controls a large ground position in Greenland and will be required to comply with the Greenlandic Mineral Resources Act, including meeting the annual minimum tenement expenditure obligations.

Obligations to retain MEL 2007-01 include an annual fee of DKK 25,000, adjusted each year on the basis of changes in the Danish Consumer Price Index from January 1992 to January of the actual year. The annual fee for MEL 2007-01 for 2026 was DKK 42,300. GRML expects the annual fee for MEL 2007-01 in 2027 to be in line with previous years.

In 2019, the exploration commitment to retain MEL 2012-25 was DKK 918,400, which consisted of a fixed amount in 2019 (Year 8) of DKK 656,000 and 16 km2 at DKK 1,640/km2. Platina fulfilled the exploration obligation for 2019 under MEL 2012-25 and incurred additional expenditures that could be applied in future years. The annual fee for MEL 2012-25 for 2026 was DKK 42,300. GRML expects the annual fee for MEL 2012-25 for 2027 to be in line with previous years.

With regard to MEL-2021-10, it is a newer licence; hence, the annual exploration obligation cost is still quite limited, given its 754 km2 licence area. The licence is up for renewal at the end of 2026, and a fee of DKK 26,900 will be imposed. The annual flat fee in 2026 is DKK 46,700. The 2027 annual flat fee will be similar, with only the Consumer Price Index adjustment.

3.3 Encumbrances

The Project is 80% owned by GRML, with 20% owned by Intrusion Precious Metals Corp. There are no back-in rights, payments or other agreements or encumbrances to which GRML is subject.

3.4 Royalties

There are no royalties on the Project except an NSR 2.5% royalty payable to the Government of Greenland from revenue received when a project reaches the production stage.

3.5 Required Permits and Status

The exploration and mining industry is conducted under a modern mining code (the Mineral Resources Act of 2009), and the Government of Greenland supports these activities. The Government of Greenland is proactively seeking to attract resource capital to develop a diversified economy, broaden the tax base, increase exports, and create high-quality local employment.

3.5.1 Mineral Exploration Licences

Mineral Exploration Licences (MEL) provide exclusive rights for the licensee to undertake mineral exploration activities for all commodities (excluding hydrocarbons) within the licence area. They must have a minimum area of 5.0 km2 and may consist of up to five separate subareas, with no more than 100.0 km between them.

MELs are granted for an initial period of five years, after which the licensee may apply for a new five-year period for the same area. At expiry of the second licence period (Years 6 to 10), the licensee may apply for further two-year periods for the same area, up to a maximum of 16 years (Years 11 to 12, 13 to 14, and 15 to 16).

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A fixed fee per square kilometre must be paid to the Government of Greenland annually, and this increases with the age of the licence. Additionally, the licensee is committed to a minimum exploration expenditure per licence per year. This amount is defined by the government.

3.5.2 Exploration Activities

The Greenland MLSA is responsible for issuing MELs and for safety matters, including supervision and inspections. Licensees and other parties covered by the Mineral Resources Act communicate with the MLSA and receive all notifications, documents, and decisions from the MLSA. The Greenland Parliament Act No. 7 of December 7, 2009 on Mineral Resources and Mineral Resource activities (the Mineral Resources Act) came into force on January 1, 2010.

Amendments were made to the Mineral Resources Act in 2012 and 2014.

The Mineral Resources Act aims to ensure that activities under it are securely performed with regard to safety, health, the environment, resource exploitation, and social sustainability as well as performed according to acknowledged best international practices under similar conditions.

All exploration programs in Greenland must be approved by the MLSA before they can commence. Work program application forms must be submitted to the MLSA no later than May 1 in the year in which the exploration is planned.

3.5.3 Exploitation Licences

An MEL may be granted to an MEL holder who has discovered and delineated commercially exploitable Mineral Resources and whose Bankable Feasibility Study (BFS) must include a declaration of Mineral Reserves and has been approved by the Government of Greenland. The BFS must include an Environmental Impact Assessment (EIA), a Social Impact Assessment (SIA), and an Impact Benefit Agreement (IBA), with the scope of these studies being agreed between the licence holder and the Government of Greenland.

3.5.4 Surface Rights

In Greenland, there is no privately owned land; all rights to any use of land are administered by the Government of Greenland. The government can therefore grant rights to several legal activities in the same land area.

3.6 Other Significant Factors and Risks

SLR is not aware of any environmental liabilities on the property. GMRL has all the required permits to conduct the proposed work on the property. SLR is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property.

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The Skaergaard property is located on the southeast coast of Greenland, on the eastern shore of the Kangerlussuaq Fjord and approximately 450 km west of Iceland. The Project is located in an isolated area of steep, glaciated, rugged mountain terrain. The Project area is considered pristine. There are no permanent inhabitants in the Project area, although it is used by seasonal hunters. There are no formally protected areas near the Project site, however, three significant areas for wildlife occur in or adjacent to the Project area, including important narwhal areas and seabird colonies.

The Project is an exploration stage property. Some historical environmental and socio-economic baseline work has been conducted for the Project, and provides a basic understanding of the area and potential environmental and socio-economic issues. Additional baseline studies will be required as the Project progresses towards applying for relevant authorizations.

Potential environmental and socio-economic issues and opportunities have been identified for the Project. These relate to the need for further baseline studies, potential impacts on sensitive biodiversity and important wildlife areas, potential dust generation which could lead to an increased albedo effect and enhanced melting of the underlying ice, the lack of geochemical information on ore and waste rock, water supply and management, potential impacts of tailings disposal, the potential for public objections to the Project, the need for mine closure planning, and potential opportunities for use of mine infrastructure after closure. The Government of Greenland also raised concerns about polar bear interactions, the protection of narwhales, and traditional land uses. These concerns will need to be considered and addressed as the Project progresses.

The Project will need to comply with Greenland legislation and European Union (EU) laws and directives. The Project will additionally need to consider relevant international obligations. The Project will need to conduct an EIA and SIA, along with supporting studies, to apply for authorization to exploit the mineral resource. An IBA and Mine Closure Plan will also be required as part of the authorization process.

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4.0 Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1 Accessibility

Skaergaard is located on the east coast of Greenland, approximately 450 km west of Iceland. The Project is accessed by charter airplane from Akureyri, Iceland, located in northern Iceland, approximately 250 km northeast of the Icelandic capital of Reykjavik. Direct flight time by a de Havilland Twin Otter is approximately 2.5 hours to Sødalen (SOD), a 600 m long gravel airstrip (UTM Zone 25W, 566939.00 m E, 7566845.00 m N) or (Latitude 68.209394°, Longitude - 31.379089°) that is maintained by the Government of Greenland and Norlandair, a charter airline based in Akureyri, Iceland. The aircraft is capable of carrying a cargo payload of approximately one tonne. The field camp is located adjacent to the airstrip.

Skaergaard is located approximately 12 km from Sødalen and, due to the steep terrain, a short helicopter flight is required to reach the property (Figure 4-1).

The Project is also accessible by coastal shipping and marine craft in the Mikis Fjord and other inlets/fjords when there is no sea ice, generally between July and early October. During other times of the year, daylight restrictions and extensive pack ice, which can extend more than halfway across the Demark Strait, inhibit navigation. Ship-based cargo is removed from the vessel and transported to the camp or drill site by helicopter.

There are no road or rail connections between the Project and Greenlandic communities.

4.2 Climate

Skaergaard is located in an Arctic climatic zone characterized by long, cold winters and short, cool summers. Winters are harsh and cold, with temperatures commonly ranging between - 10°C and -30°C, and with extreme lows of -45°C. In the summer period, from June to October, temperatures range between -4°C and +12°C.

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Figure 4-1: Aerial View of Sødalen Airstrip and Base Field Camp

Looking North

Greenland Mines Ltd.

Skaergaard Project

Greenland

Aerial View of Sødalen Airstrip and Base Field Camp

Source: SLR 2020.

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The annual mean precipitation is approximately 80 cm, of which most falls as snow. The highest historical precipitation was measured in June, August, and September.

Water for summer exploration drilling is restricted to glacial runoff in small seasonal streams. The extreme winter climate and limited daylight limits exploration activities to the summer months since winter ice cover limits outcrop exposures as well as access to water for drilling operations, except for those areas near the sea. Fjords and coastal waters become ice-free in mid to late June, enabling exploration activities to operate up to late September/early October.

Due to its high latitude location, Skaergaard experiences a wide variance in daylight, varying from under four hours to over 22 hours per day, depending upon the season.

4.3 Local Resources

There are little to no local sources of supplies and materials in eastern Greenland, and all fuel, supplies, materials, and equipment used for exploration and drilling activities are typically transported via aircraft or ship (barge) from either Iceland (the closest destination) or western Greenland (Kangerlussuaq or Nuuk). The Project also has the distinct advantage of being serviced by a gravel airstrip at Sødalen, located within MEL 2012-25, which can accommodate Twin Otter aircraft flown in from Iceland (Norlandair) or western Greenland (Air Greenland). This is useful for cargo supply runs (up to 1,000 kg), crew changes, and emergency evacuations from the Project to and from Akureyri Airport, Iceland.

While there is a long history of mining in Greenland, it has been primarily focused on the western and southern coasts. Exploration and mining operations in Greenland must generally be organized from a base level with new equipment and infrastructure suited to remote locations.

Experienced labour is available from western Greenland, Iceland, or Europe, and general labour is available from the local communities of Illoqqortoormiut and Tasiilaq. GRML has reported that the Project enjoys the support of local communities.

4.4 Infrastructure

There is no significant infrastructure at the Project.

An exploration field base camp is located adjacent to the Sødalen airstrip (Figure 4-1). The Sødalen camp was built by Platina in 2007 to accommodate approximately 20 people, and originally consisted of 14 Weatherhaven tents and two permanent wooden outbuildings. Due to age, climate, and polar bear disturbances, the camp currently has only 10 usable Weatherhaven tents, which serve as accommodation, a sauna, and toilet facilities. One wooden outbuilding is used for equipment storage and core cutting. The other permanent wooden building is now owned by Norlandair and is utilized as a kitchen and office for the aircraft crews. Currently, all camp infrastructure is in various states of disrepair. A small quad bike (ATV) and trailer is used to transport materials around the camp. The Sødalen camp was last used by Platina during the 2011 field season and has been used by the adjacent operator, Conico, since 2017.

For the 2021 exploration campaign, MPM built geological field facilities on the western side of the Skaergaard deposit, south of the Forbindelses Glacier. Taking advantage of rates offered during the COVID-19 pandemic, day-to-day room and board were provided by a rented passenger vessel, anchored off the coast of the Skaergaard deposit to house geological and field staff, as well as drilling, helicopter, and logistics personnel on-site.

Fresh water is supplied by glacial melting. There are no power supplies except for small on-site portable generators.

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4.5 Physiography

The deposit is located in an area of steep terrain and glaciation (Figure 4-2 and Figure 4-3). Elevation varies between sea level to over 1,200 MASL.

The central portion of the Skaergaard Intrusion is partially obscured by a large central, east-west-trending glacier named Forbindelses Glacier, while a portion of the western margin is submerged beneath Uttental Sund. Overall, the Project area is approximately 40% covered with glaciers. Sødalen and Vandfaldsdalen are the only major ice-free, low-lying areas.

Large variations in surface run-off occur, with extremes in early summer. There are also three small freshwater lakes in the area, each covering approximately 1.0 km2.

Vegetation on the property is limited, consisting mainly of mosses, low, hardy shrubs, and seasonal flowering plants.

Terrestrial wildlife is limited to small rodents, arctic foxes, and occasional polar bears. Birds are generally seabirds, as well as small numbers of rock ptarmigan. Aquatic biodiversity present in the coastal areas surrounding Skaergaard includes various species of fish, seals, walrus, and whales. Narwhal breeding grounds are protected in the Kangerlussuaq Fjord to the west of the Project; however, the Miki Fjord, which is the current access to the Project, is not protected.

Despite its Arctic location, the property is only locally affected by shallow permafrost. The geothermal gradient is approximately 25°C per 1,000 m. Most of the deposit area is not covered by soil. Due to the limited vegetation and soil, the rock outcrop exposure on the property is approximately 80%, with the remaining 20% covered by ice (Forbindelses Glacier).

Locations for any envisioned mining operations, including plant sites, camp locations, port facilities, and tailings disposal facilities, would need to be assessed. Any potential mining operations would likely require fly-in and fly-out operations with an all-weather paved airstrip.

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Figure 4-2: Photograph of Miki Fjord and Skaergaard Fuel Storage

SLR

Greenland Mines Ltd.

Skaergaard Project

Greenland

Photograph of Miki Fjord and Skaergaard Fuel Storage

Source: SLR 2020.

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Figure 4-3: Topography of Licence Area

N
400
300
200
100
500
0 1 2 3 4 5
Kilometres
SLR

Greenland Mines Ltd.

Skaergaard Project

Greenland

Topography of Licence Area

Source: The Greenland Mineral Resources Portal (GUES) 2020.

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5.0 History

5.1 Prior Ownership and Exploration History

The following history is taken from Per (2015), Douglas (2018 to 2020), and SLR (2022).

●	The Skaergaard Intrusion was discovered by L. R. Wager in 1930, and continued exploration in 1932 and 1935 to 1936. In 1953, the British East Greenland Geological Expedition visited the Skaergaard Intrusion and other layered gabbros in the area.

●	The 1966 British East Greenland Geological Expedition drilled much of the unexposed Hidden Zone gabbros in the floor of the Skaergaard Intrusion. In 1970 to 1971 prospectors from the Northern Mining Company (Nordisk Mineselskab A/S) worked in the area.

●	A number of scientific expeditions to study the Skaergaard Intrusion have been undertaken since the early 1970s to the present.

●	Platinova Resources Ltd. (Platinova) worked in the area from 1986 to 1991 and drilled greater than 16,000 m of diamond drill hole (DDH) core. Platinova and Corona Corporation (Corona) formed a joint venture (Platinova Corona JV) in 1988.

●	Platinova found anomalously high concentrations of gold in stream sediments and whole rock samples from the Skaergaard Intrusion. Subsequent exploration by channel sampling, drilling, and assaying identified a stratabound zone rich in palladium and gold in the upper 100 m of the Middle Zone (MZ) in the Layered Series of the intrusion. This zone, subsequently known as the Platinova Reef, can be traced in outcrop and underground across two-thirds of the intrusion's area.

●	Gryphon Metals Corporation (Gryphon) was granted a licence over Skaergaard in 2000.

●	Licence transferred to Skaergaard Minerals Corporation (SMC) in 2003.

●	Platina took over the concession in 2007 and drilled more than 12,400 m of core between 2007 and 2011.

●	A scoping study was conducted in 2008 and updated in 2019.

●	From 2017 to 2019, Platina carried out small field programs in Greenland, laboratory test work, and a scoping study (Douglas 2018 to 2020). All fieldwork and studies were conducted by external consultants.

●	In 2020, MPM acquired Skaergaard from Platina and completed additional drilling in August and September 2021.

●	In 2022 MPM delisted from the NEO Exchange.

●	In 2024 MPM change name to Intrusion Precious Metals Corp. (IPMC)

●	In Greenland Mines Corp., a privately held Delaware, U.S., corporation, acquired an 80% interest in the Project from IPMC, and was in turn acquired by Klotho through a merger in March 2026 whereby it got listed on NASDAQ under the name Greenland Mines Ltd. and the ticker symbol GRML.

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Table 5-1 presents a summary of the most relevant historical Skaergaard ownership and historical exploration activities.

Table 5-1: Summary of Historical Project Ownership and Exploration – 1986 to 2026

Year(s)	Ownership	Major Activities
1986 to 1988	Platinova Resources Ltd.

Prospecting realizes anomalous levels of precious metals.

First exploration license granted.

Delineated the Gold Zone as part of the stratigraphy (‘Triple Group’).

Chip sampling.

Trench channel sampling. Winkie drill holes (8).

Form joint venture with Corona (1988).

1989	Platinova Resources Ltd. Corona Corporation.	Palladium Zone discovered beneath the Gold Zone. 9 DDH completed.
1990	Platinova Resources Ltd. Corona Corporation	18 DDH completed. Limited resource estimation compiled by Watts, Griffis and McOuat (WGM). Platinova purchase Corona interest. Bulk sample (1 t) collected for metallurgical testing.
1991 to 1996	Platinova Resources Ltd.	Preliminary metallurgical studies (funded by Pegasus Gold Corporation). No significant field activities due to relatively low grades and prevailing low metal prices.
2000 to 2003	Gryphon Metals Corp.	Gryphon granted licence in 2000. Licence transferred to Skaergaard Minerals Corporation in 2003. Trench channel sampling. Winkie drill hole (1). Bulk samples (3) collected for metallurgical testing.
2004	Skaergaard Minerals Corp.	8 DDH completed.
2005		Inferred Mineral Resource estimated by Roscoe Postle Associates Inc. (RPA), reported in a NI 43-101 Technical Report
2006		SMC licence lapsed. Licence applied for by Platina.
2007	Platina Resources Ltd.	Licence acquired by Platina.
2008

Platina commissioned SRK Consulting (Cardiff) to complete a Scoping Study.

Scoping study confirms economic potential and recommends progressing to Pre-Feasibility Study.

In commencement of the Pre-Feasibility Study maiden Greenlandic field season undertaken.

5 DDH completed.

New exploration camp established.

Baseline environmental studies initiated.

Permanent weather station and tidal gauge established at Miki Fjord.

Digital hydrometric stations positioned in the Vandfaldsdalen and Sødalen Valleys.

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Year(s)	Ownership	Major Activities
Environmental and ecological surveys conducted at Vandfaldsdalen Valley, one of the proposed tailings sites.
2010		10 DDH completed.
2011		11 DDH completed.
2020	Major Precious Metals Ltd. (MPM)	Acquired the Project (license MEL 2007-01 and MEL 2012-25) from Platina. Resampled the 2011 diamond drill program in half core samples.
2021		In addition to ownership of two MELs, was granted a third, adjacent MEL (license MEL 2021-10). Completed 32 DDH for 7,787 m and four channels for a total length of 240.76 m.
2022		MPM delisted from the NEO Exchange.
2024	IPMC	MPM change name to Intrusion Precious Metals Corp. (IPMC)
2026	GRML	Greenland Mines Corp., a privately held Delaware, U.S., corporation, acquired an 80% interest in the Project from IPMC, and was in turn acquired by Klotho through a merger in March 2026 whereby it got listed on NASDAQ under the name Greenland Mines Ltd. and the ticker symbol GRML.

5.1.1 Surface Channel Sampling

Twenty-seven surface channels, totalling 1,193.45 m, were completed by Platinova between 1988 and 2003. A total of 824 samples were collected from these traverses using diamond saw channels.

SMC conducted surface sampling over outcrops of the Triple Group along the northern boundary of the deposit in 2003. Channels were cut primarily by diamond saw, with individual samples measuring 0.1 m to 5.9 m in length. Channel locations were picked up by surface surveys and tied into the property grid.

Previous consultants have raised concerns about the accuracy of the channel sample locations. The SLR QP has performed a two-stage ‘best fit’ transform on the historical channels, which aligns fairly well with topography, but the 2021 fieldwork that surveyed the historical channels still shows discrepancies in location, orientation, and length. In the SLR QP’s opinion, the historical channel samples can only support Inferred Mineral Resources. The area north of the Forbindelses Glacier is mainly supported by 2021 drilling, while the historical channels account for only a minor part of the MRE.

5.1.2 Geological Mapping

The Skaergaard Intrusion has been mapped by several geoscientists on academic missions since its discovery in the 1930s. One of the most comprehensive geological maps is a 1:20,000-scale map by Professor Alexander R. McBirney, PhD, of the University of Oregon, published in 1989. The geological model for the MRE relies heavily on McBirney’s work and that of Nielsen (2006).

5.1.3 Geophysical Surveys

Geophysical surveying has been limited on the Project. In 1971, airborne magnetic and gravity surveys were conducted over the Skaergaard Intrusion, with only partial and erratic coverage.

A seismic survey was conducted in 1990 by Williams Geophysics over portions of the Forbindelses Glacier. The glacier thickness was determined, and the results were used to optimize drill-site selection. Subsequent drilling at three sites confirmed the results were very accurate; however, since 1990, the glacier has retreated and shrunk in size.

5.1.4 Metallurgical Test Work

The Skaergaard deposit has been the subject of several metallurgical test work programs between 1988 and 2009. Investigations into potential treatment routes and the selection and optimization of saleable products are still at a relatively early stage, although results are encouraging for gold extraction. GRML plans to review this test work and, as required, develop further test work programs.

5.1.5 Drilling

Drilling was conducted by various companies from 1989 to 2021, with the most recent drill program completed by MPM in the summer of 2021. For more details on drilling, see Section 7.2.

5.2 Past Production

There has been no production from the property up to the effective date of this Technical Report.

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6.0 Geological Setting, Mineralization, and Deposit

The Skaergaard Intrusion is an example of a layered mafic igneous complex with stratiform platinum group element-gold (PGE-Au) and iron-titanium (Fe-Ti) oxide mineralization. The Layered Series is subdivided petrographically into the Upper, Middle, Lower, and Hidden Zones.

Within the upper 90 m of the MZ is the Triple Group, which is a rhythmically banded plagioclase-augite-titanomagnetite-ilmenite cumulate consisting of interbanded leucocratic and melanocratic gabbro layers. All known PGE mineralization is associated with the Triple Group, which thickens towards the centre of the intrusion and shows a greater concentration of Fe-Ti oxide layers towards the margins.

The mineralization is strongly layered, with seven horizons recognized, numbered as H0 at the base, to H6 at the top. The majority of the gold is located in the H5 and H3 gold-rich horizons, which typically consist of approximately 2.5 m to 3 m thick mineralized material. The PGE-Au occur as complex alloys of mixed precious metals with base metals (iron and copper) Most of the palladium resides in the 4 m thick basal H0 horizon. The QP notes that all of the horizons contain Pd, Au, and Pt. The H0 is Pd-Pt dominant, while the layers above contain more gold and less PGEs. Further, the thicknesses of the horizons are described as a function of the 1.43 g/t palladium equivalent (PdEq) cut-off. The assigned horizons may be thicker or thinner as the cut-off is lowered or raised, respectively.

6.1 Regional Geology

The mineralization is hosted in the Skaergaard Intrusion, which is part of the Palaeogene Magmatic Province, a series of gabbro and syenite intrusions which formed approximately 55 million years ago, during the opening of the Atlantic Ocean (Figure 6-1). The Skaergaard Intrusion lies between Archean basement gneisses and amphibolites, and a succession of late Cretaceous sediments and Paleocene–Eocene flood basalts.

A post-intrusion monoclinal folding event caused a regional eastward rotation of fault blocks, dipping 15° to 20° to the south, and an eastward dip of previously vertical dykes. The development of the monocline structure was accommodated by Tertiary normal faulting at various scales, ranging from slips along dyke margins to larger fault zones. Some faults have been inferred and/or mapped in the Skaergaard Intrusion, but are generally far apart and with minor offsets (McBirney 1989). Most of these faults are parallel to the monocline's hinge. A mafic sheeted dyke swarm runs parallel to the coastline between latitudes 66° and 70°.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 6-1: Regional Geology

N
PALAEOGENE North Atlantic Igneous Province, East Greenland
Upper Plateau Lava Series, mostly aphyric olivine to quartz tholeiites
Granite
Syenite and quartz syenite
Foyaite and nepheline syenite
Pulaskite
Gabbro
Alkaline ultramafic rocks
CARBONIFEROUS - PALEOGENE Sedimentary basins, East Greenland
CRETACEOUS - PALEOGENE
PALAEOZOIC Igneous rocks, central East Greenland
NEOARCHAEAN TO MESOARCHAEAN Intrusive rock, metamorphosed
NEOARCHAEAN TO MESOARCHAEAN Sedimentary and metasedimentary rocks, undifferentiated
0 5 10 15 20 25
Kilometres
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
Regional Geology

Source: The Greenland Mineral Resources Portal (GUES) 2020.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

6.2 Local Geology

The Skaergaard Intrusion is exposed over an area of approximately 70 km2 with dimensions of approximately 7.5 km (east-west) and 11 km (north-south) and has a tabular, sill-like geometry (Figure 6-2 and Figure 6-3). The geometry was determined by faults that intersect the intrusion layers at approximately 90°. Its depth extent is estimated at four kilometres.

The Skaergaard Intrusion is subdivided into the following groups (Figure 6-2 and Figure 6-3):

●	The Marginal Border Series, several hundred metres thick, the product of crystallization along the walls of the magma chamber.

●	The Upper Border Group, approximately 900 m thick, the product of downward crystal growth from the roof.

●	The Layered Series, approximately 2,500 m thick, which accumulated upwards.

The Layered Series is further subdivided petrographically into the Upper, Middle, Lower, and Hidden Zones. The lowest zone, called the Hidden Zone, is not exposed and has not been intersected by drilling. Its presence was, however, interpreted from 1971 gravimetric surveying.

The Lower Zone (LZ) is subdivided into three subzones (Lza, LZb, and LZc) based on varying content of plagioclase, olivine, clinopyroxene, magnetite and ilmenite. Lza has cumulus plagioclase and olivine. LZb has plagioclase and olivine plus clinopyroxene and LZc has plagioclase, olivine and clinopyroxene plus magnetite and ilmenite.

The MZ is petrographically very similar to the LZ, although it contains low-Ca pyroxene and olivine is generally absent.

The Upper Zone (UZ) is defined by the presence of olivine as a cumulus phase and is otherwise petrographically similar to the LZ and MZ.

The two crystallization fronts of the Upper Border Group and the Layered Series are separated by the Sandwich Horizon, which formed from volatile-rich magma enriched in incompatible elements during fractionation.

Multiple generations of cross-cutting mafic and granophyric dykes intrude Skaergaard in increasing concentrations to the south, estimated percentages increase from 4.5% in the north to 11.4% in the southern part of the deposit. The granophyric dykes are cut by the mafic dykes. The dykes post-date mineralization. The dykes generally appear as recessive topographic features.

Anorthosite blocks (Upper Border Series), which fell from the roof during crystallization, are common in the lower and middle parts of the MZ. Although not considered to be as significant as the dykes, if present, the anorthosite blocks have the potential to both dilute grade and disrupt the lateral continuity of the stratiform reefs.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 6-2: Local Geology

031°40'W
Watkins Fjord
N
Gneiss
Uttental
Sund
Lower Zone
Triple Group PGE-Au Horizons
Gneiss
Upper Zone
Middle Zone
68°10'N
68°10'N
Upper Zone
Upper Border Series
Intrusive Contact
Atlantic Ocean
0 500 1000 1500 2000 2500
Metres
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
Local Geology
Source: WAI 2013.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 6-3: Simplified Structural Sections of the Skaergaard Intrusion (Nielsen 2006)

North-South Geologic Section*
[Looking East]

North
South
Triple Group:
PGE-Au Horizons
SURFACE PROFILE
1600m
1000m
sea level
ice
drill holes
Upper Border Series
Basistoppen Sheet
Basalt
Upper Zone
Middle Zone
Lower Zone
Hidden Zone
Marginal
Border
Series
Gneiss
FAULT ?
Marginal
Border
Series
Feeder
Dike

East-West Geologic Section*
[Looking North]

West
East
1000m
sea level
SURFACE PROFILE
Triple Group:
PGE-Au Horizons
ice
drill holes
UBS
Upper Zone
Middle Zone
Lower Zone
Hidden Zone
Marginal
Border
Series
Gneiss
Marginal
Border
Series
Basalt

0
1
2
3
4
5
Kilometres

Greenland Mines Ltd.

Skaergaard Project

Greenland

Simplified Structural Sections of the Skaergaard Intrusion with the Triple Group Indicated in Red (Nielsen 2006)

Source: Platina Resources Ltd 2010

6.3 Property Geology

Mineralization at Skaergaard is hosted by the Triple Group, which forms the upper 90 m of the MZ (Figure 6-4 and Figure 6-5). The Triple Group is a rhythmically banded plagioclase-augite-titanomagnetite-ilmenite cumulate consisting of interbanded leucocratic (L0 through L3) and melanocratic (M0 through M3) gabbro layers. The leucocratic-melanocratic pairs are interbedded with units of meso-gabbro of variable thickness. Each macro rhythmic group is 15 m to 20 m thick. The Triple Group thickens towards the centre of the intrusion and shows a greater concentration of Fe-Ti oxide layers towards the margins. All known PGE mineralization is associated with the Triple Group in seven identified horizons, H0 to H6. The Triple Group is known from outcrop and drilling and has a southerly dip of approximately 20°.

Andersen et al (1998) named the units of the Triple Group from TG-0 at the base to TG-3 at the top. TG-0 is interpreted to be a transitional unit to the Triple Group and is significant because its leucocratic layer hosts the lowermost mineralized layer.

As described by Andersen et al. (1998), rocks from the Triple Group are medium-grained gabbros with weakly developed lamination defined by the preferred orientation of lath-shaped plagioclase grains. The rocks consist of variable amounts of plagioclase, ilmenite, augite, titanomagnetite (now oxidized and exsolved), minor inverted pigeonite, and small amounts of copper-iron sulfides carrying grains of gold and PGE-bearing minerals. Olivine occurs sporadically in small amounts in the meso- and melanocratic layers. Trace interstitial phases include quartz, apatite, and biotite.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 6-4: Stratigraphy of the Skaergaard Intrusion and Triple Group

Stratigraphy of the
Skaergaard Intrusion
UPPER BORDER SERIES
LAYERED SERIES
3500
3000
2500
2000
1500
1000
500
0
UBZ
UBZ α
UBZ β
UBZ γ
SH
UZ
MZ
LZ
HZ
UPPER BORDER ZONE
UPPER ZONE
MIDDLE ZONE
LOWER ZONE
HIDDEN ZONE
Stratigraphy of the
Upper Part of Middle Zone
Andersen et al.
Bird et al.
Gryphon
Platina / Snowden
Platina / WAI
1600
1580
1560
1540
1520
1500
1480
TG-3
TG-3
TG-1
TG-0
M3
L3
M2
L2
M1
L1
M0
L0
Au 2
Au 1
Pd 1
Pd 2a, Pd 2b
Pd 3a, Pd 3b
Pd 4a, Pd 4b
Pd 5
P7
P6
P5
P4
P3
P2
P1
Dykes
New nomenclature:
Horizon 6
Horizon 5
Horizon 4
Horizon 3
Horizon 2
Horizon 1
Horizon 0

Legend:

Precious Metal Mineralized Horizons

Upper Part of Middle Zone (MZ)

- Leucogabbro
- Gabbro
- Melanogabbro
- Dykes

SLR

Greenland Mines Ltd.

Skaergaard Project

Greenland

Stratigraphy of the Skaergaard Intrusion and Triple Group

Source: Platina Resources Ltd 2019.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 6-5: Simplified Structural Sections of the Skaergaard Intrusion (Nielsen 2006)

North-South Geologic Section*
[Looking East]

North
South
Triple Group:
PGE-Au Horizons
SURFACE PROFILE
1600m
1000m
sea level
ice
drill holes
Upper Border Series
Basistoppen Sheet
Basalt
Upper Zone
Middle Zone
Lower Zone
Hidden Zone
Marginal
Border
Series
Gneiss
FAULT ?
Feeder
Dike
?

East-West Geologic Section*
[Looking North]

West
East
Triple Group:
PGE-Au Horizons
SURFACE PROFILE
1000m
sea level
ice
drill holes
UBS
Upper Zone
Middle Zone
Lower Zone
Hidden Zone
Marginal
Border
Series
Gneiss
Basalt
?

0
1
2
3
4
5
Kilometres

SLR

Greenland Mines Ltd.

Skaergaard Project

Greenland

Simplified Structural Sections of the Skaergaard Intrusion with the Triple Group Indicated in Red (Nielsen 2006)

Source: Platina Resources Ltd 2019.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

6.4 Mineralization

PGE and Au are hosted in the Triple Group, in the upper 90 m of the MZ of the Skaergaard Intrusion. The mineralization is strongly layered, with seven horizons recognized, numbered as H0 at the base, to H6 at the top. The horizons are collectively known as the Platinova Reefs.

PGE and Au are mixed with copper and iron to form a suite of complex alloys. The precious metal alloys are found in association with copper sulfides, silicates, or ilmenite. Precious metal alloys generally have particle sizes of less than 100 µm.

The dominant precious metal minerals are (Cu, Fe)(Au, Pd, Pt)-alloys. Other less abundant minerals include other metallic alloys (such as Cu3(Au, Pd, Pt)-alloys), palladium tellurides (keithconnite (Pd3-x(Te, As)), kotulskite (Pd(Te, Bi)) and melonite ((Te, Sb)2(Ni, Pd, Cu, Fe)) and palladium sulfides such as vysotskite ((Pd, Ni)S) and vasilite ((Pd, Cu)16S7). Palladium arsenides occur near the margins of the Skaergaard Intrusion.

Copper represents only a minor component of the deposit, with concentrations averaging approximately 0.08%, and is not included in the MRE. The main copper minerals associated with mineralization are bornite, digenite, and chalcopyrite. The textural relationships of mineralization suggest a close genetic association between the sulfides and PGE-Au, an association which is confirmed by whole-rock compositional data (Anderson et al. 1998). Lateral and vertical zonation of platinum, palladium, and gold has been demonstrated with platinum enrichment in the lower layer in the central part of the Skaergaard Intrusion, palladium dominating the central section, and gold towards the margins.

The Triple Group also contains elevated levels of both TiO2 and Fe2O3, reflecting the presence of ilmenite and low titanium magnetite and titanomagnetite. Mineralized horizons contain TiO2 levels from 5.5% to 6.5% while Fe2O3 content ranges from 17% to 20%. The magnetites from the Triple Group are also marked by enhanced levels of vanadium (approximately 600 ppm to 1,000 ppm V in mineralized horizons) and gallium (approximately 20 ppm to 25 ppm Ga in mineralized horizons).

There are no macroscopic features that distinguish the mineralized gabbro from the non-mineralized gabbro.

Previous work has separated the mineralization into a basal palladium-rich zone and an upper gold-rich zone, with a variably but weakly mineralized layer in between. The thickness of the entire mineralized package is approximately 40 m to 45 m.

6.5 Deposit Types

The Skaergaard Intrusion is an example of a layered mafic igneous complex with stratiform PGE-Au and Fe-Ti oxide mineralization.

The Skaergaard mineralization is genetically related to processes of magmatic differentiation and crystallization. It is thought to have formed by sulfide saturation within a fractionating magma under closed-system conditions. The PGE, gold, and copper were scavenged from the evolved magma by the sulfide droplets due to their chalcophile nature and crystallized into small droplets of Cu-Fe sulfides and PGE- and Au-rich alloys.

The metals are located in distinct stratigraphic intervals of the Triple Group in the upper 100 m of the MZ of the Skaergaard Intrusion. The mineralized layered gabbros are referred to as the Platinova Reef, which is a strata-bound mineralized zone dominated by palladium and gold.

The Platinova Reef appears to have formed in response to silicate-sulfide liquid immiscibility in the basaltic magma. In contrast to classic PGE reefs, however, there is no evidence of magma replenishment and/or magma mixing associated with the Platinova Reef. Instead, it appears that the immiscibility was reached entirely through magmatic differentiation by fractional crystallization. A simple model of PGE fractionation by silicate-sulfide liquid immiscibility, however, fails to explain the reef's repetitive nature and the separation of palladium, platinum, gold, and copper. Repeated sulfur saturation in intercumulus melt concentrations followed by bulk magma sulfur saturation is offered as an explanation for the layered nature of the mineralization and the separation of palladium, platinum, gold, and copper (WAI 2013).h

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

7.0 Exploration

7.1 Exploration

MPM obtained 0.5 m resolution satellite topography and imagery in 2020 for use in the Mineral Resource modelling and estimation.

In 2020, MPM resampled the 2011 diamond drill program in half-core samples to ensure that samples from that year were of sufficient quality. SLR incorporated the Pd, Au, and Pt results from the resampling program into the 2022 MRE.

The reader is directed to Section 5, History, for a summary of exploration by previous owners. Section 7.2 Drilling covers channel sampling and drilling programs conducted at the Project.

Greenland Mines Corp., a privately held Delaware corporation, acquired an 80% interest in the Project from MPM on February 25, 2026. On March 3, 2026, Klotho announced a definitive merger agreement with Greenland Mines Corp., which closed on March 4, 2026, and the combined entity subsequently changed its name to Greenland Mines Ltd. As of the date of this TRS, GRML has not carried out an exploration program on the Project.

7.1.1 Exploration Potential

The Skaergaard Intrusion has been studied by historical operators and academia, and there is a high confidence in the overall geological and structural interpretation.

The QP notes that exploration potential could extend to the limits of the mineralized Triple Group horizons inside the boundaries of the Skaergaard Intrusion, which is likely also constrained by the Marginal Border Series rock at the margins of the intrusive body. Further drilling could increase the Inferred Mineral Resources outboard of current drilling at depth. Inferred Mineral Resources could be upgraded to Indicated Mineral Resource material, further defining high- and low-grade areas of mineralization, and delineating barren dyke material more accurately. GRML should also consider assaying unsampled intervals from the Triple Group in the extant core located in various places. Drilling in the central to southeast part of the deposit could define further Inferred and Indicated Mineral Resources, though the terrain is rugged.

Accurate bathymetry for both the glacier and ocean could potentially define additional exploration targets.

Regarding the potential pilot open pit at the northeastern plateau area (north of the Forbindelses Glacier), SLR notes that the mineralized horizon H0 starts at 25 m vertical depth in hole MPD013 and 35 m vertical depth in hole MPD012. In the northwestern part of the Project, MDP002 intercepted H5 at 40 m vertical depth. To better understand the open pit potential in these areas, the QP recommends that the host rock above H0 should be evaluated for potential metal credits as part of the future Initial Assessment (IA) work.

In the SLR QP’s opinion, there is excellent potential at Skaergaard to confirm the continuity, grade, and thickness, and extend the known mineralized zones within the favourable geological environment on the Project. Further exploration and evaluation activities are warranted.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

7.1.2 Survey Grids and Digital Terrain Maps

7.1.2.1 Survey Grids

The UTM grid system is WGS84, Zone 25N.

HNIT HF, an Icelandic engineering firm based in Reykjavik, completed a cadastral survey of all 1989 and 1990 drill hole locations and several 1988 sites. The survey was conducted during two visits to the Project area in September 1990. Seven survey monuments were established in the Skaergaard area, referenced to the Project grid and tied into two benchmarks at Sødalen.

In July 2011, following the completion of the Platina drill programs, Asiaq Greenland Survey (Asiaq) established fixed survey reference points at Skaergaard, Miki Fjord, and Sødalen to control their surveys. The Asiaq surveys were conducted using real-time kinematic (RTK) GPS equipment. Expected accuracy is ±50 mm for easting, northing, and elevation coordinates.

In August and September 2021, Asiaq surveyed all drill hole collars and channels completed in the 2021 field season. Asiaq also established a new fixed point on Kraemer Island, which can be used for future survey work.

7.1.2.2 Digital Terrain Maps

For 2021, MPM procured 0.5 m resolution topography data and Landsat imagery, covering the Skaergaard intrusion and adjacent area around Miki’s Fjord, from PhotoSat. The relative horizontal accuracy of PhotoSat’s precision orthophotos is generally better than 50 cm over distances of 10 km. The 50 cm satellite survey and 50 cm precision orthophoto were produced using PhotoSat’s proprietary Geophysical Satellite Processing system. To assess the accuracy of this project, PhotoSat compared the PhotoSat satellite survey to client-supplied ground control points and a two-metre topographic surface. Using this methodology, analysis of Light Detection and Ranging (LiDAR) at 57 surveyed ground control points showed that the elevation root mean square error (RMSE) of the PhotoSat survey is 15 cm. Approximately 90% of the survey elevations are within 25 cm of the LiDAR control points.

The Landsat topography data was filtered in Vulcan software for use in the MRE. Drill collars were reviewed relative to the topographic surface, and several collars were corrected by MPM as a result of this review. In some cases, it appears that different vertical references have been used for different datasets. Current collars and topographic surface reference the Greenland Vertical Reference 2016, whereas historical collars reference the Greenland Vertical Reference 2000. DDH D-04-32 was surveyed in 2011 (Greenland Vertical Reference 2000) and in 2021 (Greenland Vertical Reference 2016), and there is a 1.6 m difference in elevation between the two surveys, with the more recent survey closer to the topographic surface, which uses the same vertical reference.

The distance between topographic surface and current collar elevations is generally between 5 m and 10 m above the topographic surface, but is often ± 5 m (30% of holes). The distance between topographic surface and historical collar elevations is generally within ± 5 m (67% of collars) but can be up to ± 35 m in holes with a D* prefix.

In addition to collar survey GIS datum discrepancies, differences in elevation between current ‘best’ collar positions and the PhotoSat topographic surface could be confounded by changes in the physical surface in the 10 years between surveys, including glacial ablation, changes in other ice and snow cover, and mass wasting/erosion through freeze and thaw cycles.

7.1.3 Historical Channel Sample Locations

The location of the historical channels was considered by previous Competent Persons (WAI, 2013) to be subject to significant error, and consequently, these samples were not recommended for use in mineral resource estimation.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

In 2021, SLR leveraged the new PhotoSat topography and imagery to reposition the channel samples north of the Forbindelses Glacier. SLR digitized points on the centres of the leucocratic gabbros where they were discernible on the PhotoSat imagery, and draped on PhotoSat topography resampled to two-metre resolution, in Leapfrog. SLR then digitized points to represent the expected positions of the mineralized horizons, built mineralized horizons without the channel sample information, then exported the extrapolated horizon solids to Vulcan software, repositioned the channel samples to the expected mineralized horizons relative to the leucocratic gabbro positions, reimported the new channel collars, included the samples in the mineralization models, and checked the result.

In the QP’s opinion, the historical channel sample information, in the context of the updated geology and mineralization modelling, is of sufficient quality to classify some material in the area as Inferred Mineral Resource, though positional accuracy is still not of sufficient quality to upgrade material north of the Forbindelses Glacier to Indicated Mineral Resource. SLR observes that most historical channel sampling was conducted using high-quality cuts with adequate quality assurance and quality control (QA/QC).

The SLR QP recommended that MPM attempt to locate the exact positions of the channel samples during the 2021 field season, possibly with the aid of a drone. MPM geological staff surveyed ten historical channels with a handheld global positioning system (GPS) during the 2021 field season. The QP reviewed the start and end positions of the channel samples and determined that the historical positions, orientations, and lengths of the samples were not generally reconcilable with those recorded in the Mineral Resource database. Therefore, the QP is of the opinion that the historical channels do not support any classification higher than Inferred Mineral Resource.

7.1.4 Current Channel Sample Locations

MPM laid out and cut channels on four main lines to locate and assay the mineralized horizons at the western margin of the deposit. The channel planning was understood to be less accurate than the drill planning, given changes in orientation and thickness in the less defined and unmodelled Marginal Border Series of the deposit. As such, samples which targeted and missed mineralized horizons would also help to position the modelled interpretation.

Asiaq surveyed four channels, each comprising 114 short subchannels. Each channel was surveyed at the start and end point, and in the middle if the channel was longer than four metres or had a significant bend.

The approach by Asiaq contrasted with the channel data collected by the field geologists, which consisted of 67 individual channels represented by a handheld GPS survey of the start point, followed by azimuth and dip data to reflect changes in trajectory and elevation. Gaps or breaks in the channels were simply represented by gaps in the sample intervals.

After reconciling the two data types using photographs of the channels, SLR is of the opinion that the Asiaq surveys better reflect the channels than the data recorded by field geologists. The channels are therefore represented in the data by using the Asiaq start, mid, and end point surveys drill holes as follows:

●	An accurate ‘collar’ position for the channel was created using the start point.

●	The mid and end points were used to create a survey file containing azimuth and dip data to reflect changes in the channel trajectory.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

●	The drill hole depth was taken as the sum of the sample intervals' assay data or the endpoint, whichever was longer.

In general, the channels created in this manner are identical to the Asiaq-surveyed positions, except for slight differences in length. In very few cases, there are differences between the final and surveyed positions, particularly where it was necessary to keep a single channel rather than the multiple channels surveyed or where the channel is particularly complex.

7.2 Drilling

Since 1989, a total of 93 diamond drill holes (DDH) for a total length of 42,050 m and 30 channel samples for a total of 1,409 m have been completed at the Project by previous owners. The most recent drilling campaign was carried out by MPM in the summer of 2021.

A summary of drilling at the Project is provided in Table 7-1 and a drill hole location plan is provided in .

Table 7-1: Project Diamond Drilling Summary

Year	Company	No. of Holes	No. of Wedges	Total Metres Drilled
1989	Platinova	9	2	2,673.10
1990	Platinova	18	5	13,662.04
2004	SMC	8	-	5,495.00
2008	Platina	5	-	2,365.40
2010	Platina	10	-	6,920.70
2011	Platina	11	-	3,147.00
2021	MPM	32	-	7,787.20
Total		93	7	42,050.44

Due to the remote location, drill core from the Skaergaard has been shipped to Toronto and Vancouver in Canada, to Iceland, to Copenhagen, to Kangerlussuaq Airport in Greenland, and to Robina on the Gold Coast of Australia. SLR recommends that GRML centralize the drill core to one secured location to achieve a complete and coherent physical database for the deposit.

The following description of the drilling at the Project is largely taken from SLR (2022), subdivided into pre-2011 drilling and more recent 2021 drilling.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 7-1: Drilling and Channel Sampling

Legend:
2021 Drilling
2011 Drilling (Resampled in 2020)
2008-2010 Drilling
2004 Drilling
1989-1990 Drilling
2021 Channel Sampling
Pre-2011 Channel Sampling
N
Forbindelses Glacier
Plan View
SLR

0 500 1000 1000 2000 2500
Metres

Greenland Mines Ltd.

Skaergaard Project
Greenland

Drilling and Channel Sampling

Source: SLR 2022.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

7.2.1 Pre-2011 Drilling

7.2.1.1 Summary

Pre-2011 diamond drilling at the Project comprises a total of 61 drill holes for a total length of 34,263 m, as summarized in Table 7-1 and presented in a plan view in Figure 7-1. Most drill holes range from vertical to dipping approximately 70° north, approximately perpendicular to the nominal dip of the mineralized horizons. A list of all the historical drill holes and H0-H5 horizon intercepts is provided in Table 7-2 and Table 7-3, respectively.

Table 7-2: Drill Hole Collar Locations, 1989-2011

Hole ID	East (m)	North (m)	Elevation (m)	Total Depth (m)	Azimuth (°)	Dip (°)
D-04-28	556,260.0	7,562,695.0	269.00	212.00	0.0	90.0
D-04-28A	556,260.0	7,562,703.0	269.00	556.00	0.0	90.0
D-04-29	556,553.0	7,562,580.0	283.00	573.00	0.0	90.0
D-04-30	553,559.7	7,559,669.8	0.72	1,198.00	0.0	90.0
D-04-31	553,944.0	7,560,279.0	65.00	1,320.00	110.0	80.0
D-04-32	553,340.6	7,561,840.6	28.01	661.00	315.0	70.0
D-04-33	555,617.0	7,562,781.0	228.00	476.00	0.0	90.0
D-04-34	557,663.0	7,562,550.0	354.00	499.00	0.0	90.0
D-89-01	554,090.0	7,562,691.0	26.37	230.20	0.0	90.0
D-89-02	554,090.0	7,562,690.0	26.31	247.80	0.0	90.0
D-89-03	553,096.5	7,562,179.6	17.91	296.90	325.0	80.0
D-89-04	553,096.7	7,562,179.3	17.92	318.50	0.0	90.0
D-89-05	555,858.3	7,563,735.8	304.01	215.20	0.0	80.0
D-89-06	555,858.3	7,563,735.8	304.01	215.20	0.0	70.0
D-89-07	553,951.5	7,563,037.7	5.23	115.20	30.0	70.0
D-89-08	553,951.3	7,563,037.5	5.24	117.35	30.0	80.0
D-89-09	553,549.6	7,561,781.2	53.99	495.60	345.0	70.0
D-89-09A	553,549.6	7,561,781.2	53.99	495.60	345.0	70.0
D-89-09B	553,549.6	7,561,781.2	54.00	495.60	345.0	70.0
D-90-10	552,374.0	7,560,758.0	1.67	535.35	300.0	70.0
D-90-11	553,351.8	7,560,969.4	0.22	718.10	340.0	80.0
D-90-12	552,481.1	7,560,011.8	1.37	640.08	330.0	70.0
D-90-13	553,132.2	7,561,470.4	3.87	523.00	340.0	70.0
D-90-14	552,192.4	7,561,526.7	1.62	285.30	325.0	70.0
D-90-15	552,419.1	7,561,352.1	3.32	349.70	330.0	70.0

7-6

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	East (m)	North (m)	Elevation (m)	Total Depth (m)	Azimuth (°)	Dip (°)
D-90-16	555,968.0	7,562,817.0	254.59	476.05	0.0	90.0
D-90-16A	555,968.0	7,562,817.0	254.59	456.70	360.0	90.0
D-90-17	552,629.5	7,561,006.1	1.88	537.97	340.0	80.0
D-90-17A	552,629.5	7,561,006.1	1.88	537.97	340.0	80.0
D-90-18	553,402.6	7,560,043.7	1.32	1,025.65	320.0	70.0
D-90-19	556,878.0	7,562,463.0	307.74	623.63	0.0	90.0
D-90-20	554,073.0	7,560,643.0	144.50	1,013.46	300.0	70.0
D-90-21	557,884.0	7,561,596.0	577.16	943.66	33.0	80.0
D-90-22	554,604.0	7,561,147.0	305.82	1,052.47	340.0	70.0
D-90-23	557,884.0	7,561,597.0	577.13	843.10	35.0	70.0
D-90-23A	557,884.0	7,561,597.0	577.13	841.87	35.0	70.0
D-90-24	555,066.0	7,561,739.0	501.76	1,071.67	0.0	70.0
D-90-25	554,715.0	7,562,621.0	141.04	410.26	0.0	70.0
D-90-25A	554,715.0	7,562,621.0	141.04	421.57	0.0	70.0
D-90-26	552,398.9	7,560,142.4	21.65	657.15	325.0	80.0
D-90-26A	552,398.9	7,560,142.4	21.64	644.97	325.0	80.0
D-90-27	557,898.0	7,562,572.0	356.14	318.82	0.0	90.0
DKUC	556,348.0	7,565,649.0	1,002.00	65.00	237.0	67.0
PRL10_39	553,497.1	7,562,363.0	50.35	414.00	0.0	70.6
PRL10_40	554,005.0	7,562,357.0	183.00	485.00	0.0	68.9
PRL10_41	554,504.0	7,562,358.0	231.00	597.00	24.0	71.3
PRL10_42	555,039.0	7,562,428.0	299.00	672.00	0.0	69.7
PRL10_43	552,983.4	7,561,789.6	28.57	375.00	0.0	71.9
PRL10_44	554,008.2	7,561,846.2	182.83	657.00	0.0	69.0
PRL10_45	555,046.0	7,560,986.0	262.00	1,225.00	0.1	79.0
PRL10_46	554,487.0	7,561,891.0	415.00	1,000.00	0.0	66.2
PRL10_47	553,515.0	7,561,373.6	91.94	685.00	0.0	69.6
PRL10_48	553,988.9	7,561,391.6	184.65	810.70	0.0	67.3
PRL11-49	552,699.0	7,561,613.4	12.94	364.20	342.0	86.0
PRL11-50	552,953.2	7,561,207.8	3.38	532.40	325.0	82.0
PRL11-51	552,323.1	7,561,757.5	6.73	341.00	45.0	45.0
PRL11-52	554,344.6	7,562,816.1	19.86	227.00	0.0	70.0
PRL11-53	553,131.8	7,561,470.9	3.85	505.00	0.0	80.0

7-7

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	East (m)	North (m)	Elevation (m)	Total Depth (m)	Azimuth (°)	Dip (°)
PRL11-54	555,265.8	7,563,722.1	257.52	170.00	0.0	70.0
PRL11-55	554,468.6	7,562,274.4	259.29	618.00	0.0	85.0
PRL11-56	556,417.8	7,563,704.6	320.07	122.00	0.0	70.0
PRL11-57	557,015.9	7,564,154.5	535.20	141.10	0.0	70.0
PRL11-58	557,385.1	7,564,187.7	599.97	100.00	0.0	70.0
PRL_08_35	557,879.8	7,562,724.2	334.70	317.00	360.0	90.0
PRL_08_35a	557,878.3	7,562,733.7	334.70	362.80	45.9	86.0
PRL_08_36	557,876.9	7,562,272.1	370.90	559.00	140.0	89.5
PRL_08_37	557,193.4	7,561,813.6	433.50	944.61	227.8	89.3

Table 7-3: Interpreted Mineralized Horizons, 1989-2011

Hole ID	From (m)	To (m)	Mineralized Horizon
D-04-28A	438.80	439.40	H5
D-04-28A	449.80	452.40	H3
D-04-28A	470.80	474.20	H0
D-04-30	1,125.00	1,127.40	H5
D-04-30	1,136.00	1,141.00	H3
D-04-30	1,150.00	1,151.00	H3_L1
D-04-30	1,169.00	1,171.80	H0
D-04-31	1,125.80	1,129.60	H5
D-04-31	1,142.00	1,147.00	H3
D-04-31	1,154.00	1,155.00	H3_L1
D-04-31	1,170.40	1,176.20	H0
D-04-32	371.00	372.00	H5
D-04-32	385.00	387.00	H3
D-04-32	395.20	397.80	H3_L1
D-04-32	410.80	417.60	H0
D-04-33	379.40	381.00	H5
D-04-33	389.00	391.00	H3
D-04-33	400.00	402.00	H3_L1
D-04-33	412.00	415.20	H0
D-04-34	425.00	427.00	H5
D-04-34	437.20	438.40	H3

7-8

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	From (m)	To (m)	Mineralized Horizon
D-04-34	444.00	446.00	H3_L1
D-04-34	460.20	464.00	H0
D-89-02	172.00	176.00	H3
D-89-02	183.00	185.00	H3_L1
D-89-02	201.00	206.00	H0
D-89-03	231.00	232.40	H3
D-89-03	235.80	240.00	H3_L1
D-89-03	255.00	259.00	H0
D-89-04	251.40	253.80	H3_L1
D-89-04	273.00	275.00	H0
D-89-05	152.00	154.00	H3_L1
D-89-05	164.00	168.00	H0
D-89-06	134.00	135.00	H5
D-89-06	139.00	141.00	H3
D-89-06	148.00	150.00	H3_L1
D-89-06	159.00	163.00	H0
D-89-07	43.15	43.65	H5
D-89-07	55.00	56.00	H3
D-89-07	68.00	69.00	H3_L1
D-89-07	84.00	91.00	H0
D-89-08	42.16	42.63	H5
D-89-08	53.00	54.00	H3
D-89-08	66.00	67.00	H3_L1
D-89-08	84.00	91.00	H0
D-89-09	444.80	446.40	H5
D-89-09	457.00	460.00	H3
D-89-09	467.00	469.00	H3_L1
D-89-09	484.00	488.00	H0
D-89-09A	444.40	446.40	H5
D-89-09A	457.00	460.00	H3
D-89-09A	467.00	469.00	H3_L1
D-89-09A	483.00	492.00	H0
D-89-09B	442.20	445.60	H5
D-89-09B	456.00	459.00	H3

7-9

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	From (m)	To (m)	Mineralized Horizon
D-89-09B	467.00	469.00	H3_L1
D-89-09B	483.00	487.00	H0
D-90-10	434.00	435.40	H3_L1
D-90-10	442.60	446.40	H0
D-90-11	636.80	638.00	H5
D-90-11	647.00	651.00	H3
D-90-11	659.50	660.50	H3_L1
D-90-11	675.10	679.70	H0
D-90-12	594.80	595.60	H5
D-90-12	605.00	607.00	H3
D-90-12	613.00	614.00	H3_L1
D-90-12	633.00	637.00	H0
D-90-13	433.20	434.20	H5
D-90-13	442.00	445.00	H3
D-90-13	452.50	454.00	H3_L1
D-90-13	469.00	472.00	H0
D-90-14	154.00	155.00	H5
D-90-14	192.90	197.00	H0
D-90-15	293.40	294.00	H5
D-90-15	302.60	303.40	H3
D-90-15	310.00	312.00	H3_L1
D-90-16A	418.40	419.00	H5
D-90-16A	427.00	429.00	H3
D-90-16A	431.10	432.00	H3_L1
D-90-17A	472.20	473.20	H3
D-90-17A	498.00	502.00	H0
D-90-18	961.80	963.80	H5
D-90-18	975.00	979.00	H3
D-90-18	988.00	989.00	H3_L1
D-90-18	1,010.00	1,013.00	H0
D-90-19	553.20	556.60	H5
D-90-19	563.00	566.00	H3
D-90-19	576.00	577.00	H3_L1
D-90-19	589.00	592.00	H0

7-10

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	From (m)	To (m)	Mineralized Horizon
D-90-20	938.00	939.20	H5
D-90-20	948.40	951.40	H3
D-90-20	958.00	960.00	H3_L1
D-90-20	976.00	978.00	H0
D-90-22	990.00	993.60	H5
D-90-22	1,003.00	1,006.00	H3
D-90-22	1,013.00	1,018.00	H3_L1
D-90-22	1,031.00	1,036.00	H0
D-90-23	785.00	786.00	H3
D-90-23	792.00	793.00	H3_L1
D-90-23	810.00	814.00	H0
D-90-23A	770.00	771.00	H5
D-90-23A	781.00	782.00	H3
D-90-23A	790.00	791.00	H3_L1
D-90-23A	806.00	810.00	H0
D-90-24	1,018.00	1,023.20	H5
D-90-24	1,032.00	1,035.00	H3
D-90-24	1,042.00	1,045.00	H3_L1
D-90-24	1,057.00	1,060.00	H0
D-90-25A	337.00	338.00	H5
D-90-25A	342.20	346.80	H3
D-90-25A	355.00	357.00	H3_L1
D-90-26	569.00	570.00	H5
D-90-26	580.00	582.00	H3
D-90-26	588.00	590.00	H3_L1
D-90-26A	568.00	569.00	H5
D-90-26A	580.00	582.00	H3
D-90-26A	588.00	590.00	H3_L1
D-90-26A	601.80	602.80	H0
DKUC	19.70	24.20	H3
PRL10_39	253.40	256.00	H3
PRL10_39	262.60	263.60	H3_L1
PRL10_39	280.20	284.20	H0
PRL10_40	413.00	415.00	H5

7-11

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	From (m)	To (m)	Mineralized Horizon
PRL10_40	432.60	435.20	H3
PRL10_40	437.60	441.40	H3_L1
PRL10_40	466.80	471.60	H0
PRL10_41	480.00	482.00	H5
PRL10_41	488.00	489.80	H3
PRL10_41	493.40	494.20	H3_L1
PRL10_41	500.00	503.60	H0
PRL10_42	585.00	585.80	H5
PRL10_42	596.20	598.40	H3
PRL10_42	605.40	606.20	H3_L1
PRL10_42	617.40	621.00	H0
PRL10_43	329.00	330.00	H5
PRL10_43	338.00	340.60	H3
PRL10_43	348.00	349.60	H3_L1
PRL10_43	365.20	369.60	H0
PRL10_44	609.00	609.80	H5
PRL10_44	612.80	616.80	H3
PRL10_44	621.40	623.60	H3_L1
PRL10_44	640.60	645.00	H0
PRL10_45	1,030.00	1,032.00	H5
PRL10_45	1,046.00	1,048.00	H3
PRL10_47	596.20	600.80	H5
PRL10_47	613.20	616.20	H3
PRL10_47	625.00	626.00	H3_L1
PRL10_47	638.00	641.20	H0
PRL10_48	735.20	736.00	H5
PRL10_48	747.40	750.80	H3
PRL10_48	757.40	759.00	H3_L1
PRL10_48	775.60	779.20	H0
PRL11-49	305.00	306.00	H5
PRL11-49	316.00	318.00	H3
PRL11-49	324.00	327.00	H3_L1
PRL11-49	343.00	348.00	H0
PRL11-50	471.00	473.00	H5

7-12

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	From (m)	To (m)	Mineralized Horizon
PRL11-50	498.10	499.00	H3
PRL11-50	506.00	509.00	H3_L1
PRL11-50	523.00	527.00	H0
PRL11-51	208.00	210.00	H5
PRL11-51	236.00	241.00	H3
PRL11-51	248.00	250.00	H3_L1
PRL11-51	260.00	266.00	H0
PRL11-52	98.00	100.00	H5
PRL11-52	107.00	109.00	H3
PRL11-52	117.00	119.00	H3_L1
PRL11-52	128.00	132.00	H0
PRL11-53	436.00	438.00	H5
PRL11-53	448.00	451.00	H3
PRL11-53	458.00	460.00	H3_L1
PRL11-53	475.00	479.00	H0
PRL11-54	110.00	111.00	H5
PRL11-54	121.00	123.00	H3
PRL11-54	132.00	134.00	H3_L1
PRL11-54	146.00	151.00	H0
PRL11-55	538.00	539.00	H5
PRL11-55	550.00	551.00	H3
PRL11-55	555.40	560.00	H3_L1
PRL11-55	570.00	574.00	H0
PRL11-56	108.00	110.00	H5
PRL11-56	121.00	122.00	H3
PRL11-57	83.00	85.00	H5
PRL11-57	95.00	97.00	H3
PRL11-57	105.00	106.00	H3_L1
PRL11-57	113.00	119.00	H0
PRL11-58	50.00	51.00	H5
PRL11-58	60.00	61.00	H3
PRL11-58	69.00	70.00	H3_L1
PRL11-58	78.00	85.00	H0
PRL_08_35	285.00	286.00	H5

7-13

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	From (m)	To (m)	Mineralized Horizon
PRL_08_35	298.00	299.00	H3
PRL_08_35	308.00	310.00	H3_L1
PRL_08_35a	285.00	286.00	H5
PRL_08_35a	296.00	298.00	H3
PRL_08_35a	306.00	307.00	H3_L1
PRL_08_35a	324.40	328.60	H0
PRL_08_36	498.00	499.00	H5
PRL_08_36	512.80	513.60	H3
PRL_08_36	519.00	521.00	H3_L1
PRL_08_36	535.00	539.00	H0
PRL_08_37	897.00	902.80	H3
PRL_08_37	913.00	914.00	H3_L1
PRL_08_37	925.00	928.40	H0

7.2.1.2 Pre-2011 Diamond Drilling Procedures

A summary of drilling for the Skaergaard Intrusion, including channel and bulk sampling procedures by year and operator, is listed below.

1989 – Platinova Resources Ltd

●	Nine BQ (36.4 mm diameter core) DDH, along with two wedge cuts, were completed totalling 2,673 m. Hole depths range from 115.2 m to 495.6 m.

●	Eight Winkie holes (EWT 22 mm diameter core) were drilled totalling 110.0 m. Maximum hole depth was 23.3 m.

●	The nominal grid spacing was approximately 600 m by 2,000 m.

●	Holes ranged from vertical to inclined -70° to the north-northwest, north, or north-northeast, to optimally intersect the mineralized zones. The bulk of the drilling was nearly perpendicular to the mineralized domains.

●	DDH core was logged for lithological, structural, geotechnical, density, and other attributes.

●	No data on core recovery is available, however, Platinova considered that there was no issue with regard to sample bias due to material loss or gain.

1990 – Platinova Corona JV

●	The Platinova Corona JV completed 18 BQ DDH plus five wedge cuts totalling 13,662 m from April to October 1990.

●	Due to topography, the holes were sited on a non-regular pattern of approximately 200 m by 1.2 km.

7-14

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

●	Holes, drilled to grid west, ranged from vertical to inclined -70° to optimally intersect the mineralized zones. The majority of drill holes were nearly perpendicular to the mineralized domains.

●	The maximum depth drilled was 1,065 m.

●	No data on core recovery is available.

●	A bulk sample was selected on the basis of a 5 m reconnaissance chip sampling program. Approximately 1.0 m3 was extracted by blasting.

●	DDH core and the bulk sample were logged for lithological, structural, and other attributes.

2003 – Gryphon Metals Corp.

●	The Skaergaard deposit was sampled by three 800 kg bulk samples taken from three locations, two sets of channel samples, and a single vertical Winkie hole drilled to a depth of 35.7 m.

●	Bulk samples were obtained by blasting and breaking of oversize fragments with a sledgehammer.

●	Channel samples were taken across stratigraphy from the top of the gold zone to the bottom of the palladium zone at the toe of the Forbindelses Glacier and across the fully exposed outcrop at Pukugagryggen, approximately 43 m in exposed length.

●	Channel samples were obtained by cutting along previously marked lines that were 10 cm apart. A third cut was made approximately halfway between the initial cuts to facilitate the breaking of the material from the channels. The saw cuts were made to a nominal depth of 5 cm, and as deep as 8 cm. The sampling interval was generally 50 cm except when sampling was in a known area of the gold or palladium-enriched layers, at which point the sampling interval was reduced to 20 cm.

●	The single Winkie hole was drilled to a total depth of 35.7 m.

●	DDH core and channel samples were logged for lithological, structural, and some geotechnical attributes.

●	Core recovery was recorded as 96.5%.

2004 – Skaergaard Minerals Corp.

●	DDH core drilling consisted of eight holes totalling 5,495 m. Hole depths ranged from 212 m to 1,319 m.

●	The holes were drilled mostly vertically, which was almost perpendicular (oblique 18° to 20°) to the dip of the mineralized trend.

●	There was an overall irregular drill spacing due to the infill nature of the program.

●	Two different types of drill rigs were used in the 2004 program: a Boyles 37 Rig and a Boyles 56 Rig.

●	The core drilling was a mixture of BQ and NQ (47.6 mm) size boreholes.

●	Drilling was conducted on a nominal 500 m by 500 m grid spacing.

●	Core recovery was recorded at 100% and Rock Quality Designation (RQD) values were typically greater than 80.

7-15

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

2008 – Platina Resources Ltd.

●	Five DDH on a nominal 450 m by 700 m grid spacing were drilled, totalling 2,365 m.

●	The drill holes were all collared on the Forbindelses Glacier and drilled using two helicopter portable Fordia A5 Golden Bear drill rigs.

●	Drilling through the glacier was accomplished using an NW diameter (88.9 mm) mill-toothed tricone drill bit, and then once bedrock had been intersected, the hole was cased with NW diameter drill rods.

●	The holes were drilled vertically, which was almost perpendicular (oblique 18° to 20°) to the dip of the mineralized trend. Subsequent structural logging based on oriented core indicated that the main mineralization controls are largely 78° to 80° to the drill direction.

●	Overall core recovery was recorded as 96.5%. Poorer recoveries and/or core quality were noted in the vicinity of basaltic dykes, which are often strongly fractured/jointed, or in core cut by chlorite-lined micro-fractures running either subparallel to the core axis or at low intersection angles of 30° to 35°.

2010 – Platina Resources Ltd.

●	Ten BTW (41.3 mm)/BQ DDH holes, drilled on a nominal 500 m by 500 m drill spacing, totalled 6,921 m.

●	Hole dips ranged from -80° to -70° to optimally intersect the mineralized zones.

●	The holes were drilled to true north, which was perpendicular to the orientation of the mineralized trend. Subsequent structural logging based on oriented core indicated that the main mineralization controls were largely perpendicular to the drill direction.
●	Drill holes were drilled using three helicopter portable CDI 500 rigs.

●	All holes commenced using BTW diameter diamond drill bits and running gear, telescoping down to BQ diameter at an appropriate depth.

●	Core orientations were taken every run when in the Triple Group using a Reflex ACT II RD core orientation system.

●	Core was placed into wooden core trays by the drill operators and transported to the Sødalen camp for processing.

●	Depths were checked against the depth indicated on the core blocks, and rod counts were routinely carried out by the drillers.

●	Average core recoveries were 96% with no core loss issues or significant sample recovery problems for mineralized zones.

2011 – Platina Resources Ltd.

●	Diamond core drilling was used to obtain BTW/BQ core samples from 11 drill holes totalling 3,147 m.

●	Hole dips ranged from -86° to -45° to optimally intersect the mineralized zones.

7-16

Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

●	The holes were drilled to true north, which was perpendicular to the orientation of the mineralized trend. Subsequent structural logging based on oriented core indicated that the main mineralization controls were largely perpendicular to the drill direction.

●	Holes were drilled using three heli-portable CDI 500 drill rigs.

●	All holes commenced using BTW diameter diamond drill bits and running gear, telescoping down to BQ diameter at an appropriate depth.

●	Core orientations were taken every run when in the Triple Group using a Reflex ACT II RD core orientation system.

●	Core was placed into wooden core trays by the drill operators and transported to the Sødalen camp for processing.

●	Depths were checked against the depth indicated on the core blocks and rod counts were routinely carried out by the drillers.

●	Average core recoveries were 84% with no core loss issues or significant sample recovery problems for mineralized zones.

7.2.1.3 Pre-2011 Collar Surveys

1989 – Platinova Resources Ltd.

●	Seven of the nine drill hole collar locations were surveyed by Asiaq of Nuuk, Greenland in July 2011 following the completion of the Platina drill programs.

1990 – Platinova Resources Ltd.

●	The drill hole locations were surveyed by HNIT HF, Reykjavik in September 1990 following the completion of the drill program.

●	The holes were surveyed in a local grid system and then transformed into latitude/longitude.

●	The local grid system is horizontal and therefore no topographic control was used. The surveyed collars have estimated accuracy better than 5.0 cm.

●	Eight of the 18 drill hole collar locations were resurveyed by Asiaq of Nuuk, Greenland in July 2011 following the completion of the Platina drill programs.

2003 – Gryphon Metals Corp.

●	No information is available.

2004 – Skaergaard Minerals Corp.

●	All 2004 and previous drill hole locations were surveyed by GPS and given UTM coordinates using the WGS84, Zone 25N datum.

2008 – Platina Resources Ltd.

●	All 2008 drill hole positions were located with a Garmin handheld GPS.

●	Collar locations were surveyed by Asiaq of Nuuk, Greenland using RTK GPS with a GRS80 ellipsoid. Expected accuracy is ±50 mm for easting, northing, and elevation coordinates.

●	Topographic surface used 2009 GeoEye satellite which collected imagery at a resolution of 0.5 m and topography at a resolution of two metres.

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2010 – Platina Resources Ltd.

●	All 2010 drill hole positions were initially located with a Garmin handheld GPS using UTM coordinates, WGS84, Zone 25N. The final collar positions were taken using the same Garmin GPS but left on ‘averaging’ mode for a period of 15 minutes.

●	Five of the ten hole collar locations were subsequently surveyed by Asiaq of Nuuk, Greenland in July 2011 using RTK GPS with GRS80 ellipsoid. Expected accuracy is ±50 mm for easting, northing, and elevation coordinates.

2011 – Platina Resources Ltd.

●	All 2011 drill-hole positions were originally located with a Garmin handheld GPS using UTM coordinates, WGS84, Zone 25N.

●	Ten of the 14 drill hole collar locations were surveyed by Asiaq of Nuuk, Greenland, in July 2011 following the completion of the Platina drill programs.

7.2.1.4 Pre-2011 Downhole Surveying

Pre-2004 Drilling

●	No information is available on downhole surveying for holes drilled prior to 2004.

2004 – Skaergaard Minerals Corp.

●	Downhole survey tool provided bearing and dip measurements for part of or the entire length of the hole at 15 m intervals.

●	Hole deviation was limited to a maximum of 3°.

2008 – Platina Resources Ltd.

●	All holes were vertical in orientation and surveyed at 50 m intervals using a Reflex EZ-shot camera.

2010 – Platina Resources Ltd.

●	A Deviflex (manufactured by Devico) survey tool was used to survey the holes at 50 m intervals. One hole was surveyed with a Flexit multi-shot survey tool, which is affected by magnetic fields.

2011 – Platina Resources Ltd.

●	Downhole surveys were taken on most holes using a Reflex Gyro tool.

●	Two surveys were taken per hole, one when the tool was inserted into the holes, and a second when it was retrieved.

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7.2.1.5 Pre-2011 Logging Procedures

1989 – Platinova Resources Ltd.

●	All DDH core was geologically logged.

●	Logging of diamond core recorded lithology, mineralogy, texture, mineralization, colour, and other features of the samples.

●	No core photos or geotechnical logging records have been located.

●	The methodology used for density measurement of these samples is not documented.

1990 – Platinova Resources Ltd.

●	All DDH core was geologically logged.

●	Logging of diamond core recorded lithology, mineralogy, texture, mineralization, colour, and other features of the samples.

●	Primary data was collected by Corelog2 and Micromine databases. Individual drawings were compiled for each drill hole.

●	No core photos or geotechnical logging records have been located.

●	The methodology used for density measurement of these samples is not documented.

2003 – Gryphon Metals Corp.

●	All DDH core was geologically logged including lithology, mineralogy, texture, and magnetic susceptibility.

●	No core photos have been located.

2004 – Skaergaard Minerals Corp.

●	All drill core was geologically logged; describing rock types, textures, mineralogy, structure, alteration and measuring magnetic susceptibility, percent recovery, and RQD.

●	All core was photographed at a resolution of five boxes per picture.

2008 – Platina Resources Ltd.

●	When at site, Platina and SRK geologists logged the core for geology (describing rock types, textures, alteration, and mineralogy) and geotechnical data (recovery, fractures, and RQD.)

●	Magnetic susceptibility readings were taken every metre.

●	Each core tray was photographed at a resolution of one tray per photograph.

●	Handheld X-ray fluorescence (XRF) readings were taken at 0.25 m intervals throughout Triple Group stratigraphy. A NITON XL3t handheld XRF unit (made by Thermo Scientific) was used with 20 second counts being made over three different ranges of the spectrum.

●	Density measurements for Platina drill holes were taken from DDH core using the Archimedean submersion technique, whereby the mass of the drill core sample is measured when dry in air and also when submerged in water. All samples were halved BQ diameter drill core; specific gravity measurements were taken for each sample prior to them being placed into individual sample bags.

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2010 – Platina Resources Ltd.

●	SRK geologists logged the full core for geology (describing rock types, textures, alteration, and mineralogy) and geotechnical data (recovery, fractures, and RQD). Magnetic susceptibility readings were taken every metre within the Triple Group, and each core tray was photographed at a resolution of one tray per photograph.

●	All data was recorded electronically onto laptop computers equipped with Maxwell LogChief software.

●	Diamond core was reconstructed into continuous runs for orientation marking within mineralization using a Reflex ACT II RD orientation system.

●	Density measurements for Platina drill holes were taken from DDH core using the Archimedean submersion technique.

2011 – Platina Resources Ltd.

●	Platina and SRK Exploration Services geologists logged the full core for geology (describing rock types, textures, alteration, and mineralogy) and geotechnical data (recovery, fractures, and RQD).

●	All data was recorded electronically onto laptop computers equipped with Maxwell LogChief software.

●	Magnetic susceptibility readings were taken every metre within the Triple Group.

●	Each core tray was photographed at a resolution of one tray per photograph in dry form.

●	Density measurements for Platina drill holes were taken from DDH core using the Archimedean submersion technique.

7.2.2 2021 MPM Drilling

7.2.2.1 Summary

MPM completed a drilling program between August and September 2021 comprising a total of 32 NQ holes over 7,787 m and four main channels spanning 240.76 m. Holes were generally spaced approximately 300 m apart, ranged in depth from 75 m to 551 m, and were orientated between 55° and 85° towards the north, east, or south to optimally intersect the mineralization. Drill planning priorities were to cover the relatively undrilled main part of the deposit to the east under the glacier to upgrade Inferred Mineral Resources to Indicated Mineral Resources, and to expand the Mineral Resource to the eastern and western margins of the deposit. Special priority was applied to the completion of additional drilling north of the Forbindelses Glacier to support Mineral Resource classification on the plateau area. A list of the MPM drill holes and H0-H5 horizon intercepts is provided in Table 7-4 and Table 7-5, respectively, and their locations are shown along with pre-2011 drilling in a plan view in Figure 7-1. Figure 7-2 shows a typical cross-section through the central portion of the deposit. Note that grade continuity is better shown in plan view at Skaergaard; zooming out to show grade continuity in section renders the horizon grades unreadable.

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Table 7-4: MPM Drill Hole Locations, 2021

Hole ID	East (m)	North (m)	Elevation (m)	Total Depth (m)	Azimuth (°)	Dip (°)
MPD001	553,948.0	7,562,715.5	2.6	206.0	0.0	70.0
MPD002	554,428.5	7,563,121.0	5.7	131.0	358.5	70.0
MPD003	554,666.8	7,563,303.8	57.7	134.0	90.0	85.0
MPD004	554,947.9	7,563,427.1	90.5	130.0	90.0	85.0
MPD005	553,740.1	7,562,556.0	23.1	260.0	178.9	69.8
MPD006	554,335.6	7,562,489.6	129.9	430.0	0.3	68.8
MPD007	557,500.3	7,562,845.3	301.8	375.0	89.0	82.8
MPD008	557,206.5	7,562,883.1	286.2	377.0	91.6	85.1
MPD009	557,307.7	7,564,179.4	603.1	137.0	358.5	68.0
MPD010	555,229.7	7,563,328.7	135.1	207.0	86.5	86.7
MPD011	556,910.3	7,563,008.5	269.8	341.2	90.0	70.0
MPD012	557,361.8	7,564,301.9	604.2	91.0	86.1	86.5
MPD013	557,173.8	7,564,309.9	556.6	86.0	85.0	70.0
MPD014	556,626.8	7,563,143.5	255.7	290.0	90.0	83.6
MPD015	557,022.8	7,564,160.2	537.1	251.0	180.0	53.9
MPD016	556,408.5	7,563,245.2	237.3	257.0	96.0	83.8
MPD017	557,465.9	7,562,519.6	328.4	551.0	95.5	84.8
MPD018	556,342.8	7,562,960.4	233.6	371.0	90.0	86.9
MPD019	555,508.6	7,563,288.3	164.9	243.0	90.0	88.0
MPD020	555,772.0	7,563,011.1	190.1	341.0	90.0	85.0
MPD021	556,123.2	7,563,317.9	214.4	241.0	90.0	85.5
MPD022	555,808.0	7,563,300.0	191.0	216.0	90.0	85.0
MPD023	555,528.2	7,563,571.3	160.7	148.0	0.0	70.1
MPD024	555,825.4	7,563,545.4	187.6	156.0	0.6	71.3
MPD025	556,070.0	7,563,085.6	211.6	326.0	90.0	84.8
MPD026	554,021.5	7,563,214.2	15.9	75.0	0.6	70.5
MPD027	555,485.9	7,562,952.6	162.3	332.0	93.4	84.7
MPD028	556,118.8	7,563,550.8	205.0	143.0	0.5	70.3
MPD029	555,256.2	7,563,518.3	120.7	131.0	0.8	70.4
MPD030	556,889.5	7,563,280.9	265.9	221.0	274.0	85.7
MPD031	556,669.9	7,563,423.4	245.5	179.0	0.0	70.0
MPD032	553,351.5	7,562,139.6	45.0	410.0	344.5	69.7

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Table 7-5: Interpreted Mineralized Horizons, 2021

Hole ID	From (m)	To (m)	Mineralized Horizon
MPD001	127.50	128.50	H5
MPD001	137.50	139.75	H3
MPD001	149.50	151.00	H3_L1
MPD001	163.25	167.75	H0
MPD002	37.75	39.00	H5
MPD002	46.00	51.75	H3
MPD002	58.50	60.50	H3_L1
MPD002	77.75	81.50	H0
MPD003	60.50	61.75	H5
MPD003	72.00	74.00	H3
MPD003	81.00	82.75	H3_L1
MPD003	99.00	102.50	H0
MPD004	80.00	81.25	H5
MPD004	87.25	88.50	H3
MPD004	99.75	101.00	H3_L1
MPD004	107.00	109.75	H0
MPD005	220.00	221.25	H5
MPD005	237.00	238.00	H3
MPD005	245.00	246.25	H3_L1
MPD005	248.50	251.75	H0
MPD006	322.00	325.50	H3
MPD006	329.00	330.25	H3_L1
MPD006	336.25	339.50	H0
MPD007	309.50	310.50	H5
MPD007	319.75	321.25	H3
MPD007	332.00	333.25	H3_L1
MPD007	336.50	341.00	H0
MPD008	329.75	330.75	H5
MPD008	340.75	344.00	H3
MPD008	350.75	352.00	H3_L1
MPD008	363.50	367.25	H0
MPD009	72.25	73.25	H5

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Hole ID	From (m)	To (m)	Mineralized Horizon
MPD009	80.50	82.00	H3
MPD009	89.00	90.50	H3_L1
MPD009	97.00	103.75	H0
MPD010	148.25	150.25	H5
MPD010	159.50	160.75	H3
MPD010	168.75	170.00	H3_L1
MPD010	177.00	180.75	H0
MPD011	278.25	279.25	H5
MPD011	288.50	292.50	H3
MPD011	298.75	299.75	H3_L1
MPD011	311.00	315.00	H0
MPD012	9.25	10.25	H5
MPD012	16.50	17.50	H3
MPD012	25.25	26.75	H3_L1
MPD012	35.75	42.75	H0
MPD013	20.50	21.50	H5
MPD013	28.75	36.00	H3
MPD014	251.25	252.50	H5
MPD014	256.00	257.75	H3
MPD014	263.75	265.00	H3_L1
MPD014	276.00	280.00	H0
MPD015	168.50	169.50	H5
MPD015	191.25	193.00	H3
MPD015	208.50	210.50	H3_L1
MPD015	227.00	235.25	H0
MPD016	203.00	204.00	H5
MPD016	212.50	215.50	H3
MPD016	224.00	225.50	H3_L1
MPD016	235.75	239.50	H0
MPD017	480.75	482.00	H5
MPD017	489.25	492.25	H3
MPD017	500.25	501.50	H3_L1
MPD017	512.25	516.75	H0

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Hole ID	From (m)	To (m)	Mineralized Horizon
MPD018	293.00	294.25	H5
MPD018	308.25	313.25	H3
MPD018	320.75	322.25	H3_L1
MPD018	334.25	338.25	H0
MPD019	184.75	192.00	H3
MPD019	199.25	201.00	H3_L1
MPD020	262.75	264.00	H5
MPD020	274.00	276.50	H3
MPD020	286.50	287.25	H3_L1
MPD020	298.75	302.25	H0
MPD021	179.25	181.25	H5
MPD021	188.00	190.75	H3
MPD021	192.50	194.00	H3_L1
MPD021	201.75	206.75	H0
MPD022	183.75	184.50	H5
MPD022	193.75	194.75	H3
MPD022	198.50	199.50	H3_L1
MPD022	209.00	212.25	H0
MPD023	71.50	72.75	H5
MPD023	82.25	83.50	H3
MPD023	91.25	92.25	H3_L1
MPD023	99.00	103.25	H0
MPD024	96.00	97.00	H5
MPD024	104.00	105.00	H3
MPD024	106.50	107.50	H3_L1
MPD024	115.00	118.75	H0
MPD025	251.00	251.50	H5
MPD025	257.00	264.00	H3
MPD025	270.75	272.00	H3_L1
MPD025	284.00	288.50	H0
MPD026	9.25	10.00	H5
MPD026	17.00	19.25	H3
MPD026	26.25	27.50	H3_L1

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Hole ID	From (m)	To (m)	Mineralized Horizon
MPD026	45.00	49.25	H0
MPD027	280.75	281.75	H5
MPD027	290.50	294.25	H3
MPD027	313.75	318.00	H0
MPD028	85.00	86.50	H5
MPD028	97.00	98.50	H3
MPD028	105.25	106.75	H3_L1
MPD028	119.75	124.75	H0
MPD029	60.50	61.75	H5
MPD029	67.75	69.50	H3
MPD029	76.00	77.50	H3_L1
MPD029	84.00	87.25	H0
MPD030	180.50	181.50	H5
MPD030	192.00	193.00	H3
MPD030	201.00	203.00	H3_L1
MPD031	111.50	112.25	H5
MPD031	117.25	119.75	H3
MPD031	128.25	129.50	H3_L1
MPD031	143.00	146.75	H0
MPD032	285.50	286.50	H5
MPD032	291.50	297.75	H3
MPD032	304.75	306.00	H3_L1
MPD032	321.75	325.25	H0

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Figure 7-2: Typical Section View, Central Portion of Skaergaard Deposit Facing East

7.2.2.2 Diamond Drilling Procedures

In 2021, the QP visited active drill pads for the Xenix 85 Discovery 1 drills of both sizes. The smaller sized drill was capable of 600 m of drilled depth, whereas the large drill was capable of approximately 1,500 m. All four of the drills used three metre rod lengths and were active on the Forbindelses Glacier at the time of the field visit. Average core recovery was 98.7% with core recovery in mineralized zones averaging 99.4%.

Drilled core was put into three-row wooden core boxes which were securely closed with plastic fiber tape. Then six to 21 boxes were bundled with two nylon sling straps for helicopter slinging to the Skaergaard camp. The core was then flown to camp, with radio communications advising the geologist to prepare for more core. Core was dropped directly in front of the pertinent tents, unfastened, unpacked, and carried into the logging tents by either one or two people depending on individual comfort level in walking backward or controlling direction in solitary fashion. The QP concurs with carrying core boxes to individual levels of comfort to avoid spillage. There were four core logging tents at the Skaergaard camp. Each tent received a separate drill hole. Overflow core input was left on pallets outside the doors of each tent to await logging.

Core was photographed after logging and core mark-up using a frame mounted with a digital camera, lights, and tape measure to ensure consistency. Photographs were taken dry and wet and were stored directly on a laptop which was backed up to an external hard drive daily.

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7.2.2.3 Channel Sampling Procedures

At the time of the site visit, channel samples were being gathered at leucozone outcrops on a small island on the west side of the deposit. MPM channel samples were laid out tentatively in Leapfrog, and then ground-truthed by the site geologists in preparation for cutting. Once collars were placed, the planned channel was painted on the surface of the rock along with the sample boundaries. An Xploration Services (XS) sampling crew consisting of two workers then cut two parallel lines into the rock along the line, with a crosscut at every sample boundary. Sample bags were loaded into the cuts in the rock in the right order, and samples were then collected by an MPM geologist using a small sledgehammer and rock chisel.

Collars were picked up with a handheld Garmin GPS, sometimes using new collar IDs with each inflection point or step-out in the sampling lines

The QP visited the crew performing the channel samples and found that the work was performed according to industry best practice. Samples were relatively uniform in width and depth. The QP also notes that an allowance was made for the sample lengths to vary according to the trigonometric equivalent of the vertical sample length, since channels were often laid out at low angles to bedding. Chipping of samples was thorough and minimized material loss. Identification tags were placed inside the bags facing outward to ensure samples could be easily identified in future steps.

Pre-2011 channels were located and GPS surveyed by two MPM personnel over the drill season. The MPM geologist noted that the earliest generation of channel samples were of markedly poorer quality than those taken post-1990.

7.2.2.4 Collar Surveys

During the field season, MPM laid out and picked up collars with a handheld Garmin GPS. The QP is of the opinion that this method of laying out holes is sufficient for the Project given that the wide spacing of the drill holes makes precise layout less important than projects with tighter drill spacing.

MPM contracted Asiaq to locate every hole and channel sample with differential GPS at the end of the field season.

●	All 2021 drill hole collars were surveyed by Asiaq except MPD022 which was surveyed by field geologists using a handheld GPS.

●	Asiaq surveys were carried out using RTK-GPS equipment. East and North coordinates were provided in UTM grid system WGS84, Zone 25N, and elevations were provided using the Greenland Vertical Reference 2016.

7.2.2.5 Downhole Surveying

The QP assisted MPM in the layout and prioritization of the planned drill holes for 2021, which were then updated as the drill season progressed.

Before collaring each hole, a DeviAligner tool was used to set the azimuth and dip of the mast to begin drilling. After drilling, the drillers took downhole survey measurements with either a Reflex single-shot tool or a Devi-Gyro multi-shot tool, at nominal 30 m increments. No single shots were taken at the end of the hole. An initial logistical complication resulted in hole MPD-001 receiving only DeviAligner collar data. The remaining holes were surveyed downhole using both methods described above.

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The survey information lagged the drill core and logging results by several days, which prevented quality control of the drill directions or downhole survey results before the drills had already moved onto the next hole.

The negative consequence of the logistical issues is that downhole gyroscope surveys are available for only 21 of 32 holes. For a further two holes, there are two or three single-shot surveys to support the location information, and for the remaining nine holes there is only collar survey data available because either no survey was completed or because the downhole survey data did not pass QA/QC.

7.2.2.6 Logging Procedures

MPM had written procedures and a core library to provide guidance for consistent geological logging. Initial ‘Quick Logs’ were recorded and entered into Microsoft (MS) Excel spreadsheets to provide prompt information on the drilling program's progress.

Once the core was laid out on standing-level inclined racks inside the core logging tents, a geologist made individual metre marks on the core in pencil and then measured RQD, magnetic susceptibility, and core recovery. This data was entered into GeoSpark software. As geologists experienced some loss of compiled measurements in the magnetic susceptibility metres, they resorted to recording a single measurement at a time, per metre, into the program.

The geologists then marked out sample boundaries and lithology boundaries in pencil. The geologist then recorded lithology, alteration, structure, and sample intervals into the GeoSpark logging program. QC samples and blank materials were inserted into the GeoSpark sample stream automatically, and put into sample bags at the end of the core cutting phase. An overall rate of one in 10 QC samples included one in 50 crusher duplicates and one in 50 field duplicates, where the other half of the core was taken for sampling, and the empty section of the box was labelled with the sample number.

These procedures were followed by detailed:

●	Geological logging to record lithology, colour, grain size, texture, and mineralization.

●	Structural logging to record planar features and geological contacts.

●	Geotechnical logging to record core recovery, RQD, hardness, weathering, and the number of joints.

●	Magnetic susceptibility logging recorded every metre using a Terraplus KT-10R s/c meter on a 10 kHz setting.

7.2.2.7 SLR QP Comments

Original borehole coordinates, collar elevations, and depths drilled from the surface of the Forbindelses Glacier are based on historical surveying. This glacier has significantly receded since 1989.

In 2021, MPM procured new high-resolution satellite imagery and topographic data, which was incorporated into the 2021 and 2022 MREs.

Asiaq surveyed 39 drill holes and two channels with RTK-GPS equipment in July 2011. The remaining 32 drill holes and 24 channels on the Forbindelses Glacier were not located. The QP recommends that GRML attempt to locate and survey the remaining collar and channel data in the field. The QP recognizes that resurveying the drill holes collared on the glacier is unlikely.

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The excellent work done in locating and photographing the extant old channels shows that SLR’s pre-2011 channel repositioning in 2021 was generally accurate, although the samples are lower in elevation on the west side of the outcrop. Sample lengths and surveyed lengths, and azimuths do not agree with the pre-2011 samples in the SLR database. The photographs of the 1980s channel samples show that channel quality differs from that of the 2004 sampling. This means that the pre-2011 channel samples are unlikely to support classification higher than Inferred Mineral Resource material.

The QP accepts that the collar positions are reasonably accurate overall and that the magnitude of the elevation errors would not materially affect the Mineral Resource estimate, given the drill spacing and the underground mining model. The QP recommends that GRML have the collar positions reviewed by a GIS professional to ensure that the correct datums and conversions are used for each hole position.

The QP notes that the broad spacing of the drilling and the consistent dip results of planned dips offset concerns about the downhole survey data, which was not acquired successfully. Most of the holes on the glacier were drilled vertically, and the remainder were generally oriented at 70° to the north. The QP did not note significant issues with drill hole deviation for holes which had both multi-shot and Devi-Gyro data, and the host rock is generally competent and consistent. Therefore, the QP concludes that the nine holes lacking good-quality downhole survey data likely do not deviate enough to be consequential to the results of the Mineral Resource estimate.

To avoid downhole survey recording issues in future, the QP recommends that GRML retain a dedicated geological technician for the next drill program to check each hole before drilling and perform end of hole (EOH) downhole surveys as a QC check and a superseding survey to the downhole checks performed during the actual drilling.

The QP found good correlation between low magnetic susceptibility readings and leucocratic gabbros. The QP recommends further investigation into using magnetic susceptibility (possibly confounded by dyke material) to roughly locate the stratigraphic position of mineralized horizons in order to position sampling and to help correlate mineralized horizons from hole to hole.

The QP concludes that there are no known drilling, sampling, or recovery factors that could materially impact the accuracy and reliability of the results.

7.3 Hydrogeology and Geotechnical Data

No hydrogeological or geotechnical surveys have been undertaken for this early-stage exploration project.

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8.0 Sample Preparation, Analyses, and Security

The following section summarizes sample preparation, analyses, security, and QA/QC procedures used over the exploration history of the Project. This section is largely taken from SLR (2022).

8.1 Sample Preparation and Analysis

8.1.1 1989 – Platinova Resources Ltd.

●	Diamond and Winkie core was BQ, sampled on geological intervals (1.0 m), then cut into quarter (1.0 m) core.

●	The sample preparation of diamond drill core involved oven drying, coarse crushing of the half or quarter core sample followed by pulverization of the entire sample, then split to produce a subsample for analysis.

●	Gold was analyzed by cold hydrobromic dissolution with an atomic adsorption spectroscopy (AAS) finish with a lower detection limit (LDL) of 10 ppb.

●	A separate split was used for palladium and platinum using fire assay with a direct coupled plasma (DCP) finish (DL 2 ppb Pd, 5 ppb Pt).

●	Subsequent 0.20 m half BQ core were selected in the anomalous grade zones.

8.1.2 1990 – Platinova Resources Ltd.

●	BQ sized core was sampled at geological intervals.

●	The core was cut into thirds using 1.0 m composites to locate the gold horizon (except for hole 90-10, which was sampled in 3.0 m composites)

●	The sample preparation of diamond core involved oven drying, coarse crushing of the one-third core samples followed by pulverization of the entire sample, then split to produce a subsample for analysis.

●	Subsequent 0.2 m sampling of one third BQ core was completed in mineralized zones.

●	A third round of sampling was completed as some samples had not been cut parallel to the core axis.

●	The remaining wedge-shaped core was sampled in random lengths based on variances in the ratio of weight to length.

●	Palladium and platinum were analyzed using fire assay with a DCP-AAS finish (Bondar-Clegg & Company Ltd. (Bondar-Clegg), XRAL Laboratories (XRAL)).

●	Gold was analyzed by fire assay with a bromine-hydrobromic acid gold extraction with an AAS finish at Cominco’s laboratory (Cominco).

●	Located in Canada, these three independent laboratories were referred to as accredited laboratories in previous reports (e.g. RPA, 2005), but the exact details of the accreditations are unknown to the QP at present.

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8.1.3 2003 – Gryphon Metals Corp.

●	The Winkie drill core was sampled at 20 cm intervals, and each section was placed in plastic bags with proper sample identification. These bags were then placed in plastic pails.

●	The channel samples were taken at 50 cm intervals or 20 cm intervals in areas of known gold or palladium mineralization. These samples were then placed in plastic bags in their entirety and these bags were in turn placed in plastic pails. The pails were sealed with lids and duct tape before being shipped.

●	Bulk samples were crushed to pass a -10 mesh and 2.0 kg subsamples were taken.

●	Channel samples were crushed to a -20 mesh before approximately 100 g to 200 g samples were split out and pulverized.

●	The subsamples were then pulverized to pass a -150 mesh.

●	The analytical techniques involved fire assay with an AAS finish (30 g) for gold, platinum, and palladium, inductively coupled plasma (ICP) with aqua regia digest for trace elements, and fusion followed by acid digest and an ICP finish for whole rock analysis (Al, Sb, As, Ba, Bi, Cd, Ca, Cr, Co, Cu, Fe, Ge, La, Pb, Mg, Mn, Hg, Mo, Ni, P, K, Sc, Ag, Na, Sr, Tl, Ti, W, V, Zn, and Zr and Al2O3, BaO, CaO, Fe2O3, K2O, MgO, MnO, Na2O, P2O5, SiO2, TiO2), and Loss of Ignition (LOI) at 2,000°F by whole rock fusion followed by acid digest and an ICP finish.

8.1.4 2004 – Skaergaard Minerals Corp.

●	First pass sampling consisted of quarter core at 1.0 m intervals from 10 m above L2.

●	Second pass mineralized sample lengths ranged from 20 cm to 50 cm.

●	Initial samples were prepared for inductively coupled plasma emission spectroscopy (ICP-ES), inductively coupled plasma mass spectrometry (ICP-MS), and for gold, palladium, and platinum by fire assay.

●	In addition to the 2004 drill holes, two holes from the 1990 program that were not originally sampled to the final depth of the drill hole were sampled.

●	On conclusion of the program, all sampled drill core was shipped to Vancouver storage for further detailed sampling. Once the initial results were received, the mineral horizons were resampled at 0.2 m intervals.

●	Each sample was crushed in its entirety. A 250 g cut was pulverized and screened to -80 mesh.

●	A one assay-ton (29 g) aliquot was assayed by fire assay for platinum, palladium, and gold.

●	A 0.5 g aliquot was analyzed by multi-spectrographic techniques for 32 elements and whole rock analysis.

●	CRMs were inserted in the sample stream. No blanks were inserted.

8.1.5 2008 – Platina Resources Ltd.

●	Two passes of sampling occurred with the first using quarter core at 1.0 m sample lengths to distinguish mineralized zones.

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●	Each quarter core sample was placed into a calico bag, along with an aluminum tag designating the sample number.

●	The calico bag was then tied off and had the sample number written on the outside of the bag. The calico bags were then placed into a polyweave bag with the other samples in that batch.

●	The polyweave bag was tied off with a security tag and had the company name, batch number, and sample numbers written on its exterior. Each batch was then placed into a plastic barrel and secured with a cable tie.

●	Sample preparation was conducted according to OMAC Laboratories Ltd.’s (OMAC, now ALS Limited (ALS)) P5 procedure whereby all samples were dried and then, jaw and cone crushed to <2.0 mm, riffle split 1.0 kg of coarse material, and then pulverized to 100 μm (all fractions were retained). Gold, palladium, and platinum were analyzed via 30 g lead fire assay with an inductively coupled plasma optical emission spectrometry (ICP-OES) finish.

●	The remaining three-quarter core was shipped to Perth, Australia where second pass sampling was conducted at the Platina head office in Australia. Platina geologists sampled the core at 0.2 m intervals. These samples were prepared at the independent SGS Laboratories at Perth (SGS Perth).

●	At SGS Perth, a total of 200 samples were submitted for sample preparation, consisting of crushing all samples to <2.0 mm using a jaw crusher.

●	Approximately 250 samples were sent to the independent Genalysis Laboratory (Genalysis) in Perth, Australia (now Intertek Genalysis). Preparation of samples was via conventional crushing in a chrome-steel pulverizer bowl achieving a grind of 85% passing minus 75 μm (dependent on sample hardness). All samples underwent nickel collection fire assay (50 g charge), analysis conducted by ICP-MS. For all other elements, samples were analyzed via fusion.

8.1.6 2010 – Platina Resources Ltd.

●	Core was split on site using a diamond saw. One half of the core was subsequently split in quarters.

●	Two passes of sampling occurred, with the first using quarter core at 1.0 m sample lengths to distinguish mineralized zones.

●	Each quarter core sample was placed into a calico bag, along with an aluminum tag designating the sample number.

●	The calico bag was then tied off and had the sample number written on the outside of the bag. The calico bags were then placed into a polyweave bag with the other samples in that batch.

●	The polyweave bag was tied off with a security tag and had the company name, batch number, and sample numbers written on its exterior. Each batch was then placed into a plastic barrel and secured with a cable tie.

●	Approximately 1,110 samples were sent to SGS’s Toronto Laboratory (SGS Toronto), inclusive of 64 CRMs. The mass of each sample was approximately 863 g. Preparation of samples was via crushing and then pulverizing 250 g to 85% passing 75 μm. All samples underwent fire assay (30 g charge), analysis conducted by ICP-OES for gold and palladium.

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●	Samples of the sulfidic dyke were also assayed for copper via four acid digestion with ICP-OES finish.

●	In addition, base metal analysis was conducted by SGS Toronto. Residual pulps from the first pass one metre sampling situated between the top of the Gold Zone and base of the Palladium Zone were re-assayed for multi-element geochemistry.

●	The remaining three-quarter core was shipped to Perth, Australia where second pass sampling was conducted at the Platina head office. The 0.2 m half BQ core samples were then selected in the anomalous zones and analyzed for gold, platinum, and palladium only. A magnetic susceptibility measurement was taken every metre using a Fugro KT-9 magnetic susceptibility meter prior to the samples being placed into individual sample bags.

●	All samples were then crushed and pulverized, with 100 g per sample placed into sachets. These samples had an average mass of approximately 245 g.

●	The half core second pass samples were then sent to ALS’s Brisbane laboratory (ALS Brisbane) for preparation. ALS Brisbane also performed specific gravity measurements for every fifth sample, via the whole rock Archimedes method.

●	Once the prepared samples were received from ALS Brisbane, they were divided into batches and sent to Genalysis for analysis.

●	A total of 782 pulps (inclusive of 157 CRMs and blanks) were sent to Genalysis. All samples underwent nickel collection fire assay (50 g charge), analysis conducted by ICP-MS.

●	A total of 31 pulps were sent to SGS’s Townsville Laboratory (SGS Townsville). The samples were duplicates and represented 5% of the overall sample population. The pulps were analyzed using lead collection fire assay with a 50 g charge.

●	A total of 625 samples of 20 cm halved drill core were sent to ALS for preparation and specific gravity measurements. The samples were crushed and then pulverized to 85% passing 75 μm. For each sample, 100 g of material was split off and placed into sachets. Every fifth sample was tested for specific gravity and every twentieth sample was duplicated.

8.1.7 2011 – Platina Resources Ltd.

●	Sampling occurred through the Triple Group at 1.0 m intervals for each drill hole (except holes PRL11-56A, B, and C).

●	Core was split on site using a diamond saw. One half of the core was subsequently split in quarters.

●	Each quarter sample was placed into a calico bag, along with an aluminum tag designating the sample number. The calico bag was then tied off and had the sample number written on the outside of the bag. The calico bags were then placed into a polyweave bag with the other samples in that batch.

●	The polyweave bag was tied off with a security tag and had the company name, batch number, and sample numbers written on its exterior.

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●	Each batch was then placed into a plastic barrel and secured with a cable tie.

●	All samples were sent to SGS Toronto. A total of 1,198 samples were sent for analysis, inclusive of 66 CRMs and 34 blanks.

●	Preparation of samples was via crushing and then pulverizing 250 g to 85% passing 75 µm to produce a 30 g charge for fire assay.

●	All samples underwent fire assay (30 g charge), analysis conducted via sodium peroxide fusion with ICP-OES for gold and palladium, ICP-MS for the remaining 51 elements.

●	Samples of the sulfidic dyke were also assayed for copper via four acid digestion with ICP-OES finish.

8.1.8 2020 - SLR Resampling Program

●	A total of 1,094 half-core samples, exclusive of QC samples, were taken from nine 2011 drill holes.

●	Core was resampled at SLR’s office/warehouse in Dublin, Ireland, and shipped by courier to the independent ALS Loughrea assay laboratory in Galway, Ireland (ALS Galway) which is ISO17025 certified.

●	Core was split using a diamond saw.

●	Preparation of samples was via fine crushing to 70% passing 2 mm, and then pulverizing to 85% passing 75 µm for fire assay and ICP-AES analytical procedures.

8.1.9 2021 - MPM

●	Half core was cut by geologists using four electric saws with diamond blades. The same side of the core was cut along the sampled length of the hole, and cuts were also performed normal to the core axis to ensure that most were exactly 25 cm long and weighed approximately 600 g. Sample-side core was then inserted with the sample tag into a labelled bag. Samples were then lined up in neat rows on the tables adjacent to the saw stations, zip-tied for security, cross-checked against sample control sheets, and placed into larger bags in bins of 30 samples, which were weighed to ensure the weight did not exceed 22 kg. Most of the cumulate bags weighed approximately 20 kg. The cumulate bags each were clearly labelled with metadata on the outside of the bag, a waybill was inserted for the laboratory, and a copy of the waybill was retained for MPM records.

●	MPM produced written procedures to ensure consistency in sample preparation and analysis.

●	A total of 10,098 samples, including 9,770 drill core and 498 channel samples, were collected.

●	All drill core samples were 0.25 m in length and were weighed to ensure that they met a minimum weight of 0.6 kg; however, 91% of the samples resulted in weights above 0.6 kg. Channel samples averaged approximately 2.5 kg.

●	All channel samples were between 0.25 m and 1.0 m, with an average of 0.5 m.

●	Sample numbers were defined using pre-numbered sample books and tags to record the date, core size, hole number, sample type, sample depth, and logger’s name. This information was divided into separate parts which were retained in the sample book and stapled into the core tray at the bottom of the sample.

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●	The core was cut in half using a diamond saw, with one half retained in the core box. The other half is placed into a sample bag along with a sample tag showing only the sample number, and then closed with a zip tie.

●	All samples were submitted for analysis at ALS Galway following the chain of custody outlined in section 11.2.3 of this Technical Report.

●	Samples were submitted for preparation via fine crushing to 70% passing 2 mm, and then pulverizing to 85% passing 75 µm.

●	Following preparation, samples were analyzed for PGEs by 50 g fire assay (PGM-ICP24) and multielement analysis using four-acid digest with ICP-AES finish (ME-OG62).

●	Approximately every fourth sample was submitted for analysis of specific gravity using the weight in air/weight in water method (OA-GRA08/OA-GRA08a), either dry (95% of samples) or paraffin wax coated (5% samples).

●	SLR understands that due to long turnaround times at ALS Galway, samples were often prepared at independent laboratories; ALS, Bor, Serbia or ALS Rosia Montana, Romania, and that some analyses were completed at ALS Lima, Peru.

The QP is of the opinion that the workflows and practices described in this section are sufficient to support an updated Mineral Resource estimate.

8.2 Quality Assurance and Quality Control

SLR has collated the following details with respect to QA/QC procedures through the history of the Skaergaard drill database. The QA/QC programs included submission of blank material, certified reference materials (CRM, or standards), and duplicates.

The regular submission of blank material is used to assess contamination during sample preparation and to identify sample numbering errors. Results of the regular submission of CRMs are used to identify issues with specific sample batches and long-term biases associated with the regular assay laboratory. Duplicates are used to calculate the field, preparation, and analytical precision.

8.2.1 1989 – Platinova Resources Ltd.

●	No record of Platinova QA/QC protocols.

●	Laboratory QA/QC involved the use of internal laboratory standards, including CRM and replicates, as part of the in-house procedures.

●	Field duplicates were not taken.

●	Approximately 140 duplicates (second pass sampling) were submitted to a secondary laboratory for umpire analysis.

8.2.2 1990 – Platinova Resources Ltd.

●	No record of Platinova QA/QC protocols.

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●	Laboratory QA/QC involved the use of internal laboratory standards, including CRMs and replicates, as part of the in-house procedures.

●	Two field standards were inserted, while 2,300 samples were sent to secondary laboratories (XRAL and Cominco) for umpire analysis.

●	Initial errors were flagged by Bondar-Clegg assays for gold analyses at their laboratory. Bondar-Clegg reanalyzed samples containing >2 ppm Au and provided the adjusted figures in the final assay reports.

8.2.3 2003 – Gryphon Metals Corp.

●	No record of Gryphon’s QA/QC protocols.

●	No blanks or CRMs were inserted.

●	Approximately 13.5% of all samples were sent to a secondary laboratory (ACME Analytical Laboratories Ltd. (ACME), Vancouver) for umpire analysis (27 from Pd5 and 34 from WD03-01).

o	Differences were noted in palladium, TiO2, and Fe2O3 concentrations from the original and umpire laboratory.

●	The analyses used were under-reported values when compared to those from the umpire laboratory.

8.2.4 2004 – Skaergaard Minerals Corp.

●	Two sets of standards were used in the analytical process.

●	Both were randomly placed in each sample sequence at intervals of 10 to 20 samples. In addition, every 20th sample was routinely reanalyzed (twice) to check the repeatability of individual results. No bias was evident.

●	Laboratory QA/QC involved the use of internal laboratory standards, including CRMs and replicates, as part of the in-house procedures.

●	A total of 34 analyses of the standard for gold (0.1 ppm Au), platinum (0.4 ppm Pt), and palladium (2.2 ppm Pd) gave relative standard deviations of 13%, 6%, and 4%, respectively.

●	The second standard was an internal laboratory standard to verify instrumentation and calibration.

●	Blanks were run as part of the laboratory's internal QA/QC program.

8.2.5 2008 – Platina Resources Ltd.

●	A comprehensive QA/QC procedure was implemented by Platina.

●	An independent consultant was present throughout the drill program to verify significant intersections.

●	During first-pass sampling, only in-house OMAC control standards were used.

●	For the second pass sampling, two laboratories were used, one for preparation and one for analysis to ensure “blindness”.

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●	At the second laboratory (Genalysis) samples were divided into batches, consisting of 20 samples per batch. Each batch was randomly inserted with four control samples, a gold standard, a field blank, a field standard, and a duplicate. The laboratory also used internal standards and blanks.

●	DDH had duplicates taken from the quarter core.

●	Umpire laboratory campaigns with two other laboratories were carried out as independent checks of the assay results at a ratio of 1 in 20.

●	CRMs, having a good range of values, were inserted blindly and randomly. Results indicated that sample assay values were accurate and reliable.

●	The DDH core pulp duplicates had more than 90% of the pairs with differences (half absolute relative differences or HARD values) below 10% (Au, Pd) and these results indicated very good precision and a low nugget effect.

8.2.6 2010 – Platina Resources Ltd.

●	A more comprehensive QA/QC procedure was implemented by Platina.

●	Two custom CRMs were manufactured by Geostats Pty Ltd (Geostats), Australia. The reference materials are certified and manufactured from Skaergaard bulk sample material collected from outcropping Gold and Palladium Zones in 1990.

●	The samples sent to SGS Toronto for first pass sampling were inclusive of CRMs and blanks supplied by Platina. In addition, in-house SGS control standards were also used.

●	Samples were sent in batches of 72 as this correlates with the size of SGS’s fire assay batch. Within each batch of 72 samples, there were three CRMs and one blank, along with an additional 12 QC samples supplied by SGS.

●	Second pass sampling used three laboratories: one for sample preparation, another for sample analysis, and a third for duplicate analysis.

●	Once the prepared samples were received from ALS, they were divided into batches of 20, four samples per batch being QC material (one blank and three CRMs), and sent to Genalysis. One duplicate per batch of 20 (5%) was sent to SGS Townsville for precious metal analysis. The precise number of control samples provided by Genalysis is unknown.

●	CRMs, having a good range of values, were inserted blindly and randomly. Results indicated that sample assay values were accurate.

●	The DDH core pulp duplicates had more than 90% of the pairs with differences (half absolute relative differences or HARD values) below 10% (Au, Pd) and these results indicated very good precision and a low nugget effect.

8.2.7 2011 – Platina Resources Ltd.

●	A total of 1,198 samples were sent for analysis, inclusive of 66 CRMs and 34 blanks.

●	Samples were sent in batches of 74 as this correlated with the size of SGS’s fire assay firing batch.

●	Each batch of 74 samples included three CRMs and one blank, in conjunction with an additional 12 QC samples supplied by SGS.

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●	A blank was always placed at the start of each hole, while the CRMs were inserted randomly.

●	Two holes were twinned: PRL11-53 (twin of D90-13) and PRL11-55 (twin of PRL10-41.)

●	The results from the twinned holes confirmed the initial intersection assays.

●	PRL10-41, which was drilled in 2010, returned no anomalous precious metal values even though the correct Triple Group lithologies were intersected. PRL11-55 encountered typical gold and palladium Zone mineralization.

8.2.8 2020 – SLR Resampling of 2011 Drilling

●	A total of 1,318 samples were sent for analysis, including 150 CRMs and 71 blanks.

●	Samples were sent in batches of 137 to 242 samples, inclusive of QC sampling.

●	Five CRMs variably covered gold, palladium, platinum, silver, nickel, copper, cobalt, iron, and sulfur.

●	Blanks were inserted every 10 to 20 samples, with two to four different CRMs inserted between the blank samples.

●	Core recovery and density measurements were taken. Core recovery averaged approximately 100%.

●	Blanks demonstrated no evidence of contamination for gold and platinum, except for one blank failure with a 0.049 g/t Au assay. Palladium grades in blanks exhibited more variation, though only a few displayed more than ten times the DL of 0.001 g/t Pd. Only two blanks graded more than 0.025 g/t Pd with a maximum of 0.037 g/t Pd. SLR considers this to be an acceptable result, given the palladium grade in the mineralized horizons.

●	SLR analyzed CRMs CDN-PGMS-30, CDN-GS-P4J, CDN-ME-1207, CDN-ME-1309, and CDN-GS-1X for palladium, gold, and platinum. Assay results were generally less than one standard deviation from the expected mean value, with only two failures. SLR considers this to be an acceptable result.

●	SLR examined the original 2011 assay results against the 2020 resamples, both globally and by mineralized horizon, and found that the mean values and standard deviations were very close between the two populations.

●	SLR selected 102 coarse reject and 103 pulp duplicates from the resampling and submitted these for analysis at ALS in 2021 during the 2021 field season. Gold, platinum, and palladium values for the duplicates were compared to the resampled values.

o	Assay values, for gold, platinum, and palladium for the coarse reject duplicates show good agreement, with most samples plotting close to the x=y line with only a limited number of outliers (Figure 8-1). For all elements, there is a slight low-grade bias with the duplicate (2021) assays returning slightly lower average values than the primary assays.

o	Assay values for platinum, and palladium for the pulp duplicates show good agreement with most samples plotting close to the x=y line with only a limited number of outliers (Figure 8-2). For gold, samples plot close to the x=y line, however, there may be a minor low-grade bias, with the duplicate assays (2021) returning lower average values than the primary assays. Note that most gold grades are very low, in the 0.01 g/t to 0.05 g/t range.

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Figure 8-1: Gold Assays (log normal) for Coarse Reject Duplicate Samples (2020 Resampling)

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Figure 8-2: Gold Assays (log normal) for Pulp Duplicate Samples (2020 Resampling)

8.2.9 2021 MPM

QA/QC procedures for the 2021 field program were documented by MPM.

A total of 12,022 samples were submitted for analysis including 10,268 drill hole and channel samples along with 557 blanks, 555 CRMs, 205 field duplicates, and 226 coarse reject duplicates (Table 8-1).

Table 8-1: Summary of QA/QA Sample Types and Insertion Rates

Sample Type	Planned Rate	Actual Rate
CRM	5%	5%
Blank	5%	5%
Field Duplicate	2%	2%
Coarse Reject Duplicate	2%	2%

QA/QC sample results were monitored on an ongoing basis and any issues identified were promptly raised with the assay laboratory.

8.2.9.1 Blanks

Blank material was purchased from CDN Resource Laboratories Ltd., Canada (CDN) as 400 g packets of coarse rock chips.

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Analysis of the blank assays demonstrated no significant contamination for gold, platinum, or palladium. Only one palladium sample recorded a value slightly higher than the warning limit set at ten times the DL of 0.001 g/t Pd (Figure 8-3).

Figure 8-3: Palladium Assays for Blank Samples

CRMs were also purchased from CDN and were provided in 100 g packets. Table 8-2 summarizes the certified values, source materials, and uses.

Table 8-2: Summary of CRMs

Reference Material	Certified Value (g/t)			Source	Use
	Au	Pt	Pd
CDN-PGMS-30	1.897	0.223	1.66	Miscellaneous ores	High grade Au and Pd, low grade Pt
CDN-ME-1207	-	0.568	0.992	Ni Ore, Canada	Mid-grade Pt and Pd
CND-ME-1309	-	0.707	0.363	Sulfide mineralisation, Canada	High grade Pt and low grade Pd
CDN-GS-1X	1.299	-	-	Polymetallic sulfide mineralisation	High grade Au
CDN-GS-P4J	0.479	-	-	Low grade Au ore, Cu-Au porphyry	Low grade Au

●	For CDN-PGMS-30, 60% to 75% of gold, platinum, and palladium assays were within one standard deviation (1SD) of the reference value with only two or three values outside the failure limit, set at plus or minus three standard deviations (+/-3SD) from the reference mean. For all elements, the mean analyzed value is very close to the reference value and no significant systematic bias was noted. Figure 8-4 shows a Shewhart plot for CDN-PGMS-30 palladium results.

●	For CDN-ME-1207, approximately 75% of platinum and palladium assays were within 1SD of the reference value, however, there were up to nine values (up to 9% of the total) below -3SD. Figure 8-5 shows a Shewhart plot for CDN-ME-1207 palladium results.

●	Table 8-2 indicates that this CRM is derived from nickel ore rather than from PGE mineralization. Although the platinum and palladium values are suitable for the PGE mineralization at Skaergaard, the CRM contains significantly higher nickel (approximately 1.5% Ni) and higher chromium (approximately 2.0% Cr) values than the mineralization at Skaergaard.

o	On investigation, it was noted by the laboratory that the high nickel and chromium content in the CRMs caused poor fusion during fire assay resulting in low recovery of platinum and palladium in some instances. This did not impact the drill core samples as the values of nickel and chromium are significantly lower than in the CRM.

o	A selection of the failed CRMs was reanalyzed along with ten surrounding samples, taking into account the higher nickel and chromium values when preparing for fire assay. In all cases, the repeat CRM value was close to the reference value and the repeated drill core sample assays were within the expected tolerance. Based on this information, SLR concludes that the failures noted in this instance result from the choice of CRM rather than any bias in the analytical technique.

o	The SLR QP recommends that an alternative mid-grade platinum and palladium CRM with a more appropriate matrix be sourced for future drill programs.

●	For CDN-ME-1309, 71% of platinum and 65% of palladium values were within 1SD of the reference value, however, there were up to seven values (6% of the total) outside +/-3SD. Figure 8-6 shows a Shewhart plot for CDN-ME-1309 palladium results. Despite these failed samples, the mean analyzed value is very close to the reference value and no significant systematic bias was identified for either element.

●	Approximately 50% of gold values for CDN-GS-P4J (L – Au) fall within 1SD of the reference value and approximately 5% of values are outside +/-3SD (Figure 8-7). Despite this wider spread of gold values, the analyzed mean is very close to the reference mean and no systematic bias has been identified.

●	Approximately 50% of gold values for CDN-GS-1X (H – Au) fall within 1SD of the reference value and approximately 3% of values are outside +/-3SD (Figure 8-8). Despite this wider spread of gold values, the analyzed mean is very close to the reference mean and no systematic bias has been identified.

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Figure 8-4: Palladium Assays for CRM CDN-PGMS-30

Figure 8-5: Palladium Assays for CRM CDN-ME-1207

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Figure 8-6: Palladium Assays for CRM CDN-ME-1309

Figure 8-7: Gold Assays for CRM CDN-GS-P4J (L – Au)

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Figure 8-8: Gold Assays for CRM CDN-GS-1X (H – Au)

8.2.9.2 Duplicates

Field Duplicates

A total of 205 field duplicates were collected and submitted to ALS Galway for analysis. Field duplicates were collected by submitting the second half of the drill core with a new sample number in the same batch as the primary sample.

Analysis of the assay results for the field duplicates shows very good agreement between the primary sample and duplicate sample assays for gold, platinum, and palladium. The mean grades and standard deviations for each element are also closely comparable.

For example, Figure 8-9 shows a comparison of the primary and duplicate palladium assays for the field duplicates. There is very close agreement for all but one sample, which is likely to be a mislabelled sample. The mean grade of the primary samples is 0.35 g/t Pd, the mean grade of the duplicate samples is 0.34 g/t Pd, and the correlation coefficient (R) for the two data sets is 0.99, which also indicates a strong relationship between the two datasets.

Good agreement between the gold, platinum, and palladium field duplicate assays also indicates low levels of short scale grade variation within the mineralization.

Coarse Reject Duplicates

A total of 226 coarse reject duplicates were submitted to ALS for analysis. The duplicates were taken from the coarse crush during sample preparation at ALS.

Analysis of the assay results for the laboratory duplicates shows very good agreement between the primary sample and duplicate sample assays for gold. Agreement between the primary and duplicate sample assays for platinum and palladium is also good, although there are a small number of outliers. The mean grades and standard deviations for all elements are closely comparable.

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For example, Figure 8-10 shows a comparison of the primary and duplicate palladium assays for the laboratory duplicates. There is very close agreement apart from a small number of outliers; the mean grade of the primary samples is 0.26 g/t Pd, and the mean grade of the duplicate samples is 0.25 g/t Pd. The correlation coefficient (R) for the two datasets is 0.87, a value which indicates a good correlation but is impacted by the small number of outliers.

Figure 8-9: Palladium Assays (log scale) for Field Duplicates

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Figure 8-10: Palladium Assays (log scale) for Coarse Reject Duplicates

8.3 Sample Security

8.3.1 1989 and 1990 – Platinova Resources Ltd.

●	Samples are assumed to have been subject to the Platinova Corona JV chain of custody.

8.3.2 2003 – Gryphon Metals Corp.

●	The plastic pails containing the drill and channel samples in the plastic pails travelled by boat to the airport in Iceland.

●	Transportation from Iceland to Vancouver was by commercial airline carrier, Iceland Air, to New York and then by bonded truck to Vancouver.

●	Company personnel were present when the samples where sealed in Greenland, and again when they were received in Canada.

8.3.3 2004 – Skaergaard Minerals Corp.

●	Once samples were delivered to aircraft at site, they were then in the hands of bonded agents who tracked the samples to their final destination.

●	All sampled drill core was shipped to Vancouver for further detailed sampling.

8.3.4 2008 – Platina Resources Ltd.

●	Chain of custody was managed by Platina.

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●	All first pass (quarter core) sample batches were freighted to Reykjavik by twin otter and then freighted to OMAC, in Ireland.

●	The remaining three-quarter core was shipped to Perth, Australia where second pass sampling of half core was conducted at the Platina head office in Australia.

●	Second pass samples were sent to SGS Perth for preparation. Once the prepared samples were received from SGS Perth, they were divided into batches and sent to Genalysis for analysis.

8.3.5 2010– Platina Resources Ltd.

●	Chain of custody was managed by Platina.

●	First pass quarter core sample batches were freighted to Reykjavik by Twin Otter and then freighted to SGS Toronto.

●	The remaining three-quarter core was shipped to Perth, Australia where second pass sampling of half core was conducted at the Platina head office in Australia.

●	The half core second pass samples were then sent to ALS Brisbane for preparation. Once the prepared samples were received from ALS, they were divided into batches and sent to Genalysis. One duplicate per batch was sent to SGS Townsville.

●	The remaining quarter core has been stored in a secure lock-up in Perth.

8.3.6 2011 – Platina Resources Ltd.

●	Chain of custody was managed by Platina.

●	First pass quarter core sample batches were freighted to Reykjavik by Twin Otter and then freighted in a sealed shipping container to SGS Toronto.

●	The remaining three-quarter core was stored in a secure lock-up in Reykjavik.

8.3.7 2021 - MPM

●	Chain of custody was documented and managed by MPM.

●	Individual sample bags were placed into larger rice bags which were marked with the batch number and closed with a zip tie.

●	The sample numbers and the number of samples within each rice bag were recorded along with the bag weights.

●	These larger rice bags were then placed into larger bulk bags for shipping.

●	The sample numbers, number of samples, batch numbers, and number of batches in each bulk bag was recorded and the weight calculated.

●	Due to the remote nature of the Project, samples were stored at site until the end of the field program when they were transferred to Iceland via chartered ship, and then onward to the analytical laboratory in Ireland via Denmark.

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8.4 SLR QP Comments

In 1990, a study by WGM determined that one-third core samples could correctly represent the mineralization at Skaergaard based on the style of mineralization (fine grained sulfides), however, a lower relative error could be achieved at much greater cost by increasing subsample weight. Platina later conducted a review of duplicate data results which indicated that BQ quarter core samples adequately represented the style of mineralization present at Skaergaard.

In the QP’s opinion, typically third or quarter core-based assays on BQ and NQ core may not provide sufficient volume to be considered reliable for use in a Mineral Resource estimate. The QP recommends that half core be sampled in one pass in all future exploration, at 25 cm intervals.

In the QP’s opinion, QA/QC programs as designed and implemented by the historical companies were based on industry standard practice when undertaken.

The QP has reviewed the QC reports for the 2004, 2008, and 2010 drilling, and 2020 resampling, and did not identify any issues that would materially affect the Mineral Resource estimate. Standards were generally in accord with the expected values, and occasionally exhibited low bias. Blanks did not exhibit significant or persistent contamination. Approximately 90% of the field duplicates exhibited differences of less than 15% overall. In the QP’s opinion, the sample preparation, analysis, and security procedures at Skaergaard met industry standards at the time.

In the QP’s opinion, the QA/QC program implemented for the 2021 field program meets industry standard practice, and no significant contamination or bias was identified. The QP recommends, however, that for future drilling programs, the current CRMs be reviewed to ensure that the sample matrix is suitable for the mineralization at Skaergaard.

The QP is of the opinion that the current sample preparation, analysis, and security procedures at Skaergaard meet industry standards and the drill hole database is acceptable to support the Mineral Resource estimate.

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9.0 Data Verification

9.1 Pre-2011 Verification

9.1.1 Database Verification Procedures

Historical data for Skaergaard have been variably recorded and compiled into various media including paper reports, printed tables, MS Excel files, Datashed databases, and MS Access databases.

SLR received the drilling database, up to and including the 2011 drilling, in MS Access database format, within a data package that was exported by WAI after their 2013 resource estimate. Although in a database format, MS Access databases are not secure and do not contain cross-reference procedures to remove errors. In the QP’s opinion, the pre-2011 database should be incorporated into an industry standard database that supports these validations and previous logged data should be cross checked to ensure it is correct.

9.1.2 Independent Audits

9.1.2.1 1989 – Platinova Resources Ltd.

●	No audits or reviews were completed.

9.1.2.2 1990 – Platinova Resources Ltd.

●	In 1991, the Platinova Corona JV requested a review of the quality of assays particularly for gold from Bondar-Clegg.

●	Following a review of assaying and sampling techniques from all laboratories, the Bondar-Clegg report found no significant differences between the laboratories and stated that correlation between the laboratories was fair to good.

●	A 1990 study by WGM recommended that fire assaying with gravimetric finishes should be completed on second pass sampling. WGM also determined that one-third core samples could represent the mineralization at Skaergaard based on the style of mineralization (fine grained sulfides), however, a lower relative error could be achieved at much greater cost by increasing subsample weight.

9.1.2.3 2003 – Gryphon Metals Corp.

●	Gryphon compiled the report "Analyses of samples taken during 2003 Skaergaard field season" in February 2004. The results of duplicate assays between original and umpire laboratories were confirmed in this report.

9.1.2.4 2004 – Skaergaard Minerals Corp.

●	An internal audit was undertaken by SMC, and two external audits were conducted by Dermer and SRK.

●	RPA carried out limited validation and verification of the data by comparing the assays in the database with written records. Approximately 30% of the 2004 data and 25% of the 1990 data were checked in this manner and no errors were found. RPA also applied the database validation utilized in Gemcom GEMS software to check for missing or nested intervals and also found no errors. In RPA’s opinion, the database was reasonably free of errors. RPA noted, however, that lithological information capture was only partially complete and recommended that the remaining lithological data be entered into the database.

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9.1.2.5 2008 to 2012 – Platina Resources Ltd.

●	Platina validated the drill hole database in 2011 and an internal system audit was undertaken in 2012.

●	SRK reviewed the sampling techniques, however, these do not match the procedures outlined in the Platina annual report. It appears that Platina incorporated SRK’s recommendations in the sample analysis stage.

●	A review of the sampling techniques and data was carried out by Snowden as part of the 2012 resource estimate and the database was considered to be of sufficient quality to carry out resource estimation.

●	WAI reviewed the data and concluded it was suitable for insertion into a mineral resource estimate.

9.1.3 Drill Hole Data Validation

In September 2020, SLR utilized Micromine 2020 to recompile the Skaergaard drill hole database. The WAI 2013 drill hole database was used as a basis for this study. Micromine has a number of integral data validation steps to ensure that the drill hole database is free of inconsistences.

SLR noted that the following drill holes are missing downhole survey information:

PRL11-50	PRL11-51	PRL11-52
PRL11-53	PRL11-54	PRL11-55
PRL11-56	PRL11-56A	PRL11-56B
PRL11-56C	PRL11-57	PRL11-58
PRL_08_38

In addition, PRL11-49 contains only one survey measurement at 364 m depth. SLR identified five drill holes that have reported missing downhole surveys at the collar.

Two drill holes (PRL10-46 and PRL-48) were found to have downhole deviations that exceeded 0.5°/m.

SLR notes that the assay database consists of a combination of quarter core and half core samples, which overlap.

9.1.4 Assay Certificate Verification

SLR notes that original historical assay certificate information is incomplete due to poor record keeping by previous owners of the deposit. SLR was able to locate the following information:

●	1988 certificate scans from the back of an annual report.

●	1989 log assay summaries extracted from Appendix B of a report.

●	1990 scanned Bondar-Clegg assay certificates are mostly illegible dot-matrix type prints. 1990 XRAL certificates are legible.

●	2004 assay certificates are scanned and legible (ACME). The 2004 diamond drill program assay certificates were received on April 14, 2011.

●	2008–2010 assay certificates from Platina drilling were available.

The QP’s verification work found that 1989 drilling sample IDs were not entered into the DDH database. The sample IDs for this year were instead stored as a concatenation of ‘hole_ID’, ‘_from’ and ‘_to’. Consequently, the SLR QP was unable to verify the assay results in the database for the 1989 drilling.

SLR performed optical character recognition (OCR) and clean-up work on the raster assay certificate data from 1990 and 2004. The 1990 work was inconclusive and only yielded two matches. At first, SLR matched only 60 of the 1,155 ACME 2004 assays and found no mismatches. The verification work for this data was impeded by variable changes to sample ID nomenclature in the Mineral Resource database, compared to the original assays. For example, the 2004 ACME sample IDs begin with a ‘C’ prefix in the certificates. Cross-checks in the Mineral Resource database revealed that the prefix had been removed from the sample ID. SLR then judiciously concatenated the prefix to a copied column of the sample IDs for D-04 holes in the certificate sample range and matched 896 assays. Only two of the matches showed significant differences in gold grade and are likely re-assays. Only three assays showed Pd discrepancies exceeding 0.1 g/t. Only 10 Pt assays differed more than 0.1 g/t.

The compiled 2008 Genalysis certificates showed 200 matches of 250 certificate assays, with only five discrepancies, which were set to a lower 1 g/t Au in the Mineral Resource database. No discrepancies were found in 200 Pd assay certificate matches.

9.1.5 Site Visits

A site visit was carried out by the SLR QP on July 25 and 26, 2011, after the drill season had finished and samples were packed and ready to transport to Iceland via ship. Another site visit was undertaken by an SLR Consultant Geologist on September 9, 2020. Personal communication between the SLR QP and the Geologist confirmed that the observations were in accord with those of the QP.

During a site visit on September 20, 2020, an SLR Consultant Geologist reviewed the lower altitude levels of the licence area adjacent to the coast in the likely site of any potential future infrastructure and port. Both the QP and the SLR Consultant Geologist visited the camp, air strip, core storage, and core cutting facilities. The SLR Consultant Geologist reviewed core from previous drilling campaigns; however, core boxes containing mineralized samples have been removed from the site. The SLR Consultant Geologist also reviewed a series of mineralized intercepts from the 2011 Platina drilling program that were stored offsite at a facility in Reykjavik, Iceland.

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During the 2011 site visit, the SLR QP visited the camp, airstrip, core logging, core cutting, and core storage facilities (Figure 9-1). The QP was also taken via helicopter to visit a drill collar, a representative channel sample, and to view the Triple Group horizons from the air. The QP also reviewed the core logging and sampling workflows and checked a log against the hole in the field. Further, the QP reviewed the sample security, transport workflows, and temporary storage in Isafjordur, Iceland. The QP made the following observations during the site visit:

●	The QP was flown out to an example of a drill collar (PRL11-60). The site was clean and free of debris. Geologists laid out the hole with a handheld compass and left a line of flagging tape to help the drill align the mast. The hole was marked via spray paint on the nearest outcrop.

●	The QP was flown out to two channel sample sites just northwest of the terminus of the Forbindelses Glacier. The channels were sawn approximately 8 cm wide in two rows: one for reference and the other for sampling.

●	The QP visited the core logging and storage facilities at Skaergaard. The logging facility is a small shack adjoining the utility shack. Four geologists systematically logged the core in two rows. The first geologist marked the core and performed geotechnical work, the second logged lithology. The DDH core was set aside into two separate cross-stacks: one for the Triple Group samples and the other for the remaining holes. The Triple Group core was bound with packing tape and straps for shipment to Robina, Australia, to join the rest of the Platina-drilled mineralized intercepts.

o	One metre samples were cut using two lightweight diamond rock saws which were affixed to wooden tables. One metre samples were cut in half on one side of the core, magnetic susceptibility measurements were taken on the flat surface of the cut face, and samples were placed into calico cloth bags with cloth ties, each with a metal tag inside.

o	Seventy-four cloth sample bags were packed into larger poly basket weave bags and sealed with plastic ties. Seventy-four samples equated to one batch of samples at SGS laboratories, including the laboratory’s internal QA/QC samples.

o	Platina used seven standards and a blank in its QA/QC program. Two of the standards were inserted every 20th sample and two were randomly chosen from the remaining pool of five standards. Blanks were inserted every 20th sample and at the beginning of every hole.

o	Each batch of samples was transferred to a blue plastic barrel and then secured with a plastic tie to indicate whether tampering had occurred in transit. The QP observed barrels with these ties both at Skaergaard and in Isafjordur.

o	The drill core left on site comprised various parts of holes from 1989, 1990, and 2008 to 2011, and was in excellent condition. Boxes were neatly cross-stacked and well labelled with either metal strip Dymo or write-on aluminum tags. Only a very small fraction of older tags were torn or missing. Large rocks kept plywood lids in place during high winds.

●	Though the QP could not physically examine the Triple Group horizons as they were located on the side of the mountain on a scree slope, the helicopter pilot flew alongside the Triple Group at an approximate distance of 20 m nearly the entire length of the outcrop. The QP observed that:

o	The horizons are extremely uniform in orientation and thickness.

o	The L3 appears to have a gradational lower contact. The two lower L1 and L2 horizons are only a little less identifiable. Perhaps the L2 horizon could be used as an underground marker for grade control.

o	Local undulations in dip are less than 30 cm on average. The largest local undulation in the layering appears to be less than one metre.

o	The L1 and L2 horizons appear to be a series of smaller leucocratic layers that meld together at distance.

o	Dykes were recessive and uncommon in the outcrop north of the glacier. A large dyke was observed dipping perpendicular to the Triple Group.

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Figure 9-1: Images from 2011 Site Visit

Channel Sample
Drill Collar
Drill Collar Markup
Triple Group Layering
Samples For Shipping
Platina Core
Core Logging, Cutting, and Storage
Samples In Isafjordur, Greenland

Greenland Mines Ltd.

Skaergaard Project
Greenland

Images from 2011 Site Visit

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9.2 2021 Verification

9.2.1 Database Verification Procedures

SLR received the current drilling database in MS Access database format. Although in a database format, MS Access databases are not secure and lack cross-referencing procedures to detect and correct errors. In the QP’s opinion, the database should be updated to an industry-standard database that supports drill hole validation.

9.2.2 Resampling Program (2020)

In the QP’s opinion, the quarter core BQ assays used in the WAI 2013 resource estimate may not have had sufficient volume to be considered reliable. Therefore, the SLR QP recommended that all remaining 2011 Platina one-half core samples stored in Reykjavik be relogged, resampled, assayed, and compared with the original quarter-core assay results prior to any Mineral Resource estimation.

In 2020, SLR conducted a resampling program for holes PRL-11-49 through PRL-11-58 to improve confidence in the data from the original quarter-core assays. A plan view showing the resampled holes is presented in Figure 9-2. A total of 1,094 samples were taken and sent to the independent ALS assay laboratory in Dublin, Ireland. The results returned in early 2021 were incorporated into the Mineral Resource database, replacing the original samples. SLR statistical comparisons of the half core assays against the original 2011 quarter core samples, both globally and by mineralized horizon, did not show significant differences in either mean values or coefficients of variation, and confirmed that the quarter core results were reliable.

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Figure 9-2: Holes Resampled in 2020

Legend:
2021 Drilling
2011 Drilling (Resampled in 2020)
2008-2010 Drilling
2004 Drilling
1989-1990 Drilling
2021 Channel Sampling
Pre-2011 Channel Sampling
N
Forbindelses Glacier
Plan View
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
Holes Resampled in 2020
0 500 1000 1000 2000 2500
Metres

Source: SLR 2022.

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9.2.3 Independent Witness Sampling

In 2010 and 2011, Platina’s DDH core sampling practice was to submit quarter core samples along the length of the drill hole in order to receive assay values prior to selecting and submitting half core samples.

During the 2020 site visit, SLR reviewed 2011 Platina core that was stored in a secure storage facility in downtown Reykjavik, Iceland. SLR noted that 225 boxes of NQ core were present in the storage location. Within these boxes were the remaining quarter core and the one-half core. SLR personnel selected three one-half core samples as Independent Witness (IW) check samples and sent these by courier to ALS in Loughrea, Galway, Ireland for sample preparation and analysis. No blanks or CRMs were submitted for assay along with the core samples.

The samples were prepared by crushing to 70% passing -2 mm, riffle splitting off 1.0 kg, and pulverizing the split to over 85% passing 75 µm (PREP-31B). The samples were then assayed by fire assay fusion (FA-FUS03) with an AAS finish (Au-AA25) on a 50 g sample.

Table 9-1 presents the IW sampling results and their respective original sample results for gold, platinum, and palladium.

Table 9-1: 2020 Independent Witness Check Assay Results

Hole No. Sample Interval (m)	Sample IDs	Grade
		(g/t Au)	(g/t Pt)	(g/t Pd)
PRL11-53 477 to 478	RPA-SK-001	0.117	0.165	2.350
	P110587	0.100	0.180	2.270
	Difference	0.017	-0.015	0.080
		17%	-8%	4%
PRL11-55 550 to 551	RPA-SK-002	1.005	0.020	0.267
	P110926	1.240	0.030	0.331
	Difference	-0.235	-0.010	-0.064
		-19%	-33%	-19%
PRL11-51 237 to 238	RPA-SK-003	3.430	0.047	0.531
	P110195	3.810	0.050	0.546
	Difference	-0.380	-0.003	-0.015
		-10%	-6%	-3%

9.2.4 Drill Hole Data Validation

In 2022, an SLR Senior Geologist, under the supervision of the QP, used Micromine 2022 to compile the drill hole database for the 2021 drilling program. SLR also conducted a tertiary review of the final MRE database. Drilling data was provided in MS Access database format and assay data was provided in comma-separated value text files directly from ALS laboratory. Both data types were imported into and validated using Micromine.

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SLR notes that some tables in the database were not complete at the end of the field season:

●	The collar file was not updated with the final surveyed coordinates of either the drill holes or the channel samples.

●	Downhole survey data had not been processed, validated, and imported from the loggers’ data sheets.

●	Alteration and mineralization tables were only completed for a very small number of drill hole intervals.

SLR updated the collar coordinates and downhole survey tables using the available raw data. SLR recommends that, for future drilling programs, the database be finalized and validated by field geologists before presentation to SLR.

No significant data errors were noted on import into Micromine.

The compiled 2021 data were appended to the previous 2021 Mineral Resource database in Leapfrog. SLR then exported the new compiled Mineral Resource database from Leapfrog and cross-checked all survey and collar information against historical records in the 2012 database, the 2020 re-assay program, and the 2021 logging database and assay certificates. The QP is of the opinion that the information contained in the Mineral Resource database is of sufficient quality to support the Mineral Resource estimate.

9.2.5 Assay Certificate Verification

9.2.5.1 2021

The QP matched 240 of 311 sample IDs in available SGS certificates from 2010. There were no discrepancies for gold, and palladium showed one discrepancy due to an LDL sample set to 0 in the Project database. There were no certificates which covered platinum.

The QP also verified the ALS resampling of the 2011 drill core. Of the 1,094 sample ID matches between the certificates and the Mineral Resource database (100% matches), eight certificate samples with grade were set to 1 g/t Au in the database: a result of capping gold grade in material between the mineralized zones. There were no grade discrepancies for palladium.

The QP notes that LDL values have been converted to negative in the original database provided to SLR (e.g., <10 ppb becomes -10 ppb). The QP also notes that gold values were reported from the laboratory in ppb, however, they are stored in the database as ppm. During this conversion from ppb to ppm, the values have been rounded down (e.g., 959 ppb Au becomes 0.95 ppm Au).

9.2.5.2 2022

For the 2021 drilling and channel sampling, the QP matched 10,101 assay certificate CSV sample IDs to those of 10,268 Major Precious Metal assays in the Mineral Resource database, representing 98.3% of the 2021 program. The QP verified palladium, gold, and platinum assays for the 2021 program and found no significant differences.

9.2.6 Site Visit

A site visit was conducted by SLR personnel from August 21 to 29, 2021, during the completion of the most recent drill season. SLR reviewed most aspects of the work, including drill core management, logging, cutting, and sample preparation procedures (Figure 9-3). Images of the Skaergaard gabbro host rock are shown in Figure 9-4.

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Field visits to other areas of the deposit included a reconnaissance flight around the upper part of the deposit to view the Triple Group outcrops, an on-foot traverse on the Forbindelses Glacier to view the active drills and survey a selection of completed drill collars, and a visit to active and historic channel sampling areas on an island hosting the Triple Group outcrop. Additional reconnaissance flights and traverses to the west and east of the Forbindelses Glacier were taken to evaluate the topography and suitability for future camp or permanent infrastructure.

The QP visited active drill pads for the Xenix 85 Discovery 1 drills of both sizes, as described in Section 7. All four of the drills were active on the Forbindelses Glacier at the time of the field visit.

To check that the handheld GPS pickups are immaterial to the Mineral Resource estimate, in case Asiaq's survey visit was not carried out due to unforeseen factors, the QP performed a small series of pickups (MPD014, MPD011, MPD008, MPD017, MPD007, PO14, PO65) with the QP’s Garmin 700 GPS to compare positioning relative to MPM's Garmin eTrex 10 GPS and the SLR Consultant Engineer’s Garmin eTrex 20 GPS. For four holes where all three devices were used simultaneously, the QP found that all three Garmin GPS devices showed coordinates within 5 m of each other and within 10 m of the planned hole coordinates. All seven positions picked up with both the SLR Consultant Engineer’s and the QP’s devices were within 5 m of each other.

The QP is of the opinion that the drilling, surveying, core collection, transport, logging, sampling, QC controls, and security all meet industry standards and are of sufficient quality to support a Mineral Resource estimate. The QP was impressed with the organization and expertise of both the geological and drill crews and the overall quality of the work. For the next drill program, the QP recommends that a separate geotechnician supervise and coordinate collar and downhole surveys to ensure accurate and timely results are gathered, and to avoid any issues in the field with survey equipment or data transfer.

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Figure 9-3: Images from 2021 Site Visit

SLR
Drill Collar Markup
Channel Sample
Xenix 85 Drill
on Forbindelsesgletscher
Looking West
Sampling
Photos
Core Logging
Cutting
Sample Shipping
Sampling
Cutting
Photos
Drill core ready for geotechnical logging
Sample Shipping
Standards
Core Storage

Greenland Mines Ltd.

Skaergaard Project
Greenland

Images from 2021 Site Visit

Source: SLR 2021.

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Figure 9-4: Skaergaard Images: Gabbro

Western Slope and Triple Group
L3
L2
L1
~40m
SKAERGAARD ROCKS
DYKES
UPPER ZONE A GABBRO
DOLERITE
GABBRO PEGMATITE
GRANOPHYRE
A few metres
Melanocratic to Leucocratic Gabbro Layering on Hillside
Reference Core for Logging
Lens Cap
Outcrop Gabbro Layering

Source: SLR and Major Precious Metals 2021.

Greenland Mines Ltd.

Skaergaard Project

Greenland

Skaergaard Images: Gabbro

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9.2.6.1	Dyke Reconnaissance

The QP and a MPM geologist performed a rudimentary dyke investigation around the Skaergaard camp to attempt to quantify the orientations, thicknesses, and abundance of barren dyke material penetrating the Skaergaard mineralized horizons. Dykes were located during a day traverse; the QP would pace off the thickness and then walk the centreline of the dyke marking several points on the GPS, taking frequent pictures (Figure 9-5). The MPM geologist measured the dip direction and dip of the dyke margin, which was then recorded in Fieldmove Clino.

The QP notes that the primary dyke orientation and thicknesses run approximately east-west, and the secondary orientations run approximately north-south in a perpendicular fashion. These dykes show extensive continuity and persistent thicknesses in both vertical and lateral dimensions, and crosscut the leucocratic L0-L3 horizons in outcrop north of the Forbindelses Glacier. From the field camp, one can observe the east-west population traversing the entire mountain slope south of the glacier. Occasionally, thin light-coloured granophyre dykes may intrude the darker dolerite dyke material.

The QP is of the opinion that the camp area likely over-represents barren dyke material, which may in part explain the lower camp elevations. However, the QP also estimates that barren dykes penetrated approximately 5% to 10 % of the material overall. The QP recommends a mapping program across the Skaergaard Intrusion to quantify dyke material and facilitate solid modelling. The QP also recommends investigating the use of drones and geolocated aerial photos to facilitate mapping.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 9-5: 2021 Site Visit: Dyke Reconnaissance

Cutting L3
L3
L3
L2
L1
From Plateau Drill Site Looking WNW
N
Camp
Core Storage
North-South Orientation
East-west Orientation
Camp Area: Aerial Perspective

Dykes are friable and recessive
SW of Camp Looking W

Greenland Mines Ltd.

Skaergaard Project

Greenland

2021 Site Visit
Dyke Reconnaissance

Source: SLR 2021.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

9.3 SLR QP Comments

The QP is of the opinion that historical database verification procedures for the Skaergaard Project comply with industry standards. The QP recommends, however, that GRML migrate the Skaergaard database to an industry-specific database, such as acQuire or GeoBank, to ensure that current and future data is secure, backed up, auditable, and examined using powerful in-built cross-validation procedures. As part of the database upgrade, the QP also recommends that the quarter core assays be extracted from the current assay dataset and stored in a separate table.

In the QP’s opinion, the state of the historical information reflects both the technological and financial realities of a project that began before computing became the industry standard and changed hands several times, with the loss of paper and personnel information at each iteration. Post-2008 drilling data is of much higher quality and tends to supersede older drilling data. The QP also notes that the 2010 and more recent information covers most of the deposit's main volume, and that many of the older holes are located in the southern portion of the deposit, where the mineralization is much deeper.

The QP concludes that the 2020 resampling program results for palladium, gold, and platinum are of sufficient quality to support Mineral Resource estimation as incorporated into the Mineral Resource database. The QP notes that statistical analyses showed results close to those of the original assays, suggesting that grades are fairly uniform and repeatable.

The QP concludes that the independent witness samples have confirmed the presence of gold, platinum, and palladium at levels comparable to those of the original samples.

Overall, verification of the assay certificates still in the historical records was successful. Verification of 2021 assays shows no significant differences between the assay certificates and the Mineral Resource database in Leapfrog. The QP recommends that GRML do an exhaustive search for more assay certificates, including in various internal report appendices, then collate all available assay source records into one folder and carry out a full audit of the historical sample ID and grade information contained in the Project database, ensuring that certificate records exactly match those of the database. The QP recommends storing the original UDL and LDL values (<# and >#) in raw entry fields that match the certificates, and then storing replaced or reassayed numerical values in a ‘best’ field such as ‘pd_ppm_best’, using half of the lower detection limit for LDL assays, an upper detection limit + 0.0001 for UDL assays with no second assay using a different method.

The QP notes that the incorporation of multi-element assays into the Mineral Resource database is not yet completed. The QP recommends incorporating these results into Leapfrog to conduct internal studies and determine correlations with other elements.

Finally, the QP recommends that GRML perform a full database compilation from the various format source components, and then migrate the datasets to an industry-standard geological information management database system prior to the next Mineral Resource estimate. All available density results should be compiled in a separate table which includes the sampled proportion of the core, the sample weights where recorded, the measurement method, and the date.

Overall, the QP is of the opinion that the Mineral Resource database is of sufficient quality to support the estimate of Mineral Resources.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

10.0 Mineral Processing and Metallurgical Testing

Metallurgical test work programs were carried out at Skaergaard by independent laboratories between 1988 and 2009. Investigations into potential treatment routes and the selection and optimization of saleable products are still at a relatively early stage, although results are encouraging for PGE-Au recovery to a flotation concentrate, precious metals extraction by cyanidation, and recovery of iron and titaniferous concentrates by flotation and magnetic separation. A conceptual flowsheet proposed a conventional crush-grind-flotation plant producing two concentrates (PGE-Au and vanadium-titanium-magnetite (VTM)).

The most comprehensive work was undertaken in 2004 by Process Research Associates Ltd (PRA) on bulk samples taken from three horizons exposed at the surface during the 2003 field season. These samples were made into composites to represent the H0 (Pd) and H5 (Au) rock types. The test program was focused on producing combined PGE-Au concentrates by flotation using conventional reagents (xanthate and dithiophosphate) at an optimum grind size of 80% passing 90 µm for both materials. Recoveries for the palladium (H0) test sample mineralization were approximately 85%. Recoveries for the gold (H5) test sample mineralization ranged from 80% to greater than 90%. It is unknown what certifications PRA may have had at the time.

The gangue material mined with the mineralized horizons contains two potentially saleable materials, VTM and ilmenite. Magnetic separation tests showed that a magnetite concentrate grading approximately 80% Fe3O4 containing 1.0% V2O5 and 15% TiO2 could be produced from the flotation tailings of each ore type. Flotation tests on the tailings from the magnetic separation indicated that a TiO2 concentrate grading 40% TiO2 could potentially be produced.

In 2009, SGS Lakefield conducted test work on a sample representing the gold zone. Bottle roll intensive cyanide leaching on a sample of rougher concentrate produced encouraging results for gold extraction and leach kinetics. Although platinum and palladium leach kinetics were somewhat slower than those of gold, the extractions achieved were high. The results demonstrated the possibility of producing gold doré on-site by cyanide leaching of a flotation concentrate.

Limited comminution test work has been conducted, but it indicated that the samples tested were very hard in terms of Bond ball mill work index (>20 kWh/t).

Gallium is present in anomalous concentrations in both the gold and palladium mineralization types and has been shown to concentrate with V2O5 into the VTM. At the time, it was considered unlikely that this would have any economic value as the customers for the VTM process in pyrometallurgical processes would not be amenable to recovery of gallium.

No processing factors or deleterious elements were noted at the time. To the QP’s understanding, SGS Lakefield held ISO/IEC 17025 accreditation for certain analytical methods at the time of the 2009 metallurgical test work. This supports confidence in the analytical measurements associated with the metallurgical program. However, the accreditation may not automatically apply to all aspects of the work, including flotation, bottle-roll cyanide leaching, comminution testing, and metallurgical interpretation, unless the specific methods used were within the laboratory’s accreditation scope in effect at that time.

In the QP’s opinion, this preliminary metallurgical test work is adequate for the purpose of Mineral Resources estimation. The sampling was broadly representative of the mineralization, and the laboratories were independent of the owners when the analyses were done. Additional test work is required to confirm metallurgical recoveries and the presence of potentially valuable products.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

11.0 Mineral Resource Estimates

11.1 Summary

Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves dated May 10, 2014 (CIM (2014) definitions).

The current MRE has an effective date of July 3, 2026 and focuses on Pd, Au, and Pt as the precious elements of primary economic interest. The 2026 MRE uses the same geological model, and grade interpolation conventions as the historical 2022 MRE (SLR 2022). The 2026 MRE expresses combined value in terms of NSR value, but retains the PdEq grade column for comparative purposes. This helps make valid comparisons between the Mineral Resource models.

The 2026 MRE incorporates current cost assumptions and metal price forecasts for public disclosure. SLR elected to change the cut-off grade (COG) from PdEq to NSR, using the NSR values of the blocks to determine mineralization and waste rather than the PdEq grades. Classification criteria were changed to use NSR COG and NSR block values, and the drill spacing methodology was updated to use SLR’s two-hole spacing criteria.

The updated MRE consists of approximately 153 Mt of Indicated Mineral Resources at a grade of 3.04 g/t PdEq containing 14.98 Moz of PdEq and approximately 177 Mt of Inferred Mineral Resources at a grade of 3.07 g/t PdEq containing 17.5 Moz PdEq. A summary of the MRE at an NSR cut-off grade of US$84/t is presented in Table 11-1. Areas ‘North’ and ‘Main’ are separated by the northern side of the Forbindelses Glacier, at approximately 7,563,500N.

The 2026 MRE is based on information provided from a total of 93 DDH and 30 channel samples, totalling 42,050 m of drilling and 1,409 m of channel sampling, completed between 1989 and 2021. The MRE assumes an underground mining scenario at Skaergaard. Most of the 2011 core was also resampled by SLR in 2020, and the resampled assays were used for the MRE.

The 2026 MRE is built on an interpreted mineralized horizons modelled in Leapfrog software, correlated in the context of interpretation of the L0 through L3 leucocratic gabbro horizons of the Triple Group, and developed using new PhotoSat topography and image data, Pd:Au ratios, Pt concentration, and the new simplified geological model.

The SLR QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Table 11-1: Summary of Mineral Resources – Effective July 3, 2026

Category	Mineralized Horizon	Area	Tonnage (Mt)	Grade (g/t)				Contained Metal (Moz)
				PdEq	Pd	Au	Pt	PdEq	Pd	Au	Pt
Indicated	H5	North	0.2	5.03	0.27	2.22	0.04	0.03	0.00	0.01	0.00
		Main	18.3	5.24	0.58	2.16	0.07	3.09	0.34	1.27	0.04
	H3	North	3.9	3.42	0.43	1.38	0.05	0.43	0.05	0.17	0.01
		Main	39.0	3.02	0.81	1.02	0.06	3.79	1.01	1.27	0.07
	H0	North	18.8	2.64	2.13	0.16	0.15	1.60	1.29	0.10	0.09
		Main	73.3	2.57	2.07	0.15	0.16	6.06	4.87	0.35	0.39
	Total Indicated	All	153.6	3.04	1.53	0.65	0.12	15.00	7.57	3.19	0.60

Inferred	H5	North	34.9	3.90	0.61	1.52	0.06	4.38	0.68	1.71	0.07
	H3	North	13.8	3.42	1.16	1.01	0.11	1.51	0.51	0.44	0.05
		Main	39.1	3.19	0.78	1.11	0.05	4.01	0.99	1.39	0.06
	H3_L1	North	0.1	3.64	0.51	1.46	0.04	0.01	0.00	0.01	0.00
		Main	8.3	3.17	0.95	1.01	0.07	0.85	0.25	0.27	0.02
	H0	North	15.1	2.52	1.92	0.21	0.14	1.22	0.93	0.10	0.07
		Main	66.2	2.59	2.06	0.17	0.16	5.51	4.38	0.35	0.33
	Total Inferred	All	177.5	3.07	1.36	0.75	0.11	17.49	7.75	4.28	0.60

Notes:

1.	The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources, which are consistent with CIM (2014) definitions.

2.	The Mineral Resource estimate is reported on a 100% ownership basis.

3.	Mineral Exploration Licences MEL 2007-01, MEL 2012-25, and MEL 2021-10 that comprise the Project are 100% owned by Major Precious Greenland A/S (MPG), which is 80% owned by Greenland Mines Ltd. (GRML) and 20% owned by Intrusion Precious Metals Corp. (IPMC). MEL 2007-01 covers the Skaergaard Intrusion, the main host of the Skaergaard deposit. Areas ‘North’ and ‘Main’ are separated by the northern lateral moraine of the Forbindelses Glacier, at approximately 7,563,500N

4.	Mineral Resources are reported on an in situ basis, applying factors for mining dilution, mining losses, and process losses. Net Smelter Return (NSR) calculations assume underground mining costs of US$32.17/t, processing costs of US$35/t, and general and administration (G&A) costs of US$16.67/t. NSR is calculated using the formula NSR Value = (91.83 * g/t Au) + (40.68 * g/t Pd) + (42.63 * [g/t Pt).

5.	Mineral Resources are reported at an NSR cut-off value of US$84 per tonne.

6.	Mineral Resources are estimated using long-term prices of US$3,500/oz Au, US$1,725//oz Pd, and US$2,100/oz Pt, and assume metallurgical recoveries of 86% Pd, 89% Au, and 80% for Pt, and standard commercial terms for a precious metals concentrate.

7.	A minimum mining width of 2.0 m was used. NSR for thicknesses less than 2.0 m was factored to 2.0 m to represent dilution.

8.	PdEq grades were calculated using the formula PdEq (g/t) = g/t Pd + (2.258 * g/t Au) + (1.048 * g/t Pt).

9.

Reasonable prospects for economic extraction (RPEE) were satisfied by constructing polygons using blocks above the NSR cut-off value for thicknesses greater than 2.0 m and NSR cut-off value factored to 2.0 m to represent dilution where thicknesses are less than 2.0 m. RPEE included a visual check on the geometry and spatial continuity of the mineralization.

10.	The Main area includes material south of the northern edge of the Forbindelses Glacier and under the glacier, and the North area includes material to the north of the Forbindelses Glacier.

11.	Bulk density is 3.12 t/m3.

12.	Numbers may not add due to rounding

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

11.2 Resource Database

The Mineral Resource database includes drilling and sampling assay information up to May 23, 2022. No further information has been collected on the property. The database was constructed by merging the pre-2021 drill season Mineral Resource database in Leapfrog with the table exports from the 2021 GeoSpark drill log database tailored to the Leapfrog table structures. For 2022, SLR excluded holes GGS, D-89-01, D-90-17, MIDNAT, PRL_08_38, PRL10_46, PRL11- 56A, PRL11-56B, PRL11-56C, PUKU, D-90-21, D-90-25, D-90-16, D-04-29, and PRL_08_35 for various reasons, including holes excluded for no assay data (e.g., PRL_08_38, PRL-11-56A/B/C, and PUKU) or holes which were inconsistently sampled next to a better-quality hole (e.g., D-89-01 and D-90-17). Since SLR modelled the dyke material based on field observations for 2022, SLR also excluded intervals where the mineralization was occluded or partially occluded (since a true picture of grade at such intervals could not be achieved) by crosscutting dyke material (Table 11-2).

Table 11-2: List of Excluded Intervals Occluded or Partially Occluded by Dyke Material

Hole ID	From (m)	To (m)
D-89-02	119.20	159.20
D-89-05	126.70	148.92
D-90-10	370.00	430.85
D-90-14	156.70	182.60
D-90-15	316.00	349.30
D-90-16A	428.00	432.00
D-90-16A	442.00	456.70
D-90-17A	457.70	463.00
D-90-17A	479.80	484.00
D-90-19	566.00	567.60
D-90-19	577.00	577.30
D-90-19	583.50	585.50
D-90-23	769.17	776.50
D-90-23A	772.40	778.40
D-90-24	1,043.40	1,044.00
D-90-25A	368.00	370.45
D-90-26	590.65	623.00
D-90-26A	603.70	609.80
D-04-29	445.10	527.00
MPD019	210.58	233.50
PRL_08_37	879.80	891.00

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Hole ID	From (m)	To (m)
PRL10_39	232.00	244.00
PRL10_42	598.40	602.10
PRL10_45	1,057.70	1,104.00
PRL11-50	217.50	230.00
PRL11-51	217.50	230.00
PRL11-55	553.50	555.40
PRL11-55	567.40	569.50
PRL11-57	98.60	103.70
PRL10_45	1,057.70	1,067.00
PRL10_45	1,072.50	1,103.13
PRL10_46	734.30	851.00
MPD005	252.00	260.00
MPD001	143.25	148.75
MPD007	321.25	329.50
MPD010	160.75	161.10
MPD010	42.00	67.50
MPD015	212.25	214.25
MPD018	295.75	296.75
MPD018	297.75	299.50
MPD018	302.00	304.50
MPD019	138.00	182.70
MPD019	210.58	233.50
MPD020	278.50	281.00
MPD021	162.25	169.00
MPD023	75.00	76.25
MPD024	37.50	96.00
MPD025	289.75	291.75
MPD025	295.75	322.75
MPD027	298.75	311.25
MPD027	320.50	323.75
MPD028	76.75	82.25
MPD029	87.25	91.75

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

11.2.1 Channel Sampling

SLR notes that while the area north of the glacier is dominated by channel samples which were saw-cut and sent to accredited independent laboratories, the positional information was likely corrupted by translation through different grids over the life of the Project. SLR experimented with translating the channel information simultaneously to attempt a best fit with the projected mineralized horizon contacts on surface. Figure 11-1 presents SLR’s work performed in three stages. SLR first translated XY coordinates for the channel data north of the Forbindelses Glacier, to where it best fit the contacts on the updated topography data. Then SLR translated XY coordinates for the northern part of the area to a secondary best fit, and finally moved the channel position XYZ coordinates locally to the expected mineralized horizon, to attempt a better fit with the slope of the topography, and to place the samples just inside the topography, so that the samples would be used in the grade estimate.

SLR reviewed the pre-2011 channel samples in context of the most recent channels and historical channel handheld GPS survey work performed in 2021. SLR ignored channels or adjusted their positions as reasonable on a case-by-case basis. The QP is of the opinion that 2021 channel sampling contributes to the interpretation of the mineralized horizons, however, handheld GPS surveys of pre-2011 samples correlate poorly with historical lengths, positions, and orientations. This tends to lower confidence in the pre-2011 channel sample records. The QP concludes that historical channel information would not support Indicated or Measured classifications but can be used for Inferred Mineral Resource estimates, especially where supported by drilling within 600 m.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 11-1: Channel Repositioning

3
Second, Local Translation
7566250 N
7566000 N
7565750 N
7565500 N
Left in place from previous translation
N
0 100 200 300 400 500
Metres
Legend:
H5
H3
H3L1
H0
First Translation
2
0 200 400 600 800 1000
Metres
N
Didn't,fit: Likely more than one translation problem.
1
0 200 400 600 800 1000
Metres
N
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
Translation of Channel Samples North of the Forbindelses Glacier

Source: SLR 2021.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

11.3 Geological Interpretation

The geological model remains unchanged from the geological model in the 2022 MRE (SLR 2022). The 2022 MRE geological model for the Skaergaard deposit was generated in Leapfrog version 2022.1.0 and updated with mineralized horizons and a semi-quantitative mafic dyke model. SLR used the mapping and sections from McBirney (1989) and Neilsen (2006) to build a contextual geological model inside of a modelled magma chamber. SLR notes that there are remaining improvements that could be made to the model, as the model was simplified to include the Marginal Border Series as a continuous part of the parent rock type. Structure with significant offsets to the Triple Group appears to be rare, although there is one faulted and dyke-filled offset observable below the plateau area to the east, and a few offsets observable at the top of the mountain north of the Forbindelses Glacier. These offsets were not built into the Skaergaard geological model, as their extent is unknown. Glacial bathymetry was updated using the 2021 drill hole data. Previous locations where interpolated glacial bathymetry resulted in occlusion of the mineralized horizons were re-examined by extrapolating known depths for the new drilling east and west. Oceanic bathymetry were not obtained for the purposes of the 2022 MRE. The simplified geological model of the Skaergaard Intrusion, as constructed in Leapfrog, is presented in Figure 11-2.

To use the layer succession as a guide for correlation of mineralized horizons, SLR modelled the L0, L1, L2, and L3 leucocratic gabbros separately from the generalized geological model, using the vein function in Leapfrog. To ensure that the horizons were oriented consistently, SLR inserted points at predicted approximate locations on the drill hole traces where the leucocratic gabbros were not logged or only partially logged. Leucocratic gabbro positions were also digitized on the draped PhotoSat imagery.

SLR modelled the mineralized horizons separately from the general lithological model, using the vein functionality in Leapfrog to provide source hanging wall and footwall surfaces for a ‘stratigraphic’ style model of layered mineralization with interlayers of relatively unmineralized material. The mineralized horizons were then inserted into the lithological model.

To account for barren mafic dyke material in the 2022 MRE, SLR changed methodology from using the dyke material frequency in the database as a proxy for the dyke content, to a more geologically accurate semi-quantitative (the secondary north-south orientation was not modelled, as all of the intercepts were used in the east-west modelled dykes, and reusing these intercepts would lead to double counting and overrepresentation) dyke model which is excluded after the grade interpolation (Figure 11-4). The QP used long extrapolation distances, consistent with field observations.

For the area north of the Forbindelses Glacier, SLR digitized points on the centers of the leucocratic gabbros where they were discernible on the PhotoSat imagery, draped on two metre resampled PhotoSat topography (Figure 11-3) in Leapfrog. SLR then digitized points to represent the expected positions of the mineralized horizons and built mineralized horizons without the channel sample information. Horizon solids were then exported to Vulcan software, channel samples repositioned to the expected mineralized horizons relative to the leucocratic gabbro positions, and new channel collars re-imported.

Since modelled mineralization takes precedence for the purposes of the Mineral Resource estimate, only the L3 leucocratic gabbro and the mineralized H0-H5 horizons were finally included in the lithological model. The L0 through L2 leucocratic gabbros remain as separate solids for correlation purposes.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 11-2: Geological Model

Legend:
Air
Glacier
Ocean
UZb-t
UBz-a
UBz-b
Bassistoppen Sheet
UBZ
UZc
UZb
UZa
L3
Triple Group
H5
H4
H3
H1H2u
H3L1
H1H2L
H0
MZ
LZc
LZb
LZa
Hz
Feeder Dyke
Section Line
0 500 1000 1500 2000
Metres
ObliqueView
Plunge +27
Azimuth 070
Forbindelses Glacier
Ocean
Bassistoppen Sheet
UBZ
UZb
UZa
LZc
LZa
Mz
UBZ-a
UZb-t
UZb-b
Feeder Dyke
N
Section Facing East
(after Nielsen 2006)
Glacier
Feeder Dyke
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
Simplified Geological Model
of the Skaergaard Intrusion

Source: SLR 2021.

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Greenland Mines Ltd. | Skaergaard Project	July 13, 2026
S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 11-3: PhotoSat Data in Leapfrog

Legend:
H5
H3
H3L1
H0
ObliqueView Facing East
Plunge +26
Azimuth 075
Detail: Oblique View Facing West
Plunge +21
Azimuth 278
Metres
Forbindelses Glacier
N
0 250 500 750 1000
Metres
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
PhotoSat Imagery, Topography and H0-H5 Correlation to L0-L3
Source: SLR 2021.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

Figure 11-4: Dyke Modelling and Estimation Changes: H0 Example

2021
Dyke Proportion Excluded by intercept Frequency
2022
Dykes Excluded by Physical Modeling
N
0 1000 2000 3000 4000 5000
Metres
2022 Dyke Model
Section View Looking East
2022 Dyke Model
Oblique View Looking Down-Dyke
PdEq g/t (@USD$1725/oz):
>2.5
2.0 - 2.5
1.5 - 2.0
1.43 - 1.5
1.25 - .143
1.0 - 1.25
0.75 - 1.0
0.5 - 0.75
0.25 - 0.5
0.0 - 0.25
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
Dyke Modelling and Estimated Changes: H0 Example

Source: SLR 2022.

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

11.3.1 Horizon Thickness

SLR reviewed the horizon selection statistics and updated mineralized horizon thickness tolerances in Leapfrog according to reasonable minimum and maximum thicknesses for each horizon. For classified material, average vertical thicknesses are shown in Table 11-3. Horizon thickness plan views are shown in Figure 11-5. The QP notes that the horizons between the mineralized horizons also contain Pd, Au, and Pt at much lower grades, which are subeconomic, and that the grade of the H0 palladium-rich horizon footwall often tends to taper off over several metres through 0.8 g/t PdEq. SLR recommends performing internal studies to determine the potential underground bulk mining viability of a thicker H0 horizon, selected using a lower cut-off grade.

Table 11-3: Average Vertical Thicknesses of Mineralized Horizons

Category	Mineralized Horizon	Vertical Thickness Average (m)
Indicated	H5	2.6
	H3	3.0
	H0	4.0
Inferred	H5	2.6
	H3	3.7
	H3_L1	2.4
	H0	3.9

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Figure 11-5: Mineralized Horizon Vertical Thickness

Thickness (m)
>5.0
4.0 - 5.0
3.0 - 4.0
2.0 - 3.0
1.5 - 2.0
1.0 - 1.5
0.0 - 1.0
N
Plan Views
0 1000 2000 3000 4000 5000
Metres
H5
H3
H3_L1
H0

SLR

Greenland Mines Ltd.

Skaergaard Project

Greenland

Mineralized Horizon Vertical Thickness

Source: SLR 2022.

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11.4 Resource Assays

The Mineral Resource database is based on the 2021 drilling and sampling information exported from GeoSpark logging database and appended to the pre-2021 Mineral Resource database. The updated data was checked against the assay certificates. A total of 66 assays which failed QC were rerun and updated. A summary of sample statistics by mineralized horizon is presented in Table 11-4.

Table 11-4: Length Weighted Sample Summary Statistics by Mineralized Layer

Horizon	Element	Count	Mean	Minimum	Maximum	CV
H5
	Pd (g/t)	416	0.36	0.00	2.15	1.15
	Au (g/t)	416	0.95	0.00	6.00	1.39
	Pt (g/t)	416	0.05	0.00	0.22	0.81
H3
	Pd (g/t)	756	0.76	0.00	4.20	0.72
	Au (g/t)	756	0.76	0.00	6.00	1.28
	Pt (g/t)	756	0.06	0.00	0.19	0.66
H3_L1
	Pd (g/t)	399	0.69	0.00	1.78	0.53
	Au (g/t)	399	0.41	0.00	6.00	1.86
	Pt (g/t)	399	0.06	0.00	0.35	0.64
H0
	Pd (g/t)	1,126	1.90	0.00	4.20	0.43
	Au (g/t)	1,126	0.15	0.00	3.97	1.61
	Pt (g/t)	1,126	0.15	0.00	0.35	0.39

11.5 Treatment of High Grade Assays

11.5.1 Capping Levels

SLR reviewed available assay information by mineralized horizon to determine capping levels. Review of Pd and Pt data showed long continuous tails for grades. Experimental capping of grades in the long tails did not remove significant metal. To control several outliers, SLR applied capping at 4.2 g/t Pd, 6.0 g/t Au, and 0.35 g/t Pt to the mineralized horizons.

11.5.2 High Grade Restriction

No high yield restriction was performed on the deposit.

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11.6 Compositing

Given that drill holes are spaced approximately 250 m to 700 m apart and mineralized horizons are two metres to four metres thick, SLR used full length composites for each of the mineralized horizons, so that each mineralized horizon intercept on each hole is represented by one composite. Composite statistics by mineralized horizon are shown in Table 11-5.

Table 11-5: Length Weighted Composite Statistics by Mineralized Layer

Name	Element	Count	Mean	Minimum	Maximum	CV
H5
	Pd (g/t)	94	0.36	0.00	1.30	0.90
	Au (g/t)	94	0.95	0.00	4.96	1.03
	Pt (g/t)	94	0.05	0.00	0.13	0.55
H3
	Pd (g/t)	106	0.76	0.00	1.75	0.60
	Au (g/t)	106	0.76	0.01	5.60	0.83
	Pt (g/t)	106	0.06	0.00	0.15	0.57
H3_L1
	Pd (g/t)	94	0.69	0.00	1.30	0.49
	Au (g/t)	94	0.40	0.00	2.91	1.27
	Pt (g/t)	94	0.06	0.00	0.14	0.50
H0
	Pd (g/t)	100	1.89	0.00	2.92	0.30
	Au (g/t)	100	0.15	0.00	2.50	1.08
	Pt (g/t)	100	0.15	0.00	0.25	0.30

11.7 Trend Analysis

11.7.1 Variography

SLR performed variogram analyses for Pd, Au, and Pt on all the mineralized horizons in Leapfrog. Variograms were generally poor due to the distances between holes. A general consensus between modelled variograms indicates a range of approximately 800 m to 1,000 m, with 80% to 90% of the sill at 400 m to 600 m. Example major axis variograms are shown in Figure 11-6.

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Figure 11-6: Example Major Axis Variograms for H5 (Au), H3 (Au), and H0 (Pd)

11.7.2 Grade Contouring

11.8 Search Strategy and Grade Interpolation Parameters

Based upon observations of grade distribution for Au and Pd, along with the variography and the drill spacing, SLR performed the grade interpolation for each mineralized horizon by a spherical search using inverse distance cubed (ID3) in three separate passes at 600 m, 1,200 m, and 3,300 m. Each pass was informed by a minimum of one full length sample and a maximum of three. The longest pass was to estimate all the remaining distal blocks in the mineralized horizons.

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11.9 Bulk Density

SLR examined the updated bulk density information provided for the Project. SLR updated the density information and then flagged it by mineralization and by lithology to a merged table in Leapfrog. When viewed by mineralized horizon, density appears to vary from 3.0 g/cm3 to 3.24 g/cm3 (Figure 11-7). The QP notes, however, that the sample count in each horizon varies from 32 to 129 samples, and that the only horizon with a density of 3.24 g/cm3 is H5. The low sample counts prompted SLR to use the aggregate density for all 2,344 gabbro density samples at 3.12 g/cm3. Aggregated by leucocratic and melanocratic gabbro, the mean densities also seem to indicate that leucocratic gabbros have a mean density of approximately 3.0 g/cm3, and melanocratic gabbros have a mean density of approximately 3.2 g/cm3, albeit with only 95 samples for the latter.

The QP concludes that the bulk density would be more appropriately set at the gabbro average of 3.12 g/cm3 for the purposes of the MRE. The QP considers that sometimes the gradations in rock type confound logging of L0 through L3, and that mineralized horizons currently appear to be stratiform to the leucocratic layers, but not bound to them. Further study could be made to determine the density assignments between melanocratic gabbro and leucocratic gabbro, including taking more density measurements, and performing regression analyses with magnetic susceptibility to determine if there is a strong relationship with density.

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Figure 11-7: Density Histograms

H5
Histogram of sg_gcm3_gab, filtered by H5
Weighted Value
Count 32
Length 8.0
Mean 3.23852
SD 0.115642
CV 0.0357084
Variance 0.0133732
Minimum 3.06
Q1 3.15
Q2 3.23
Q3 3.32
Maximum 3.5
H3
Histogram of sg_gcm3_gab, filtered by H3
Weighted Value
Count 85
Length 21.0
Mean 3.11101
SD 0.174296
CV 0.0560256
Variance 0.030379
Minimum 2.71
Q1 3
Q2 3.13
Q3 3.22
Maximum 3.44
H3_L1
Histogram of sg_gcm3_gab, filtered by H3L1
Weighted Value
Count 45
Length 11.6
Mean 2.99827
SD 0.124653
CV 0.0415749
Variance 0.0155383
Minimum 2.73
Q1 2.88
Q2 3.02
Q3 3.07
Maximum 3.29
H0
Histogram of sg_gcm3_gab, filtered by H0
Weighted Value
Count 129
Length 33.0
Mean 3.0818
SD 0.129876
CV 0.0421431
Variance 0.0168679
Minimum 2.77
Q1 2.97
Q2 3.1
Q3 3.18
Maximum 3.39
Melanocratic Gabbro
Histogram of sg_gcm3_gab_melano
Weighted Value
Count 95
Length 24.4
Mean 3.21198
SD 0.12821
CV 0.0399163
Variance 0.0164379
Minimum 2.78
Q1 3.13
Q2 3.21
Q3 3.3
Maximum 3.53
Leucocratic Gabbro
Histogram of sg_gcm3_gab_leuco
Weighted Value
Count 249
Length 64.9
Mean 2.97471
SD 0.125506
CV 0.042191
Variance 0.0157517
Minimum 2.71
Q1 2.88
Q2 2.97
Q3 3.06
Maximum 3.3
All Gabbro
Histogram of sg_gcm3_gab
Weighted Value
Count 2,344
Length 613.3
Mean 3.11572
SD 0.151172
CV 0.048519
Variance 0.0228529
Minimum 2.71
Q1 3.01
Q2 3.12
Q3 3.23
Maximum 3.56

SLR

Greenland Mines Ltd.

Skaergaard Project

Greenland

Density Histograms

Source: SLR 2022.

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11.10 Block Models

SLR constructed a sub-blocked model in Leapfrog, which splits 20 m x 20 m blocks by the height of each model horizon, dipping directly south at the average 20° dip of the mineralized horizons. SLR chose the block size and dip to maximize the continuity of the blocks on each mineralized horizon. Sub-blocking was performed in the H0-H5 stack and was based on the mineralization model. Block height in each mineralized horizon was set to a minimum of 0.1 m and allowed to vary by the thickness of the modelled horizon (Table 11-6). Blocks outside the mineralized package were allowed to obtain extremely large extents to save model size overall, since grades were not being interpolated above and below the main mineralized envelope.

Table 11-6: Block Model Parameters (Leapfrog)

	X	Y	Z	Degrees
Parent Block Size (m)	500	500	500
Sub-Block Count	25	25	NA
Minimum Block Height (m)			0.1
Base Point	551,298.22	7,558,035.38	-27.74
Boundary Size (m)	8,000.00	8,500.00	2,500.00
Number of Parent Blocks	16	17	1
Azimuth				0
Dip				-20

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S-K 1300 Technical Report Summary	SLR Project No.: 501.066176.00001

11.11 Cut-off Grade and Whittle Parameters

Metal prices used for reserves are based on consensus, long term forecasts from banks, financial institutions, and other sources. For resources, metal prices used are slightly higher than those for reserves.

To estimate an appropriate cut-off grade, it is envisaged that Skaergaard would be developed using underground mining methods at high throughput to produce a single precious-metals concentrate containing economic quantities of Pd, Au, and Pt. All other potential by-product credits have been excluded. SLR has estimated the order of magnitude of operating costs to be US$84/t processed, as presented in Table 11-7.

Key inputs related to the calculation of metal equivalent, such as metal prices, concentrate commercial terms, metallurgical recovery, and royalties, are summarized in Table 11-8.

Table 11-7: Mining Operating Cost Assumptions

Parameter	Units	Operating Cost Assumptions
Mining	US$/t processed	32.17
Processing	US$/t processed	35.00
G&A	US$/t processed	16.67
Total	US$/t processed	83.83*
* Note: Rounded to US$84 per tonne for MRE cut-off value

Table 11-8: Metal Price and Recovery Assumptions

Parameter	Units	Value
Metal Prices
Pd	US$/oz	1,725
Au	US$/oz	3,500
Pt	US$/oz	2,100
Metallurgical Recovery
Pd	%	86
Au	%	89
Pt	%	80
Concentrate Terms	N/A	Standard
Net Smelter Return (NSR) Royalty	%	2.5

It is anticipated that Pd will have the highest portion of revenue from the concentrate, and therefore the deposit is reported using palladium equivalent grams per tonne.

Mineral Resources are reported using an NSR cut-off grade of US$84/t. Block NSR values for the base case are calculated using the following formula:

NSR Value = (91.83 * g/t Au) + (40.68 * g/t Pd) + (42.63 * g/t Pt)

Palladium equivalent grades are calculated via the metal equivalent formula below:

PdEq (g/t) = g/t Pd + (2.258 * g/t Au) + (1.048 * g/t Pt)

SLR notes that the spot price of Pd in 2026 has varied between approximately US$1,320/oz and US$2,100/oz. Pd prices over the past five years have been volatile, ranging from approximately US$925/oz to US$2,850/oz (excluding a spike to US$3,099/oz in Q1 2022). Gold prices since 2023 have increased from approximately US$1,800/oz to approximately US$4,170/oz at the time of this TRS. Platinum prices have increased from approximately US$950/oz mid-2025 to range from approximately US$1,700/oz to US$2,300/oz in 2026.

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11.12 Classification

Definitions for resource categories used in this TRS are those defined by SEC in S-K 1300, and are consistent with those defined by CIM (2014). A Mineral Resource is defined as “a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for economic extraction (RPEE)”. Mineral Resources are classified into Measured, Indicated, and Inferred categories. A Mineral Reserve is defined as the “economically mineable part of a Measured and/or Indicated Mineral Resource” demonstrated by studies at Pre-Feasibility or Feasibility level as appropriate. Mineral Reserves are classified into Proven and Probable categories.

SLR examined a series of plan views of mineralized grade and grade time thickness for each horizon. Taken in context with the general result of the variography, SLR classified Indicated Mineral Resources as blocks with less than 300 m to the nearest drill hole, with an average two-hole drill spacing distance of less than 600 m for the holes informing the block, and a minimum NSR COG value of US$84/t to ensure reasonable prospects for eventual mineability. Inferred Mineral Resources were classified as blocks estimated with more than 600 m to the nearest drill hole, with an average two-hole drill spacing distance of less than 800 m. The NSR COG is applied directly to material over 2.0 m thick, and is factored for material less than 2.0 m thick to represent a proxy for diluted tonnages. SLR classified Mineral Resources in a two-stage process, first coding the blocks according to the above criteria to a raw ‘category’ variable, and then constructing polygons to represent each Mineral Resource Class in each mineralized horizon.

The Skaergaard mineralization and the classification of each horizon are shown in Figure 11-8.

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Figure 11-8: Mineralized Layer Models and Classification

Plan View
Oblique View
Legend:
Drilling
Mineralized Horizons:
H5
H3
H3L1
H0
0 300 600 900 1200 1500
Metres
H5
H3
H3L1
H0
SLR
Plan Views
N
0 1000 2000 3000 4000 4500
Metres
Legend:
Drill Collar
Mineral Resource Category:
Indicated Resource
Inferred Resource
Unclassified
Greenland Mines Ltd.
Skaergaard Project
Greenland
Mineralized Layer Models and Classification

Source: SLR 2026.

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11.13 Block Model Validation

SLR performed block validation by generating a series of plan views of block grades and composite grades for Pd, Au, and Pt, for each mineralized horizon. SLR also ran a nearest neighbour (NN) estimate concurrent to the ID³ estimate, and generated swath plots and statistical comparisons for each horizon. An example plan view of validation is shown in Figure 11-9 and an example swath plot is shown in Figure 11-10.

Figure 11-9: Example Block Validation Plan View, H0, Pd

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Figure 11-10: Example Swath Plot, H0, Pd

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11.14 Mineral Resource Reporting

The 2026 MRE has an effective date of July 3, 2026, and is based on information provided from 93 DDH and 30 channel samples, totalling 42,050 m of drilling and 1,409 m of channel sampling, completed between 1989 and 2021. A summary of the MRE at an NSR cut-off grade of US$84/t is presented in Table 11-9. Areas ‘North’ and ‘Main’ are separated by the northern lateral moraine of the Forbindelses Glacier, at approximately 7,563,500N

In light of the importance of PGE, which represent approximately 70% of the Skaergaard deposit's value, the current Mineral Resource estimate continues to include PdEq grade and ounces columns to allow comparison with the previous 2022 MRE (SLR 2022).

The SLR QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

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Table 11-9: Summary of Mineral Resources – Effective July 3, 2026

Category	Mineralized Horizon	Area	Tonnage (Mt)	Grade (g/t)				Contained Metal (Moz)
				PdEq	Pd	Au	Pt	PdEq	Pd	Au	Pt
Indicated	H5	North	0.2	5.03	0.27	2.22	0.04	0.03	0.00	0.01	0.00
		Main	18.3	5.24	0.58	2.16	0.07	3.09	0.34	1.27	0.04
	H3	North	3.9	3.42	0.43	1.38	0.05	0.43	0.05	0.17	0.01
		Main	39.0	3.02	0.81	1.02	0.06	3.79	1.01	1.27	0.07
	H0	North	18.8	2.64	2.13	0.16	0.15	1.60	1.29	0.10	0.09
		Main	73.3	2.57	2.07	0.15	0.16	6.06	4.87	0.35	0.39
	Total Indicated	All	153.6	3.04	1.53	0.65	0.12	15.00	7.57	3.19	0.60

Inferred	H5	North	34.9	3.90	0.61	1.52	0.06	4.38	0.68	1.71	0.07
	H3	North	13.8	3.42	1.16	1.01	0.11	1.51	0.51	0.44	0.05
		Main	39.1	3.19	0.78	1.11	0.05	4.01	0.99	1.39	0.06
	H3_L1	North	0.1	3.64	0.51	1.46	0.04	0.01	0.00	0.01	0.00
		Main	8.3	3.17	0.95	1.01	0.07	0.85	0.25	0.27	0.02
	H0	North	15.1	2.52	1.92	0.21	0.14	1.22	0.93	0.10	0.07
		Main	66.2	2.59	2.06	0.17	0.16	5.51	4.38	0.35	0.33
	Total Inferred	All	177.5	3.07	1.36	0.75	0.11	17.49	7.75	4.28	0.60

Notes:

1.	The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources, which are consistent with CIM (2014) definitions.

2.	The Mineral Resource estimate is reported on a 100% ownership basis.

3.	Mineral Exploration Licences MEL 2007-01, MEL 2012-25, and MEL 2021-10 that comprise the Project are 100% owned by Major Precious Greenland A/S (MPG), which is 80% owned by Greenland Mines Ltd. (GRML) and 20% owned by Intrusion Precious Metals Corp. (IPMC). MEL 2007-01 covers the Skaergaard Intrusion, the main host of the Skaergaard deposit. Areas ‘North’ and ‘Main’ are separated by the northern lateral moraine of the Forbindelses Glacier, at approximately 7,563,500N

4.	Mineral Resources are reported on an in situ basis, applying factors for mining dilution, mining losses, and process losses. Net Smelter Return (NSR) calculations assume underground mining costs of US$32.17/t, processing costs of US$35/t, and general and administration (G&A) costs of US$16.67/t. NSR is calculated using the formula NSR Value = (91.83 * g/t Au) + (40.68 * g/t Pd) + (42.63 * [g/t Pt).

5.	Mineral Resources are reported at an NSR cut-off value of US$84 per tonne.

6.	Mineral Resources are estimated using long-term prices of US$3,500/oz Au, US$1,725//oz Pd, and US$2,100/oz Pt, and assume metallurgical recoveries of 86% Pd, 89% Au, and 80% for Pt, and standard commercial terms for a precious metals concentrate.

7.	A minimum mining width of 2.0 m was used. NSR for thicknesses less than 2.0 m was factored to 2.0 m to represent dilution.

8.	PdEq grades were calculated using the formula PdEq (g/t) = g/t Pd + (2.258 * g/t Au) + (1.048 * g/t Pt).

9.	Reasonable prospects for economic extraction (RPEE) were satisfied by constructing polygons using blocks above the NSR cut-off value for thicknesses greater than 2.0 m and NSR cut-off value factored to 2.0 m to represent dilution where thicknesses are less than 2.0 m. RPEE included a visual check on the geometry and spatial continuity of the mineralization.

10.	The Main area includes material south of the northern edge of the Forbindelses Glacier and under the glacier, and the North area includes material to the north of the Forbindelses Glacier.

11.	Bulk density is 3.12 t/m3.

12.	Numbers may not add due to rounding.

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11.14.1 Sources of Uncertainty

SLR considers that the two main sources of uncertainty in the Mineral Resource model are likely to arise from uncertainties around the frequency of 10 m to 20 m faulted offsets south of the glacier, and the frequency and volume of mafic dyke material across the intrusion. Faulted offsets of the mineralized horizon appear to be more of a concern for future underground mining, and likely have little or no impact on the global tonnage or grade. The dyke volumes have been extrapolated over long distances at a single orientation by extending drilled intercepts east-west and up and down, but are not tied to mapping at present. The QP recommends that dyke material on the surface be mapped and extended into the model at the mapped orientations.

Grade uncertainty remains at approximately 300 m drill spacing, but the nature of the deposit shows very good consistency in layer thickness and grades from hole to hole. An approximately 150 m spacing in future programs would contribute to this understanding of continuity.

As shown in the NSR sensitivity in the next subsection, the deposit tonnage is also sensitive to cut-off values between US$60 and US$125 per tonne.

11.14.2 NSR Sensitivity to Metal Prices

SLR generated metal price sensitivity analyses for three cases. Metal prices for the three cases are shown in Table 11-10. The Mineral Resource is reported using the base case. The low and high cases were evaluated for illustrative purposes and do not represent alternative Mineral Resource estimates.

The available volume was held constant by using category distance criteria only, reporting inside the mineralized horizons, so the tonnages involved are slightly different from the MRE volume as COG and thickness constraints are not used for this exercise. A grade-tonnage plot of NSR sensitivities for the three metal price cases is shown for the cases excluding and including Inferred Resources in Figure 11-11 and Figure 11-12, respectively. The figures demonstrate that overall tonnages are sensitive to cut-off grade, and that the High metal price case could sustain up to an approximately US$110/t NSR cut-off grade without decreasing the available tonnage.

Sensitivity cases are reported using an NSR cut-off grade of US$84/t. Block NSR values for the cases are calculated using the following formula:

NSR Value (High Case) = (134.92 * g/t Au) + (42.81 * g/t Pd) + (44.53 * g/t Pt)

NSR Value (Medium Base Case) = (91.83 * g/t Au) + (40.68 * g/t Pd) + (42.63 * g/t Pt)

NSR Value (Low Case) = (78.47 * g/t Au) + (40.55 * g/t Pd) + (42.5 * g/t Pt)

Table 11-10: Metal Price Sensitivity Cases

Metal	2022 Historical US$/oz	2026 Low US$/oz	2026 Med: BASE CASE US$/oz	2026 High US$/oz
Au	1,800	3,000	3,500	5,100
Pd	1,725	1,725	1,725	1,800
Pt	1,250	2,100	2,100	2,175

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Figure 11-11: NSR Cut-off Grade (US$/t) Sensitivity Excluding Inferred Material

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Figure 11-12: NSR Cut-off Grade (US$/t) Sensitivity Including Inferred Material

11.14.3 Comparison with Previous Estimate

As in the historical 2022 MRE, the 2026 Mineral Resource update focuses on Pd, Au, and Pt as the precious elements of primary economic interest. The updated Mineral Resource uses the same geological model, grade interpolation conventions and block model schema as the 2022 MRE. The 2026 MRE expresses combined value in terms of NSR value, but retains the PdEq grade column for comparative purposes. This helps make valid comparisons between the 2022 and 2026 Mineral Resource models.

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The final updated 2026 MRE chiefly incorporates updated cost assumptions and metal prices. For 2026, SLR elected to change the COG from PdEq to NSR, using the NSR values of the blocks to determine mineralization and waste rather than the PdEq grades. The new MRE shows approximately 4% less Indicated Resource tonnage, and 14% less Inferred Resource tonnage relative to the 2022 MRE (Table 11-11). However, increased metal prices (particularly gold) lead to an increase in PdEq equivalent ounces relative to 2022 of approximately 31% more PdEq ounces in Indicated Resource, and 24% more PdEq ounces in Inferred Resources:

Updated material classification with the new US$84/t NSR COG, drill hole spacing, and 2.0 m effective minimum thickness criteria results in similar Mineral Resource classification boundaries (Figure 11-13).

Table 11-11: Net Percent Changes from Historical 2022 MRE

Class	Horizon	Mass	Average Value				Material Content
			PdEq	Pd	Au	Pt	PdEq	Pd	Au	Pt
		diff Mt %	diff g/t %	diff g/t %	diff g/t %	diff g/t %	diff moz %	diff moz %	diff moz %	diff moz %
Indicated	H5	51%	84%	-3%	6%	9%	177%	46%	61%	64%
	H3	-3%	59%	-5%	7%	-3%	55%	-8%	4%	-6%
	H0	-10%	13%	3%	-1%	2%	1%	-7%	-11%	-8%
	All	-4%	36%	-3%	22%	-2%	31%	-6%	18%	-5%
Inferred	H5	-9%	56%	-2%	-9%	-7%	42%	-11%	-18%	-16%
	H3	-3%	72%	-11%	38%	-6%	67%	-13%	34%	-9%
	H3_L1	8%	61%	-2%	15%	-3%	73%	5%	24%	4%
	H0	-22%	20%	8%	26%	0%	-7%	-17%	-2%	-23%
	All	-14%	44%	-2%	20%	-6%	24%	-15%	4%	-19%

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Figure 11-13: 2022 MRE vs. 2026 MRE Classification Changes

2022
2026
H5
H3
H3_L1
H0
N
Plan Views
0 1 2 3 4 5
Kilometres
Legend:
Indicated Mineral Resource
Inferred Mineral Resource
Unclassified Material
SLR
Greenland Mines Ltd.
Skaergaard Project
Greenland
2022 VS 2026 MRE
Classification Changes

Source: SLR 2026.

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12.0 Mineral Reserve Estimates

There are no Mineral Reserves on the Skaergaard deposit.

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13.0 Mining Methods

This section is not applicable.

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14.0 Processing and Recovery Methods

This section is not applicable.

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15.0 Infrastructure

This section is not applicable.

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16.0 Market Studies

This section is not applicable.

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17.0 Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

This section is not applicable.

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18.0 Capital and Operating Costs

This section is not applicable.

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19.0 Economic Analysis

This section is not applicable.

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20.0 Adjacent Properties

Conico Ltd. (Conico), a mining company listed on the ASX under the CNJ stock ticker, holds two active licences, covering 4,521 km2, adjacent to the Project. Conico’s focus is on the early-stage exploration of the Ryberg Project, where sulphide mineralization is associated with mafic/ultramafic intrusions. Reported geochemical analyses indicate the presence of copper, palladium, and gold, as well as nickel, cobalt, and platinum. Drill-ready targets have already been identified utilizing a combination of high-resolution geophysics and geochemistry (Conico website 2026).

In addition, Bright Star Resources Ltd (Bright), a private company registered in England and Wales with company number 12182184, was granted an active Exploration Licence on September 16, 2020 (GEUS). The licence covers 86 km2 and is located adjacent to Skaergaard. No other public information is available on the Bright property.

SLR has not independently verified this information, and this information is not necessarily indicative of the mineralization at Skaergaard. SLR notes that the Skaergaard Intrusion is wholly contained within the Mining Exploration Lease controlled by GRML.

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21.0 Other Relevant Data and Information

No additional information or explanation is necessary to make this TRS understandable and not misleading.

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22.0 Interpretation and Conclusions

SLR QP offers the following conclusions.

22.1 General

●	The Skaergaard Intrusion is an example of a layered mafic igneous complex with stratiform PGE-Au and iron–titanium (Fe-Ti) oxide mineralization. The Skaergaard Intrusion is exposed over an area of 70 km², with approximate dimensions of 7.5 km (east-west) and 11 km (north-south). It has a tabular, sill-like, bowl-shaped geometry, which dips southwards between 18° and 30°.

o	The Layered Series is subdivided petrographically into the Upper, Middle, Lower, and Hidden zones. Within the upper 90 m of the Middle Zone is the Triple Group, which is a rhythmically banded plagioclase-augite-titanomagnetite-ilmenite cumulate consisting of interbanded leucocratic and melanocratic gabbro layers. All known PGE mineralization is associated with the Triple Group that thickens towards the centre of the intrusion and shows a greater concentration of Fe-Ti oxide layers towards the margins.

●	The drilling, surveying, core collection, transport, logging, sampling, quality assurance and quality control (QA/QC), and security procedures meet industry standards and are of sufficient quality to support a Mineral Resource estimate.

●	There are no known drilling, sampling or recovery factors that could materially impact the accuracy and reliability of the MRE results.

22.2 Exploration

●	The summer 2021 program of 7,787 m of drilling in 32 DDH, and four channel samples affirmed significant grades across the main part of the deposit under the glacier, and expanded classified material at the west and east margins, and to the north. This information was used in the 2022 MRE which included updates in mineral horizon selection interpretation, horizon thickness statistics, glacial bathymetry, and a change to physical dyke modelling.

●	Further exploration could extend to the limits of the mineralized Triple Group horizons inside the boundaries of the Skaergaard Intrusion, which is likely also constrained by the Marginal Border Series rock. Further drilling could increase the Inferred Mineral Resource, upgrade current Inferred Mineral Resources to Indicated Mineral Resource material, further define high and low grade areas of mineralization, and delineate barren dyke material more accurately.

22.3 MRE

●	An updated 2026 MRE was prepared by SLR, using DDH and channel sample data generated by MPM and its predecessors to create an updated block model. The MRE is based on information provided from 93 DDH and 30 channel samples, totalling 42,050 m of diamond drilling and 1,409 m of channel sampling, completed between 1989 and 2021. The MRE also includes the results of the 2020 SLR resampling of most of the 2011 core.

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●	The updated MRE, with an effective date of July 3, 2026, consists of:

o	Indicated Mineral Resources of 153.6 Mt at a grade of 3.04 g/t PdEq containing 15.0 Moz of PdEq

o	Inferred Mineral Resources of 177.5 Mt at a grade of 3.07 g/t PdEq containing 17.5 Moz PdEq.

●	The 2026 MRE includes updates to metal price and mining cost assumptions, and changes to NSR cut-off value reporting along with updated classification extents based on the new parameters.

●	The 2026 Mineral Resources are estimated using long-term prices of US$3,500/oz Au, US$1,725/oz Pd, and US$2,100/oz Pt, and assume metallurgical recoveries of 86% Pd, 89% Au, and 80% for Pt, and standard commercial terms for a precious metals concentrate, and assumes an underground mining scenario.

●	The 2020 resampling program results for palladium, gold, and platinum are of sufficient quality to support Mineral Resource estimation as incorporated into the Mineral Resource database. The QP notes that statistical analyses showed results close to those of the original assays, suggesting that grades are fairly uniform and repeatable.

●	The bulk density review indicates that density would be more appropriately set at the gabbro average of 3.12 g/cm3 for the purposes of the Mineral Resource estimate.

22.4 Geological Model

●	SLR has produced a wireframe model of the geology of the Skaergaard deposit, using sectional information, drilling, and mapping.

●	SLR has produced a wireframed interpretation of the L0 through L3 leucocratic gabbro marker horizons of the Triple Group, using the drill data and the new PhotoSat data.

●	SLR has modelled four of the mineralized horizons, H0, H3L1, H3, and H5, using the light-coloured (leucocratic) horizon interpretation as a positional guide.

●	The primary dyke orientation and thicknesses run approximately east-west, and the secondary orientations run approximately north-south in a perpendicular fashion. These dykes show extensive continuity and persistent thicknesses in both vertical and lateral dimensions, and crosscut the leucocratic L0-L3 horizons in outcrop north of the Forbindelses Glacier. The camp area likely over-represents barren dyke material, which may in part explain the lower camp elevations.

●	SLR has produced a semi-quantitative physical model of the dominant east-west trending mafic dykes.

●	There is a good correlation between low magnetic susceptibility readings and leucocratic gabbros.

22.5 Topography

●	For 2021, MPM procured 0.5 m Landsat topography data and imagery covering the Skaergaard Intrusion and adjacent area around Miki’s Fjord from PhotoSat. The relative horizontal accuracy of PhotoSat's precision orthophotos is generally better than 50 cm over distances of 10 km. For elevation, the root mean square error (RMSE) of the PhotoSat survey is 15 cm.

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22.6 Collar Surveys

●	Original borehole coordinates, collar elevations, and depths drilled from the surface of the Forbindelses Glacier are based on historical surveying. This glacier has significantly receded since 1989.

●	In July 2011, a total of 39 drill holes and two channels were surveyed with real-time kinematic positioning (RTK-GPS) equipment by Asiaq Greenland Survey (Asiaq). The remaining 32 historical DDH and 24 historical channels were not located and not resurveyed.

●	In August and September 2021, Asiaq surveyed all drill hole collars and channels completed in the 2021 field season. Asiaq also established a new fixed point on Kraemer Island, which can be used for future survey work.

●	The distance between topographic surface and current collar elevations is generally between 5 m and 10 m above the topographic surface but is often ± 5 m. The distance between topographic surface and pre-2011 collar elevations is generally within ± 5 m but can be up to ± 35 m in holes with a D* prefix. The QP considers that this leads to some waviness in the mineralized horizons but does not materially affect the MRE.

22.7 Downhole Surveys

●	Nine 2021 holes lack good-quality downhole survey data but likely have similar deviation to the other 2021 holes at depth, given the consistency of the rock package and relative lack of structure. In addition, the 300 m to 600 m spacing of the holes outweighs any positional change in horizons resulting from hole deviation. The broad spacing of the drilling and the consistent dip results of planned dips offset concerns about this downhole survey data.

●	The poor downhole survey QC on some of the 2021 drill holes would not have a material impact on the MRE.

22.8 Channels

●	Using updated PhotoSat topography data and new imagery in the context of the updated geology and mineralization interpretation, SLR has repositioned the unsurveyed channel samples north of the Forbindelses Glacier with sufficient confidence to classify Inferred Mineral Resources in the area.

●	The excellent work done in surveying the extant historical channels with handheld GPS and photographing them shows that SLR’s 2021 historical channel repositioning was accurate in a general sense, but samples may be at lower elevation on the west side of the outcrop. Sample lengths and surveyed lengths, and azimuths do not agree with the historical samples in the SLR database. Historical channels do not support any classification above Inferred Mineral Resource.

●	The 2021 channel sampling contributes to the interpretation of the mineralized horizons, but handheld GPS pickups of pre-2011 samples correlate poorly with historical lengths, positions, and orientations.

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22.9 Database

●	The database is currently composed of several separate components, which were assembled and exported to the Mineral Resource database, and is not currently warehoused in an industry-standard geological information management system (GIMS).

22.10 QA/QC and Assay Verification

●	Sample preparation and analysis workflows and practices are sufficient to support an updated MRE.

●	QA/QC information is limited for drilling and sampling data prior to 2000, but relatively complete for 2008 to 2011 information in the Mineral Resource database. SLR reviewed available QA/QC reports and did not identify any significant issues. QA/QC programs, as designed and implemented by the prior owners, were based on industry-standard practices at the time.

●	Historical assay certificate information is also limited for drill data prior to 1990. This impacted the verification of the assays in the Mineral Resource database. SLR’s verification of the available certificate data did not show any significant discrepancies.

●	The QA/QC program implemented for the 2021 field program meets industry standard practice, and no significant contamination or bias was identified. In SLR’s opinion, however, for future drilling programs, the current certified reference materials (CRM) should be reviewed to ensure that the sample matrix is suitable for the mineralization at Skaergaard.

●	The information contained in the Mineral Resource database is of sufficient quality to support the Mineral Resource estimate.

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23.0 Recommendations

23.1 Summary of Recommendations

SLR QP offers the following recommendations.

23.1.1 Exploration

1	To confirm historical drilling and potentially define additional Inferred and Indicated Mineral Resources, fan drill holes through the down-dip extension south of the Forbindelses Glacier, where it is possible to install drill pads in the rugged terrain.

2	Carry out additional drilling at the western margin to increase the Inferred Mineral Resource, upgrade current Inferred Mineral Resources to Indicated, further define high-and low-grade areas of mineralization, and delineate barren dyke material more accurately.

3	Using different dips, redrill holes where drilling has intersected barren dyke material.

4	Investigate the potential of titanium, vanadium, gallium, and other metals for their potential extractive value in underground or surface bulk mining studies.

5	Drill the remainder of the 300 m spaced holes, then move to deeper holes on the west side to validate the 1990 and 1994 drill holes.

6	Drill the main shallow part of the deposit at 150 m spacing to ensure that the assessment of low spatial grade variability is correct for an Initial Assessment (IA) level study.

7	Perform a mapping program over Skaergaard, possibly incorporating aerial drone photos, to appraise the dykes.

8	Carry out a program that would incorporate denser drill spacing, study of an initial pilot open pit and transition to underground mining, field reviews of historical drill collar locations, geological and structural mapping, and resampling of surface mineralization to confirm the continuity of the mineralization and potential extensions, as well as the implementation of environmental and social baseline studies, metallurgical test work, for completion of an IA, at an approximate cost of US$15 million.

23.1.2 MRE

1	Investigate other mining scenarios, including open pit and underground bulk mining with potentially lower cut-off grades.

2	Investigate the potential underground bulk mining viability of a thicker H0 horizon selected using a lower NSR cut-off grade.

3	Perform thorough geotechnical investigation to characterize rock and rock mass strength pertinent to mine and infrastructure design, including:

a)	Geotechnical mapping of outcropping mineralized and surrounding horizons

b)	More thorough geotechnical borehole logging, sufficient to assign Q and/or RMR characterizations

c)	Sample collection for geotechnical laboratory testing (UCS, Triaxial etc.)

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23.1.3 Geology

1	Continue investigation into using magnetic susceptibility (possibly confounded by dyke material) to roughly locate the stratigraphic position of mineralized horizons, both to position sampling and to help correlate mineralized horizons from hole to hole.

2	Use trace element data to help correlate horizons in future models.

3	Update the geological model with projections of the Marginal Border Group.

4	Further refine the bathymetry of the ocean in the Mineral Resource model volume.

5	Conduct further mapping, reconnaissance and aerial photography work to understand dyke distribution and orientations.

6	Harmonize MRE horizon nomenclature with stratigraphic nomenclature in the next MRE.

23.1.4 Topography

1	Obtain an air photograph in late summer when there is minimal snow cover.

23.1.5 Collar Surveys

1	Retain a GIS professional to review the collar positions to ensure that the correct datums and conversions are used for each hole position.

23.1.6 Downhole Surveys

1	Retain a dedicated geological technician for subsequent drill programs to check the orientation of each hole before drilling and perform the continuous downhole surveys at drilling completion as a QC check and superseding survey to those performed during drilling.

23.1.7 Channels

1	Collect additional channel samples to support existing channel information, where safely achievable.

23.1.8 Database

1	Digitize historical hard copy density data.

2	Migrate the Skaergaard database to an industry-specialized geodatabase software package which includes validated imports for log, survey, and assay information.

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3	Update the Project database with separate PGE-Au and trace element tables based on different assay priorities in the compiled, overlapping raw assay table.

4	Perform a full database compilation from the various historical and current source components in different formats, and then migrate the datasets to an industry-standard GIMS prior to the next MRE. All available densities should be incorporated into a separate table.

5	Complete an exhaustive search of all compiled files and reports, including internal report appendices, for more assay certificates, and audit any additional found information against the historical sample ID and grade information contained in the Project database, ensuring that certificate records exactly match those of the database.

6	Review/relog extant core where data, e.g., lithology, is missing.

7	Centralize the drill core to one secured location, to achieve a complete and coherent physical database for the deposit.

23.1.9 QA/QC and Assay Verification

1	Relog or check-log any extant drill core. Locate and investigate unsampled intervals for core sampling.

2	Consider searching for and assaying unsampled intervals in the extant core located in various places.

3	Continue to review all CRMs for appropriateness, and source an alternative mid-grade platinum and palladium CRM with a more appropriate matrix for future drill programs.

4	Complete incorporation of multi-element assays into the Mineral Resource database in Leapfrog, in order to perform various internal studies and to determine correlations between other elements and mineralization/stratigraphy.

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23.2 Proposed Program and Budget

In SLR’s opinion, Skaergaard is in a prospective geological environment and further exploration is warranted. PGE-Au mineralization has been delineated by previous drilling and historical exploration. The continued application of modern-day exploration techniques focusing on diamond drilling, are recommended to confirm the width, length, and grades of mineralization at the Project followed by an updated Mineral Resource estimate and IA using updated metal price forecasts to determine potential for eventual economic extraction. SLR concurs with the proposed work as noted below.

23.2.1 Program for IA and Support Work Toward PFS

The primary objectives of the program proposed by GMRL are to advance the Project with environmental and social baseline studies, as well as additional metallurgical test work, working towards a Pre-feasibility Study (PFS). DDH locations would be proposed based on the results of the Mineral Resource estimate 2026.

The program proposed by GRML would also be to advance the Project by upgrading Indicated Mineral Resource into Measured Mineral Resource; Inferred Mineral Resources into Indicated Mineral Resources, and define the Mineral Resource potential for an initial pilot open pit at the east side of the Forbindelses Glacier close to Miki’s Fjord. This would be followed by underground mining which also will be supported by the data obtained by this program.

GRML should also assess potential credits in other potential payables, such as iron, titanium, vanadium, gallium, and other metals, to increase the mineable widths of the mineralized horizons.

GRML’s exploration and resource expansion program would include diamond drilling to upgrade Mineral Resource classes, as well as for metallurgical test work purposes. Metallurgical test work will analyze a representative set of extant available drill core from GRML’s drilling as well as blasted bulk material at surface. SLR and others will assist GMRL with the metallurgical evaluation of material from the Project and flowsheet development to ultimately support a PFS for the Project. The work will include a review of previous test work reports and the development of a test work program. The objective of the test work program will be to confirm a flowsheet that can be taken forward into the next phase of test work to support a PFS, which would further involve optimization of test (processing) conditions and variability test work.

Following the 2026 MRE, the DDH locations would be positioned to maximize the geological certainty and analytical opportunity for geotechnical and metallurgical study. Additional tasks would include field reviews of historical drill collar locations, geological and structural mapping, and resampling of surface mineralization to confirm the continuity of the mineralization and potential extensions, as well as the implementation of environmental and social baseline studies, metallurgical test work, and completion of an IA.

Details of the proposed program are proposed in Table 23-1 with a total budget of approximately US$15 million.

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Table 23-1: Proposed Program and Budget

Item / Detail	Estimated Cost
(US$000)
Logistics and Administration
Mobilization/Demobilization	385
Helicopter Support	775
Supplies and Communications	200
Air/Sea Transport and Ship Accommodations	1,550
Camp Logistics Personnel	200
Sub-Total Logistics and Administration	3,110

Drilling
Resource Uplift and Metallurgical Drilling (10,000 m @ ~US$775/m)	7,750
QA/QC Materials and Supplies	125
Shipping	200
Professional Personnel (Geologists, Geotech, Surveying)	450
Sampling Preparation and Analyses	775
Sub-Total Drilling	9,300

Studies
Environmental and Social Baseline Studies	500
Metallurgical Testing and Assistance	1,000
Updated Mineral Resource Estimate	200
Initial Assessment (IA)	400
Preliminary Feasibility Study (PFS) Support Work	500
Sub-Total Studies	2,600

Proposed Program Total	15,010

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24.0 References

Anderson et al. 1998. The Triple Group and Platinova gold and pallidum reefs in the Skaergaard Intrusion; stratigraphic and petrographic relations. Economic Geology, v93, p448-509

Arctic Today: https://www.arctictoday.com/a-controversial-greenland-mining-project-has-passed-a-key-regulatory-hurdle-and-heads-for-public-comment.html

Bird, D.K., Brooks, C.K., Gannicott, R.A., and Turner, P.A., 1991, A Gold Bearing Horizon In The Skaergaard Intrusion, East Greenland. Economic Geology Vol. 86, 1991, pp. 1083-1092Canadian Institute of Mining, Metallurgy and Petroleum (CIM), 2014, CIM Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council on May 10, 2014.

Conico Ltd. 2021. https://www.conico.com.au/projects/greenland-ryberg/

Douglas, S. 2018 to 2020, 2017 to 2019. Audited Financial Statements for Exploration Licence No. 2007/01 and Exploration Licence No. 2012/25. Prepared for Platina Resources Limited by Bentleys Brisbane (Audit) Pty Ltd

Geological Survey of Denmark and Greenland. Ministry of the Environment. 2007. V, Ga and Ge in Skaergaard PGE Ore. Determination of vanadium content of titanomagnetite and gallium and germanium in rock forming minerals from the Au-PGE reef in the Skaergaard Intrusion.

GEUS. 2020. Geological Survey of Denmark and Greenland (GEUS) and the Ministry of Mineral Resources under the Government of Greenland (MMR), Graphical Information System Portal, http://maps.greenmin.gl/

Major Precious Metals Corp. 2021. Skaergaard Project 2021, Sampling and Shipping Procedures and Guidelines for Diamond Drill Core.

McBirney, A.R. 1989. Geological map of the Skaergaard intrusion, est Greenland, 1:20,000: Department of Geology, University of Oregon.

Mining See: https://www.miningsee.eu/mining-in-greenland-environmental-frontline-of-global-warming/

Naalakkersuisut government: https://govmin.gl/about-us/organizational-structure/

Nielsen T.F.D. 2006. A world class deposit in the Skaergaard intrusion. Geological Survey of Denmark and Greenland Fact sheet No. 13 Greenland Mineral Resources.

Per, K. 2015. Greenland Mineral Occurrence Map, Occurrence data sheet GEUS Occurrence id: 17

Platina Resources Limited. 2019. Skaergaard Scoping Study.

Roscoe Postle Associates Inc. 2005. Technical Report on the Mineral Report on the Mineral Resource Estimate for the Skaergaard PGM-Au-Fe-Ti Deposit, Greenland Prepared for Skaergaard Minerals Corporation.

SLR. 2021. Technical Report on the Skaergaard Project, Southeastern Greenland, Report for NI 43-101. Prepared for Major Precious Metals Corp., May 25, 2021.

SLR. 2022. Technical Report on the Skaergaard Project, Southeastern Greenland, Report for NI 43-101. Effective Date: November 22, 2022. Prepared by SLR Consulting (Canada) Ltd. For Major Precious Metals Corp. November 30, 2022.

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Snowden. 2012. Resource Estimate on the Platina Resources Skaergaard Project

Space Daily: https://www.spacedaily.com/afp/210217014753.q51vnpxn.html

SRK Consulting. 2008. Scoping Study on the Skaergaard Deposit, Greenland

SRK Consulting. 2019. Scoping Study

Steffen, Robertson and Kirsten (UK) Ltd (SRK). 2004. A technical Report Supporting an Inferred Mineral Resource for the Skaergaard Project, Eastern Greenland (May 2004).

TRT World: https://www.trtworld.com/magazine/mining-project-triggers-political-turmoil-in-greenland-44254

Wardell Armstrong International Ltd. (WAI). 2013. Updated Resource Estimate for the Skaergaard PGM-Au-Fe-Ti Deposit, Eastern Greenland for Platina Resources Limited.

Yahoo News: https://news.yahoo.com/mining-fuels-greenland-dreams-independence-014749940.html

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25.0 Reliance on Information Provided by the Registrant

This TRS has been prepared by SLR for GRML. The information, conclusions, opinions, and estimates contained herein are based on:

●	Information available to SLR at the time of preparation of this TRS.

●	Assumptions, conditions, and qualifications as set forth in this TRS.

●	Data, reports, and other information supplied by GRML and other third party sources.

For the purpose of this TRS, SLR has relied on ownership information provided by GRML in a legal opinion by Cyruli Shanks & Zizmor LLP, dated July 13, 2026, entitled ‘Re: Greenland Mines Ltd. Technical Report Summary’. SLR has not researched property title or mineral rights for the Skaergaard Project, as SLR considers it reasonable to rely on GRML’s legal counsel, who is responsible for maintaining this information.

The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from GRML is sound.

Except as provided by applicable laws, any use of this TRS by any third party is at that party’s sole risk.

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26.0 Date and Signature Page

This report titled “S-K 1300 Technical Report Summary, Skaergaard Project, Greenland” with an effective date of July 3, 2026 was prepared and signed by:

(Signed) SLR Environmental Consulting (Ireland) Ltd

Dated at Dublin, Ireland
July 13, 2026	SLR Environmental Consulting (Ireland) Ltd

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